 Exhibit 10.17

EXECUTION VERSION

FACILITY AGREEMENT

dated as of April 24, 2020

by and among

ADC THERAPEUTICS SA,
as the Borrower,

the other Loan Parties party hereto from time to time,

the Lenders

and

DEERFIELD PARTNERS, L.P.,
as agent for itself and the Secured Parties

IF THE LOANS ISSUED UNDER THIS INSTRUMENT ARE CONSIDERED TO BE DEBT FOR U.S. FEDERAL INCOME TAX PURPOSES, SUCH LOANS WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986.

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Annexes

Annex A	Initial Convertible Loan Amount and Subsequent Convertible Loan Commitment
Annex B	Agreed Security Principles

Schedules
Schedule 2.3	Closing Date Lenders, Wire Instructions and Notice Information
Schedule 3.8	Ownership of Real Estate and Personal Property
Schedule 3.9	Intellectual Property
Schedule 3.10	Tax Matters
Schedule 3.16	ERISA
Schedule 3.17	Borrower’s Subsidiaries
Schedule 3.18	Stock Options and Related Agreements
Schedule 3.19	Material Agreements
Schedule 3.20	Use of Proceeds; Margin Stock
Schedule 3.21	Environmental Matters
Schedule 3.23	Labor Relations
Schedule 3.24	Jurisdictions of Organization; Chief Executive Office
Schedule 3.25	Deposit and Other Accounts
Schedule 3.28	Securities Law and Principal Markets Matters
Schedule 3.31	FDA Notices
Schedule 3.32(c)	Registrations
Schedule 3.32(f)	Non-Routine Inspections
Schedule 7.3(a)	Existing Liens
Schedule 7.5(a)	Existing Indebtedness
Schedule 7.6(e)	Existing Investments

Exhibits

Exhibit A	Form of Convertible Note (Initial Convertible Loan Disbursement)
Exhibit B	Form of Perfection Certificate
Exhibit C	Form of Initial Convertible Loan Disbursement Request
Exhibit D	Closing Checklist
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Assignment and Assumption
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Subsequent Convertible Loan Disbursement Request
Exhibit J	Agreed Subordination Terms

FACILITY AGREEMENT

This FACILITY AGREEMENT (this “Agreement”), dated as of April 24, 2020, is entered into by and among ADC THERAPEUTICS SA, a Swiss société anonyme (the “Borrower”), the other Loan Parties (as defined below) party hereto from time to time, the lenders set forth on the signature page of this Agreement (together with their successors and permitted assigns, the “Lenders”), DEERFIELD PARTNERS, L.P., a Delaware limited partnership, as agent for itself and the other Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Agent,” and, together with the Lenders, the Borrower and the other Loan Parties party hereto, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders, on a several but not joint basis, extend certain convertible term and subsequent disbursement convertible term loans to the Borrower to provide funds necessary to (a) fund ongoing or planned clinical trials and preclinical studies, (b) fund the commercialization efforts for any current or future product candidates, (c) provide funds for the Borrower’s working capital and general corporate purposes and (d) pay a portion of the charges, costs and expenses related to the foregoing and entering into this Agreement and obtaining the Loans contemplated hereby, in each case subject to the terms and conditions set forth in this Agreement;

WHEREAS, it is a condition to the Lenders’ willingness to provide such Loans that the Borrower secure all of the Obligations by granting to Agent, for the benefit of the Secured Parties, a first priority perfected Lien upon the Collateral (subject to Permitted Liens and in accordance with the Agreed Security Principles); and

WHEREAS, each of the Loan Parties is willing to guaranty all of the Obligations, and to grant to Agent, for the benefit of the Secured Parties, a first priority perfected Lien upon the Collateral (subject to Permitted Liens and in accordance with the Agreed Security Principles), including all of the issued and outstanding Stock of its direct Subsidiaries that is owned by a Loan Party.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1          General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person and (b) the acquisition (by merger, consolidation or otherwise) of in excess of fifty percent (50%) of the Stock of any Person or otherwise causing any Person to become a Subsidiary of the Borrower.

“Acquisition Consideration” means, in respect of any Acquisition, the total consideration paid or payable (including, but without duplication, all transaction costs, Indebtedness incurred, assumed and/or reflected on a consolidated balance sheet of the Loan Parties and their Subsidiaries such Acquisition and the maximum amount of all deferred payments, including earn-outs) in respect of such Acquisition.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly (a) controls, or is controlled by, or is under common control with, such Person; or (b) is a general partner, manager or managing member of such Person. Without limiting the foregoing, a Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, the power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Unless expressly stated otherwise herein, no Secured Party shall, for the purposes of this Agreement or any of the other Facility Documents, be deemed an Affiliate of the Borrower, any other Loan Party or any of their respective Subsidiaries. With respect to a Lender, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Lender shall, for purposes hereof, be deemed to be an Affiliate of such Lender.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agent Fee Letter” means that certain fee letter, dated as of the date hereof, between the Agent and the Borrower.

“Agreed Disclosure Process” has the meaning set forth in Section 6.17(e).

“Agreed Security Principles” means the principles set out in Annex B.

“Agreed Subordination Terms” means the subordination terms set forth in Exhibit J.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 3.27.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.27.

“Applicable Laws” means, with respect to any Person, the common law and any federal, provincial, state, territorial, cantonal, communal, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions or decrees (including administrative or judicial precedents or authorities) and the official and published interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, including all Health Care Laws and all Applicable Securities Laws, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Applicable Securities Jurisdictions” means the United States and any other jurisdiction in which any Stock or other securities of the Borrower are listed or traded on a securities exchange or over-the-counter market at any date of determination.

“Applicable Securities Laws” means the securities laws (a) in each of the Applicable Securities Jurisdictions (including the Securities Act and the Exchange Act) or (b) otherwise applicable to the offer, issuance, sale or resale of any of the Securities or any other securities of the Borrower.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee, substantially in the form of Exhibit G or any other form reasonably approved by the Agent.

“Authorization” means, with respect to any Person, any permit (including any Regulatory Required Permit), approval, authorization, license, registration, certificate, clearance, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject (including all Registrations), and any supplements or amendments with respect to the foregoing.

“Authorized Officer” means the chief executive officer, the president, the chief financial officer or any executive vice president of the Borrower or any other officer having substantially the same authority and responsibility.

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, New York, New York.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with IFRS, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease or any lease entered into as part of any sale leaseback transaction of any Person, the amount of all obligations of such Person that is (or that would be, if such lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with IFRS.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any United States dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that (A) is organized under the laws of the United States, any state thereof or the District of Columbia, (B) is “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clause (a), (b), (c) and (d) above shall not exceed one year and (f) in the case of investments by any Loan Party that is not organized under the laws of any State of the United States or the District of Columbia and investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (e) above of non-U.S. obligors, which investments or obligors (or the parents of such obligors) have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by such Loan Parties in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (e) and in this paragraph.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veterans Affairs, and all Applicable Laws, rules, regulations, manuals, orders or requirements pertaining to such program.

“CHF” means the legal currency of Switzerland.

“Chinese Partnership” means the transactions contemplated by the Chinese Partnership Agreement.

“Chinese Partnership Agreement” mans that certain Material Transfer and Collaboration Agreement, dated April 11, 2019, by and between the Borrower, Adagene Inc., a Cayman Islands company (“Adagene”), and Adagene, acting on behalf of and for the account of each of its affiliated companies as listed on Annex 7 thereto, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time after the date hereof in a manner not materially adverse to the interests of the Lenders and not otherwise in contravention of this Agreement.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Collateral” has the meaning given to it in each Collateral Document, and in respect of the English Debenture, means each of the assets of a Loan Party that is subject to a Lien thereunder, it being understood and agreed that no Excluded Assets or Excluded Accounts shall constitute Collateral.

“Collateral Documents” means each U.S. Collateral Document, each Swiss Collateral Document, the English Debenture, any subordination or intercreditor agreement entered into by any Secured Party with respect to any Indebtedness or other obligations permitted under the Facility Documents, and each other document or agreement entered into by a Loan Party in order to grant to the Agent, on behalf of the Secured Parties, a Lien on any Collateral of such Loan Party as security for the Obligations, as any of the foregoing may be amended, restated and/or modified from time to time.

“Common Shares” means the common shares, par value CHF 0.064 per share of the Borrower.

“Compliance Certificate” means a certificate, duly authorized by an Authorized Officer of the Borrower, substantially in the form of Exhibit F hereto.

“Control Agreement” means, with respect to (a) any deposit account, securities account, commodity account, securities entitlement or commodity contract maintained in the United States, an agreement, in form and substance reasonably satisfactory to the Required Lenders, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and such Loan Party effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent (for the benefit of the Secured Parties) and (b) with respect to any such account maintained in Switzerland or the United Kingdom, one or more agreements or instruments under the Applicable Law of such jurisdiction granting the Agent, subject to Agreed Security Principles, a first-priority perfected security interest therein.

“Convertible Note” means a promissory note in the form attached hereto as Exhibit A (or as otherwise provided herein), as amended, restated, supplemented or otherwise modified from time to time.

“Convertible Securities” means any securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Shares.

“Conversion Shares” has the meaning set forth in Section 3.18.

“Copyrights” means, collectively, all of the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, unregistered copyright rights, copyright registrations and copyright applications, including those registrations and applications listed in the schedules to any Copyright security agreement entered into pursuant to this Agreement; (b) all renewals of any of the foregoing; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including damages or payments for past, present or future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“DEA” means the Drug Enforcement Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Disbursement” means the Initial Convertible Loan Disbursement and/or Subsequent Convertible Loan, as applicable.

“Disbursement Date” means the date that any Disbursement is funded by the applicable Lenders.

“Disbursement Request” means a written notice substantially in the form of Exhibit C.

“Disposition” mean (a) the sale, lease, license, conveyance or other disposition (including abandonment) of any assets or property (including any sale and leaseback and any transfer or conveyance of any assets or property pursuant to a Division/Series Transaction), (b) the issuance of any Stock by any Loan Party or any Subsidiary of any Loan Party, and (c) the sale or transfer by any Loan Party or any Subsidiary of any Loan Party of any Stock issued to it by any Subsidiary of any Loan Party, and “Dispose” has a correlative meaning.

“Disqualified Lender” means (a) those Persons who are direct competitors of the Borrower or any of its Subsidiaries, in each case, that are separately identified in writing by the Borrower from time to time to the Agent or the Lenders, (b) any controlling Affiliate (other than with respect to such Affiliate at which sufficient customary barriers are in place at such entities regarding not sharing confidential information with respect to the Borrower with the controlled direct competitor of the Borrower) controlled Affiliate of any Person referenced in clause (a) above that is either (i) identified in writing to the Agent and the Lenders by the Borrower from time to time or (ii) reasonably identifiable on the basis of such Affiliate’s name, and (c) any natural person or individual; provided that, in the case of clauses (a) and (b) above, (i) no identification of a Person as a competitor or a controlling or controlled Affiliate of a competitor shall be effective to retroactively disqualify any Person that is, at the time of such identification, already a Lender, and (x) no Person that operates as a brokerage, insurance business, pension fund (or other benefit fund), hedge fund, private equity fund, other investment fund, or investment banking, investment management, investment advisory, lobbying or publishing business, nor (y) any non-profit research or non-profit enterprise nor (z) any investment fund managed by Deerfield Management Company, L.P. or any Affiliate or related fund of any of the Lenders as of the Closing Date, shall constitute a Disqualified Lender, whether or not such Person owns an interest in a competitor or a controlled Affiliate of a competitor; provided, in each case of clauses (x) and (y), sufficient customary barriers are in place at such Person regarding not sharing confidential information with respect to the Borrower with any direct competitor of the Borrower that is a controlled or controlling Affiliate of such Person. Notwithstanding anything to the contrary contained in this Agreement, (a) the Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders and (b) the Borrower (on behalf of itself and the other Loan Parties) and the Lenders acknowledge and agree that no Secured Party shall have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender (it being understood and agreed, however, that each potential Lender shall be required to represent and warrant in the related Assignment and Assumption Agreement that such potential Lender is not a Disqualified Lender) and that the Agent shall have no liability with respect to any assignment or participation made to a Disqualified Lender.

“Disqualified Stock” means any Stock that, by its terms (or by the terms of any security or other Stock into that it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year and one day following the Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event that results in the occurrence of the Facility Termination Date), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in clause (a) above, in each case, at any time on or prior to the date that is one year and one day following the Maturity Date at the time such Stock is issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is one year and one day following the Maturity Date; provided that, if such Stock is issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Division/Series Transaction” means, with respect to the Loan Parties and their Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction.

“Dollar Equivalent” means, which respect to any amount denominated in CHF, the equivalent amount thereof in Dollars as determined at such time on the basis of the Exchange Rate for the purchase of Dollars with CHF.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“DTC” has the meaning set forth in Section 6.16.

“Eligible Market” has the meaning given to such term in the Convertible Notes.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any stock purchase, stock option, stock‑based severance, employment, change‑in‑control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and any other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, under which (A) any current or former employee, director or independent contractor of the Borrower or any of its Subsidiaries has any present or future right to benefits and that is contributed to, sponsored by or maintained by the Borrower or any of its respective Subsidiaries or (B) the Borrower or any of its Subsidiaries has had or has or would reasonably be expected to have any present or future obligation or liability.

“English Debenture” means the Debenture to be entered into by and among the Borrower, the English Loan Party and the Agent on the Initial Convertible Loan Disbursement Date in form and substance reasonably satisfactory to the Agent.

“English Loan Party” means ADC Therapeutics (UK) Limited.

“Environmental Laws” means all Applicable Laws and Authorizations relating to (a) pollution or protection of the environment, (b) any Hazardous Materials activity, or (c) occupational safety and health, industrial hygiene (as they relate to exposure to Hazardous Materials), or the protection of human health or welfare from exposure to Hazardous Materials.

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, collectively, any Loan Party, any Subsidiary of a Loan Party, and any Person under common control or treated as a single employer with, any Loan Party or any Subsidiary of a Loan Party, within the meaning of Section 414(b) or (c) of the Code, and solely with respect to Section 412 of the Code (and other provisions of the Code significantly related thereto (e.g., Sections 430 through 436 of the Code)), under Section 414(m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a “reportable event” described in Section 4043 of ERISA (or, unless the thirty (30)-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, has the meaning set forth in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure by any ERISA Affiliate to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of an Employee Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Applicable Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; or (l) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any Liability upon any ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent.

“EU Regulation” has the meaning assigned to such term in Section 3.35.

“Event of Default” has the meaning set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Rate” means, on any day, with respect to CHF, the rate at which CHF may be exchanged into Dollars, as set forth at approximately 11:00 a.m., New York time, on such date on the Reuters World Currency Page for CHF. If such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to CHF shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agent.

“Excluded Accounts” has the meaning set forth in Section 6.11.

“Excluded Assets” has the meaning set forth in the U.S. Pledge and Security Agreement.

“Excluded Securities Account” means (a) any securities account the proceeds of the securities credited to which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses in the ordinary course of business and (b) any securities account the securities credited to which consist solely of (i) securities held by Borrower or any other Loan Party in trust for any director, officer or employee of Borrower or any other Loan Party or any employee benefit plan maintained by Borrower or any other Loan Party or (ii) securities representing deferred compensation for the directors and employees of Borrower or any other Loan Party.

“Excluded Taxes” means with respect to any Lender, (a) Taxes imposed on (or measured by) such Lender’s net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) any Swiss Federal Withholding Tax imposed on amounts payable to or for the account of such Lender with respect to its interest in a Loan directly as a result of such Lender’s non-compliance with the Swiss Non-Bank Rules (other than due to an assignment or transfer by such Lender following the occurrence and during the continuance of an Event of Default), (c) any Swiss Federal Withholding Tax imposed on amounts payable to such Lender directly as a result of such Lender’s failure to comply with Section 2.4(d), or (d) any United States federal withholding Tax imposed on amounts payable to such Lender under FATCA.

“Exit Charge” has the meaning set forth in Section 2.8(b).

“Facility Documents” means this Agreement, the Guaranty Agreement, the Convertible Notes, the Collateral Documents, any written notices from the Borrower with respect to request of Disbursements under Section 2.1, the Registration Rights Agreement and all other documents, agreements and instruments delivered in connection with any of the foregoing, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Facility Termination Date” has the meaning set forth in Section 2.2(a).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements entered into with respect to the foregoing.

“FCPA” has the meaning set forth in Section 3.27.

“FDA” means the United States Food and Drug Administration, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any entity succeeding to any of its principal functions.

“Final BLA Approval” means issuance of a license by the FDA under the provisions of Section 351(a) of the U.S. Public Health Service Act authorizing the Borrower to introduce or deliver for introduction into interstate commerce loncastuximab tesirine, irrespective of whether such approval is accelerated approval under 21 CFR 601 Subpart E (601.41) or regular approval.

“Forced Conversion” has the meaning given to such term in the Convertible Notes.

“General Permission Conditions” means, in respect of any license, joint venture, agreement, transaction or other arrangement (in any case, an “Arrangement”), that such Arrangement is entered into after the Closing Date at a time when no Default or Event of Default has occurred and is continuing (or would result after giving effect to or consummating such Arrangement) and is (or is pursuant to) an arm’s length transaction (or is more favorable to such Loan Party that is party thereto than an arm’s length transaction) and, with respect to any such Arrangement entered into, or materially amended or changed (including to cover any additional Products, property or assets (or to extend the term thereof except to the extent of any automatic term renewals contemplated under such Arrangement as of the date of entry into such Arrangement)): (i) the Borrower has in good faith determined that such Arrangement (including the terms thereof) is in the best interests (financial and otherwise) of the Loan Parties; (ii) no license or other agreement relating to such Arrangement shall contain an anti-assignment/transfer provision preventing the assignment or transfer of such Loan Party’s rights under any such agreement to the Agent (for the benefit of the Secured Parties) (or any future assignee or transferee (or potential assignee or transferee) thereof) and the Agent (for the benefit of the Secured Parties) receives a first-priority (subject to Permitted Priority Liens) Lien in such Loan Party’s rights therein (subject to Permitted Liens), (iii) such Arrangement shall be entered into in good faith by the applicable Loan Party (or Loan Parties) and shall not be entered into for the purpose of impairing or adversely affecting the Lien of the Agent on the Collateral; (iv) all consideration and other payments received by any of the Loan Parties in connection with such Arrangement shall be solely in the form of cash (and/or, in the case of a license to, or in respect of, a Permitted Joint Venture, Stock of the joint venture entity) or such other forms as the applicable Loan Party determines are beneficial to the Loan Parties in their reasonable business judgment; and (v) any and all cash, Cash Equivalents, royalties, other assets and proceeds or rights received or provided to such Loan Party or any other Person from such Arrangement shall be part of the (and constitute) Collateral, and the Agent (for the benefit of the Secured Parties) shall have a first priority (subject to Permitted Prior Liens) security interest and Lien thereon at all times, subject to Permitted Liens.

“Genmab Agreement” means the Collaboration and License Agreement between ADC Therapeutics Sarl and Genmab A/S, dated June 14, 2013, as in effect on the date hereof and in the form provided to the Lenders prior to the date hereof (as amended as of April 17, 2020, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time after the date hereof in a manner not materially adverse to the interests of the Lenders and not otherwise in contravention of this Agreement).

“Genmab Disposition” means any transaction pursuant to the Divestment Process (as such term is defined in the Genmab Agreement) set forth in the Genmab Agreement.

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210, 211, 820 and any comparable foreign requirements.

“Governmental Authority” means any federal, state, foreign or international government, regulatory or administrative agency, any state or other political subdivision thereof having jurisdiction over the matter or matters and Person or Persons in question or having the authority to exercise executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including any central bank, securities exchange, regulatory body, arbitrator, public sector entity, supranational entity and any self-regulatory body. For the avoidance of doubt, Governmental Authority shall include the SEC, the Principal Market, the Financial Industry Regulatory Authority and any agency, branch or other governmental body, entity or panel charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws, including any Medicare or Medicaid administrators, contractors, intermediaries or carriers. The term “Governmental Authority” shall further include any institutional review board, ethics committee, pricing review board, provincial or territorial formulary, data monitoring committee or other committee or Person with defined authority to oversee Regulatory Matters.

“Governmental Payor” means Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act, any other state or federal health care program and any other Governmental Authority that presently or in the future maintains a Third Party Payor Program.

“Guaranty Agreement” means a Guaranty Agreement, in form and substance reasonably satisfactory to the Required Lenders, to be dated as of the Initial Convertible Loan Disbursement Date and entered into by and among the Agent and the Loan Parties from time to time party thereto.

“Guarantor” means each Subsidiary of the Borrower and each other Person who provides a guaranty of any of the Obligations under the Guaranty Agreement or other Facility Document, including pursuant to a joinder agreement thereto.

“Hazardous Material” means (a) any radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, petroleum and petroleum by-products and derivatives and (b) any other chemical, material or substance, waste, pollutant or contaminant that is prohibited, limited or subject to regulation, investigation, control or remediation by or pursuant to any Environmental Law, in each case because of its dangerous or deleterious properties or characteristics.

“Health Care Laws” means (a) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (b) all applicable federal, state, local and all applicable non-U.S. health care related fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. False Statements Law (42 U.S.C. § 1320a-7b(a)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7a), the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, and the health care fraud criminal provisions under HIPAA, the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the exclusion law (42 U.S.C. §1320a-7); (c) HIPAA; (d) regulations promulgated pursuant to such statutes; and (e) any and all other applicable federal, state, or non-U.S. health care laws and regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, advertising, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any Product, in the case of each of clauses (a) through (e) as may be amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated thereunder from time to time.

“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any federal, state and local laws regulating the privacy and/or security of individually identifiable health information, including, without limitation, state laws providing for notification of breach of privacy or security of individually identifiable health information, in each case with respect to the Applicable Laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended and the related rules and regulations promulgated thereunder.

“IFRS” means (a) International Financial Reporting Standards issued by the International Accounting Standards Board, applied in accordance with the consistency requirements thereof, or, (b) at the Borrower’s election and upon at least thirty (30) days’ prior written notice to Agent and the Lenders, Generally Accepted Accounting Principles in the United States.

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money of such Person; (b) the deferred purchase price of assets or services (other than trade payables entered into in the ordinary course of business and that are not more than ninety (90) days past due) of such Person, including earn-outs, that, in accordance with IFRS, should be shown to be a liability on the balance sheet and in any case has not been paid on or prior to the date due therefor; (c) all guarantees of Indebtedness by such Person; (d) the face amount of all letters of credit issued or acceptance facilities established for the account of such Person (or for which such Person is liable), including without duplication, all drafts drawn thereunder; (e) all Capital Lease Obligations of such Person; (f) all indebtedness (including Indebtedness of other types covered by the other clauses of this definition) of such Person or another Person secured by any Lien on any assets or property of such Person, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by such Person, being measured as the lower of (y) fair market value of such property and (z) the amount of the indebtedness secured); (g) indebtedness created or arising under any conditional sale or title retention agreement, or incurred as financing, in either case with respect to assets or property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such assets or property); (h) all obligations of such Persons evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (i) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (j) all direct or indirect liability, contingent or otherwise, of such Person under Swap Contracts (calculated on a net basis); (k) all direct or indirect liability, contingent or otherwise, of such Person to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; (l) all direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness (under any of the foregoing clauses) of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (m) all direct or indirect liability, contingent or otherwise, of such Person for the Indebtedness (under any of the foregoing clauses) of another Person through any agreement to purchase, repurchase or otherwise acquire such Indebtedness or any assets or property constituting security therefor, to provide funds for the payment or discharge of such Indebtedness or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person.

“Indemnified Person” has the meaning set forth in Section 9.10(a).

“Indemnified Taxes” means (a) any Swiss Federal Withholding Tax, (b) any other Taxes imposed on or with respect to any payments made by or on account of any obligation of any Loan Party under any Facility Document, other than Excluded Taxes, and (c) to the extent not otherwise described in clause (a) above in this definition, Other Taxes.

“Indemnity” has the meaning set forth in Section 9.10(a).

“Initial Convertible Loan” has the meaning set forth in Section 2.1(a).

“Initial Convertible Loan Commitment” means the commitments of the Lenders to provide Initial Convertible Loans under this Agreement.

“Initial Convertible Loan Disbursement” has the meaning set forth in Section 2.1(a).

“Initial Convertible Loan Disbursement Date” means the Disbursement Date of the Initial Convertible Loan.

“Inside Information” means any (a) “material non-public information,” “inside information” or “insider information” in respect of, or relating to, the Borrower or any of its Affiliates or other securities or any other company with any publicly listed or traded securities or (b) any other information (i) which, if used by any Person in connection with (or possessed by any Person while) purchasing, selling or otherwise trading in any Stock or other securities of the Company or any other company with publicly listed or traded securities could result in the violation of any Applicable Securities Laws, or (ii) the awareness of which could otherwise restrict or limit trading by any Person in any Stock or other securities of the Borrower or company with any publicly listed or traded securities under any Applicable Securities Laws.

“Intellectual Property” means all rights, title and interests in or relating to (a) intellectual property and industrial property arising under any Applicable Law, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, and Trade Secrets; (b) IP Licenses and (c) all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof.

“Interest Payment Date” has the meaning set forth in Section 2.6.

“Interest Rate” means 5.95% per annum.

“Internet Domain Name” means all right, title and interest arising under any Applicable Law in or relating to internet domain names.

“Investment” means (i) the purchase or acquisition by a Person of any Stock, or any obligations or other securities of, or any interest in, any other Person, including the establishment or creation of a Subsidiary, (ii) the consummation of any Acquisitions or any other acquisition of any of the assets of another Person or of any business or division of any Person, including by way of merger, consolidation, other combination or otherwise, or (iii) the making, purchase or acquisition of any advance, loan, extension of credit (other than trade payables in the ordinary course of business) or capital contribution to or any other investment in, any Person including any Loan Party, any Affiliate of any Loan Party or any Subsidiary of any Loan Party.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IP License” means all contractual obligations, whether written or oral, granting any right, title and interest in or relating to any intellectual property and industrial property arising under any Applicable Law, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, and Trade Secrets.

“IPO Conversion” means the conversion of all outstanding preferred shares of the Borrower into common shares upon the consummation of an initial public offering as provided in the Shareholders Agreement.

“IPO Price” means the per share price at which Common Shares are sold to the public in the Qualifying IPO.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.14(b).

“Lenders” has the meaning set forth in the preamble to this Agreement.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereof and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, and whether direct, indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest.

“Loan” means any loan or other credit extension made available or provided from time to time by any of the Lenders to the Borrower pursuant to this Agreement or any other Facility Document or, as the context may require, the principal amount thereof from time to time outstanding and shall include any funded Disbursement, including, for the avoidance of doubt, the Initial Convertible Loans and the Subsequent Convertible Loans.

“Loan Parties” means the collective reference to the Borrower and all of the Guarantors.

“Loss” has the meaning set forth in Section 9.10(a).

“Make Whole Amount” means, with respect to any payment, repayment, prepayment or redemption of Loans (or any portion thereof, an amount in cash equal to (a) solely to the extent such prepayment, payment, redemption or repayment is being made in connection with (i) an exercise of remedies by Agent, the Lenders, the Secured Parties or their representatives or their agents in connection with a foreclosure proceeding against any of the Loan Parties or the Collateral or (ii) a Proceeding under Debtor Relief Laws, in each case of clauses (a)(i) and (a)(ii), the present value, as determined by Agent and all Lenders in their sole discretion (which shall be conclusive absent manifest error), of all required interest payments, charges and premiums due on the Loans that are prepaid, paid, redeemed or repaid from the date of prepayment, payment, redemption or repayment (as applicable) through and including the Maturity Date (assuming that the interest rate applicable to all such interest is the applicable Interest Rate for such Loans), discounted to the date of prepayment, payment, redemption or on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the Treasury Yield, or (b) with respect to any prepayment, redemption, redemption or repayment not covered by clause (a) above, all required interest payments, charges and premiums due on the Loans that are converted from the date of conversion through and including the Maturity Date (assuming that the interest rate applicable to all such interest is the applicable Interest Rate for such Loans), and for the avoidance of doubt, without any discount rate applying thereto (but assuming a 360-day year and actual days elapsed).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Market Capitalization” means, as of any date of determination, the product of (i) the number of issued and outstanding Common Shares as of such date (exclusive of any Common Shares issuable directly or indirectly upon exercise of any Options or conversion of the Convertible Notes or any other Convertible Securities), multiplied by (ii) the lesser of the Volume Weighted Average Price and the Closing Price (each as defined in the Convertible Notes) of the Common Shares on the immediately preceding Trading Day.

“Material Agreement” means each agreement to which a Loan Party or any of its Subsidiaries is a party that has been, or the Company determines (or should reasonably have determined) would be, required to be filed as an exhibit to the SEC Documents pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, financial condition or assets of the Loan Parties and their Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its material obligations under any Facility Document, (c) the creation, perfection or, subject to Permitted Liens (solely to the extent any such Permitted Liens are expressly permitted under this Agreement to have priority over the Liens granted under the Facility Documents), priority of the Liens granted under the Facility Documents securing any material portion of the Collateral (other than as a result of the failure of Agent or any Lender to take any action necessary for the creation, perfection or priority of any such Lien that is solely within its control), or (d) the rights and remedies of the Secured Parties under the Facility Documents.

“Maturity Date” means the fifth anniversary of the Initial Convertible Loan Disbursement Date.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all Applicable Laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative guidance, reimbursement, and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all Applicable Laws, rules, regulations, manuals, orders or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders, administrative guidance, reimbursement and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has, or would reasonably be expected to have, any obligation or Liabilities (including under Section 4212 of ERISA).

“Necessary Disclosure” has the meaning set forth in Section 6.17(e).

“Obligations” means all Loans and Disbursements, any Make Whole Amount, Exit Charge, interest, fees, expenses, costs, liabilities, indebtedness and other obligations (monetary (including post-petition interest, costs, fees, expenses and other amounts, whether allowed or not) or otherwise) of (or owed by) the Borrower and the other Loan Parties under or in connection with the Facility Documents, in each case howsoever created, arising or evidenced, whether direct or indirect (including those acquired by assignment), absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” has the meaning set forth in Section 3.27.

“Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

“Organizational Documents” means (a) for any corporation or company, the certificate or articles of incorporation, memorandum and/or articles of association, the bylaws, the constitution, any certificate of designation or instrument relating to the rights of holders or preferred stock of such corporation, and any shareholder agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating or limited liability company agreement and articles or certificate of formation or (d) for any other entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar or equivalent persons or Persons, or the designation, amount or relative rights, limitations and preference of the Stock of such entity.

“Other Connection Taxes” means with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Taxes (except a connection arising solely from such Lender having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Facility Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, issuance, delivery, registration, enforcement or transfer of, or otherwise with respect to, any Facility Document (including, for the avoidance of doubt, the issuance of Conversion Shares), except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made following the occurrence and during the continuation of an Event of Default).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Patents” means, collectively, all of the following: (a) all patents and patent applications including those listed on any schedule to any Patent security agreement entered into pursuant to this Agreement and the inventions and improvements described and claimed therein, and patentable inventions; (b) the reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages and payments for past, present and future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” means a perfection certificate executed or delivered by any Loan Party or any of its Subsidiaries to any Secured Party in substantially the form of Exhibit B.

“Permitted Acquisition” means any Acquisition by a Loan Party of all of the Stock of a Target (subject to any local law requirements regarding qualifying shares) or all or substantially all of the assets of a Target, in each case, to the extent that each of the following conditions shall have been satisfied:

(i)          the Acquisition Consideration (A) in respect of any Acquisition shall not exceed ten percent (10%) of the Market Capitalization as of the date of the definitive Acquisition agreement in respect of such Acquisition and, (B) in respect of all Acquisitions consummated, or the subject of definitive Acquisition Agreement entered into and not terminated, after the Closing Date and on or prior to the date of the definitive Acquisition agreement in respect of such Acquisition, shall not exceed twenty percent (20%) of the Market Capitalization as of the date of the definitive Acquisition agreement in respect of such Acquisition;

(ii)          the Borrower shall have delivered each of the following to each Lender:

(A)        subject to Section 6.17, as soon as available, executed copies of the definitive Acquisition agreement and all material agreements and documents pursuant to which such Acquisition is to be consummated (the “Acquisition Documents”); provided that, no later than the first (1st) Business Day following the date of such Acquisition documents, the Borrower shall file a report with the SEC describing the terms of the transaction contemplated by such Acquisition documents, including such Acquisition documents as exhibits thereto and disclosing any other material non-public information provided to any of the Secured Parties in connection with such Acquisition (or otherwise); and

(B)          to the extent required to be delivered to (and permitted to be shared by) a Loan Party or any of its Affiliates pursuant to the applicable Acquisition agreement, all required material regulatory and third party approvals;

(iii)        such Acquisition shall not be hostile and shall have been approved by the board of directors (or equivalent governing body) and/or the holders of Stock of the Target;

(iv)        no Event of Default shall exist as of the date of execution of the applicable Acquisition agreement, and no Event of Default under Section clause (a) or (d) of Article 8 shall exist as of the date time of the consummation of such Acquisition or after giving effect to such Acquisition and all other transactions contemplated by the applicable Acquisition Documents;

(v)        (A) the Borrower shall cause the Target, the Target’s Subsidiaries and their respective assets and properties and the Stock of the Target and the Target’s Subsidiaries to be in compliance with Section 6.12 and the applicable provisions of the Security Agreement and the other Facility Documents, and all actions in connection therewith shall have been taken and completed in a manner reasonably acceptable to the Required Lenders; (B) to the extent required by the Facility Documents, the Target and its Subsidiaries shall have become Guarantors under the Facility Documents and have executed and delivered such documents reasonably requested by the Required Lenders in connection therewith and (C) subject to the Agreed Security Principles, all other actions shall have been taken that are necessary or reasonably requested by the Required Lenders, to the extent required by the Facility Documents, to provide a first priority Lien (subject to Permitted Prior Liens) to Agent (for the benefit of the Secured Parties) in the assets and properties of the Target and its Subsidiaries and the Stock of the Target and its Subsidiaries;

(vi)       all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with all Applicable Laws and in conformity with all applicable Authorizations and all applicable Authorizations shall have been obtained;

(vii)       the Target shall be in the same business or lines of business in which the Borrower and its Subsidiaries are engaged as of the Closing Date or a business or line of business incidental thereto, reasonably complementary or ancillary thereto or a reasonable extension or development thereof; and

(viii)      each Lender shall have received a certificate, in form and substance reasonably satisfactory to each Lender, signed by an Authorized Officer and certifying that all the conditions set forth in this definition of “Permitted Acquisition” have been satisfied.

“Permitted In-Licensing Agreement” means any inbound license agreement or any agreement that grants any covenant not to sue, option or other preferential right for a license, or other similar right or immunity, under any Intellectual Property (any such license or other agreement being referred to in this definition as a “license agreement”), in each case entered into by a Loan Party with a Person that is not an Affiliate of any Loan Party that involves the granting by such Person to such Loan Party of any rights to Intellectual Property for use in connection with such Loan Party’s business, including the use, research, development, manufacture, marketing, distribution, offer for sale, sale, importation or other commercialization of any product or service (including any Product); provided that (a) the aggregate up-front fee payable under any such license agreement shall not exceed $5,000,000, (b) the maximum aggregate milestone payments payable under any such license agreement shall not exceed $100,000,000 and, together with all of the maximum aggregate milestone payments payable under all other such license agreements entered into after the Closing Date and prior to the date of such license agreement, payable prior to the date that is one year and one day after the Maturity Date shall not exceed five percent (5%) of the Market Capitalization at the time of entry into such license agreement, and no more than $500,000,000 of milestone payments under all such license agreements shall be due or payable after the date that is one year and one day after the Maturity Date, (c) the maximum royalty payable under any such license agreement shall not exceed 7.00% of net sales of Product(s) derived from the Intellectual Property licensed under such license agreement, (d) no fees or other consideration, other than those referenced in the immediately preceding clauses (a), (b) and (c) shall be paid or payable by any of the Loan Parties or their Subsidiaries pursuant to, or otherwise in connection with, such license agreement or the license(s) thereunder, (e) each of the General Permission Conditions shall be satisfied in respect of such license agreement, and (f) each Lender shall have received a certificate, in form and substance reasonably satisfactory to each Lender, signed by an Authorized Officer and certifying that the conditions set forth the foregoing clauses (a) through (f) have been satisfied.

“Permitted Investments” means each of the Investments permitted under Section 7.6.

“Permitted Joint Venture” means any joint venture in which one or more Loan Parties own Stock that represents 50% or less of the ordinary voting power and aggregate equity value represented by the issued and outstanding Stock in such joint entity; provided that (a) the Organizational Documents governing such Permitted Joint Venture shall expressly permit the Loan Party that is a party to such joint venture to pledge the Stock of such joint venture entity to the Agent as security for the Obligations and permit the Secured Parties to exercise their rights under the Facility Documents in respect of such Stock, without limitation, restriction or condition, (b) the Loan Party (or Loan Parties) party to such joint venture shall not be required to contribute or otherwise transfer any cash or other assets, or incur any Indebtedness or other liabilities, to or in respect of such joint venture other than pursuant to licenses of Products and/or Intellectual Property under a Permitted Out-Licensing Agreement or Permitted In-Licensing Agreement, (c) each of the General Permission Conditions has been satisfied and (d) each Lender shall have received a certificate, in form and substance reasonably satisfactory to each Lender, signed by an Authorized Officer and certifying that the conditions set forth the foregoing clauses (a) through (c) have been satisfied.

“Permitted Out-Licensing Agreement” means any out-bound license agreement or any agreement that grants any covenant not to sue, option or other preferential right for a license, or other similar right or immunity, under any Intellectual Property (any such license agreement or other agreement (and the granting of rights thereunder) being referred to in this definition as a “license”), in each case entered into by a Loan Party with a Person that is not an Affiliate of any Loan Party that involves the granting of any rights by such Loan Party to such Person under any Intellectual Property for use in connection with such Person’s business, including the use, research, development, manufacture, marketing, distribution, offer for sale, sale, importation or other commercialization of any product or service (including any Product) or conducting any of the foregoing for or on behalf of such Loan Party; provided that (a) such Loan Party or another Loan Party on its behalf directly receives from such other Person (or a licensee thereof) in consideration of such license, consideration of reasonably equivalent value in the good faith judgment of such Loan Party, (b) each of the General Permission Conditions shall be satisfied in respect of such license, and (c) each Lender shall have received a certificate, in form and substance reasonably satisfactory to each Lender, signed by an Authorized Officer and certifying that the conditions set forth the foregoing clauses (a) and (b) have been satisfied.

“Permitted Liens” means Liens permitted under Section 7.3.

“Permitted Non-Qualifying Banks” means in aggregate up to ten (10) Lenders that are not, in each case, Qualifying Banks, and “Permitted Non-Qualifying Bank” shall mean one of them.

“Permitted Prior Liens” means Liens described in Section 7.3 (other than Liens described in clauses (a) and (s) of Section 7.3), in each case that, by operation of law, have priority over the Liens securing the Obligations.

“Permitted Royalty Financing” means one or more financing transactions in respect of royalties on net sales of Products or revenue interests so long as such transaction is (or is pursuant to) an arm’s length transaction (or is more favorable to such Loan Party that is party thereto than an arm’s length transaction), and, with respect to any such transaction entered into, or materially amended or changed (including to cover any additional Products, property or assets (or to extend the term thereof except to the extent of any automatic term renewals contemplated under such Arrangement as of the date of entry into such Arrangement)): (a) the Borrower has in good faith determined that such Arrangement (including the terms thereof) is in the best interests of the Loan Parties, (b) immediately prior to the consummation of any such transaction, no Default or Event of Default has occurred and is continuing, (c) such financing shall be unsecured and the provider of such financing shall enter into a subordination agreement containing the Agreed Subordination Terms, (d) the maximum royalty or revenue interest amount payable in connection with any such transaction shall not exceed 7.00% of net sales of (or net revenues attributable to) Product(s) the development of which is financed by such transaction, (e) no fees or other consideration, other than those referenced in the immediately preceding clause (c), shall be paid or payable by any of the Loan Parties or their Subsidiaries pursuant to, or otherwise in connection with, such financing and (f) each Lender shall have received a certificate, in form and substance reasonably satisfactory to each Lender, signed by an Authorized Officer and certifying that the conditions set forth in the foregoing clauses (a) through (e) have been satisfied.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Principal Market” means the Eligible Market on which the Common Shares are listed upon the Qualifying IPO Date (or any successor to the foregoing), subject to Section 6.16.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the sum of (i) such Lender’s Subsequent Convertible Loan Commitment (to the extent not terminated or used in its entirety), and (ii) such Lender’s outstanding Loans, by (b) the sum of (i) the total amount of remaining Subsequent Convertible Loan Commitments held by all Lenders (to the extent not terminated or used in their entirety), and (ii) the total outstanding amount of Loans held by all Lenders.

“Proceeding” means any investigation, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Product” means any item or service that is designed, developed, created, manufactured, sold or otherwise used by or on behalf of the Loan Parties or any of their Subsidiaries.

“Publicly Disclose” means, in respect of any information, to publicly disclose such information through a filing under Applicable Securities Laws and/or through a widely disseminated press release, in any event, in a manner such that, after the making of such public disclosure, such information could in no event constitute or be deemed to constitute Inside Information.

“Qualifying Bank” means (a) any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time; or (b) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss Guidelines.

“Qualifying IPO” means an underwritten public offering of Common Shares pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act that results in an IPO Conversion and upon consummation of which the Common Shares are listed on an Eligible Market.

“Qualifying IPO Date” means the date of consummation (i.e., “the closing date”) of the Qualifying IPO.

“Qualifying Sub Debt” means Indebtedness of a Loan Party that has been subordinated and made junior to the payment in full of the Obligations pursuant to the Agreed Subordination Terms or such other subordination terms reasonably acceptable to the Required Lenders; provided that, (a) at the time such Qualifying Sub Debt is incurred, no Default or Event of Default has occurred or would occur as a result of such incurrence, (b) if, at the time of incurrence of such Indebtedness, the Market Capitalization is less than or equal to $500,000,000, then, after giving effect to the incurrence of such Indebtedness, the aggregate outstanding principal amount of such Indebtedness shall not exceed $25,000,000, and (c) the documentation evidencing such Qualifying Sub Debt shall have been delivered to the Lenders and shall contain all of the following terms: (i) it shall be unsecured, (ii) it shall not mature or (except as provided in clause (vii) below) be mandatorily redeemable or prepayable prior to the date that is one year and one day after the Maturity Date, (iii) it shall bear interest at a rate that at the time of incurrence is a then-prevailing market rate that is approved by the Board of Directors of the Borrower in good faith, (iv) it shall not require principal repayments thereof prior to the maturity date of such debt, (v) if it has any covenants, such covenants (including covenants relating to incurrence of indebtedness) shall be no more restrictive, taken as a whole, than those set forth herein, (vi) it shall permit the incurrence of senior indebtedness under this Agreement and the Liens securing such senior indebtedness, (vii) it may be cross-accelerated with the Obligations and other senior indebtedness of the Borrower (but shall not be cross-defaulted except for payment defaults that the senior lenders have not waived) and may be accelerated upon bankruptcy, and (viii) it shall provide for the complete, automatic and unconditional release of any and all guarantees of such Qualifying Sub Debt granted by the Borrower in the event of the sale by any Person of the Borrower or all or substantially all of the Borrower’s assets (including in the case of a foreclosure).

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any Subsidiary of any Loan Party.

“Register” has the meaning set forth in Section 1.4(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, to be dated as of the Initial Convertible Loan Disbursement Date, entered into by the Persons parties thereto and substantially in the form of Exhibit E, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Registrations” means all Authorizations and exemptions issued or allowed by any Governmental Authority (including new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product re-certifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registration, and wholesale distributor permits) held by, or applied by contract to, any Loan Party or any of its Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Products of any Loan Party or any of its Subsidiaries.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time and any successor to all or a portion thereof establishing reserve requirements.

“Regulatory Matters” means, collectively, activities and Products that are subject to Health Care Laws.

“Regulatory Required Permit” means any and all licenses, clearances, exemptions, approvals, registrations, and permits issued by the FDA, DEA or any other applicable Governmental Authority, including, without limitation, Drug Applications, any 510(k) premarket clearance, grant of a de novo request, premarket approval application (“PMA”), or investigational device exemption (“IDE”), or the foreign equivalent to any of the foregoing necessary for the design, testing, manufacture, processing, assembly, packaging, labeling, marketing, distribution, commercialization, import, export, or sale of any Product by any applicable Loan Party (or Loan Parties) and its (or their) Subsidiaries as such activities are being conducted by such Loan Party (or Loan Parties) and its (or their) Subsidiaries with respect to such Product at such time; and any device listings and device establishment registrations under 21 C.F.R. Part 807, and any drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product) and those issued by State governments for the conduct of the Loan Parties’ or any of their Subsidiaries’ business.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Relevant Jurisdiction” means, in relation to a Loan Party, (a) the jurisdiction under whose laws that Loan Party is incorporated; (b) any jurisdiction where any of such Loan Party’s assets subject to or intended to be Collateral are situated; (c) any jurisdiction where such Loan Party conducts its business; and (d) any jurisdiction whose laws govern the perfection of any of the Collateral Documents entered into by such Loan Party.

“Required Authorizations” has the meaning set forth in Section 3.7(a).

“Required Lenders” means, at any time, the Lenders having Pro Rata Shares of which the aggregate amount exceeds 50% of the outstanding Loans and the unfunded Subsequent Convertible Loan Commitments, collectively.

“Restricted Payments” means, with respect to any Person, (a) the declaration or making of any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Stock, (b) the purchasing, redemption or other acquisition for value of any of its Stock now or hereafter outstanding or (c) the making of any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any unsecured Indebtedness contractually subordinated to the Obligations as to right and time of payment or as to other rights and remedies thereunder.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” has the meaning set forth in Section 3.27.

“Sanctions” has the meaning set forth in Section 3.27.

“SDN List” has the meaning set forth in Section 3.27.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements and other documents filed by any Loan Party or any of its Subsidiaries with the SEC (or, in the case of any report disclosing financial information in respect, or as of the end, of any completed fiscal period, furnished to the SEC) pursuant to the Securities Act or the Exchange Act (a) in connection with the Qualifying IPO or (b) at any time from and after the effectiveness of the registration statement in respect of the Qualifying IPO (including, in each case, all financial statements and schedules included therein, all exhibits thereto and all documents incorporated by reference therein).

“Secured Parties” means Agent, the Lenders, holders of Convertible Notes and all Indemnified Persons.

“Securities” means the Convertible Notes, the related guaranties and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Segregated Governmental Account” means a deposit account of a Loan Party maintained in accordance with the requirements of Section 6.11(b), the only funds on deposit in which constitute the direct proceeds of Medicare and Medicaid payments made by Governmental Payors.

“Shareholders Agreement” means the Shareholders Agreement, dated as of October 3, 2017, by and among the Borrower and the investors party thereto, as amended by the Addendum to the Shareholders Agreement, dated as of April 16, 2020.

“Shareholders Rights Plan” means a shareholders rights plan (or “poison pill”) or similar arrangement relating to accumulations of beneficial ownership of Common Shares or a change in control of the Borrower.

“Social Security Act” means the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“Solvency Certificate” means a solvency certificate in substantially the form of Exhibit H or such other solvency certificate in form and substance reasonably satisfactory to the Required Lenders.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature or as they fall due and (c) such Person does not have unreasonably small capital in relation to such Person’s business as contemplated as of such date. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Stock” means (a) all shares of capital stock (whether denominated as common stock (or shares) or preferred stock (or shares)), equity interests, beneficial, partnership or membership interests (or units thereof), joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsequent Convertible Loan” has the meaning set forth in Section 2.1(b).

“Subsequent Convertible Loan Commitments” means the commitments of the Lenders to provide Subsequent Convertible Loans under this Agreement.

“Subsequent Convertible Loan Disbursement” has the meaning set forth in Section 2.1(b).

“Subsequent Convertible Loan Disbursement Date” has the meaning set forth in Section 2.1(b).

“Subsidiary,” with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity in which such Person directly or indirectly owns or controls the Stock having ordinary voting power to elect a majority of the board of directors of such corporation, partnership, joint venture, limited liability company, association or other entity, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Swap Contract” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Sweep Agreement” has the meaning set forth in Section 6.11(b).

“Swiss 10 Non-Bank Rule” means the rule that the aggregate number of Lenders under this Agreement that are not Qualifying Banks must not at any time exceed ten (10), if and as long as a violation of this rule results in Swiss Federal Withholding Tax consequences for the Borrower, in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss 20-Non-Bank Rule” means the rule that the aggregate number of lenders (including the Lenders) other than Qualifying Banks, under all its outstanding debt relevant for classification as a debenture (Kassenobligation) (including debt arising under this Agreement, intragroup loans (if and to the extent they are not exempt in accordance with the ordinance of the Swiss Federal Council of 18 June 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of 1 August 2010), facilities and/or private placements) must not at any time exceed twenty (20), if and as long as a violation of this rule results in Swiss Federal Withholding Tax consequences for the Borrower, in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss Collateral Documents” means the Swiss law governed bank account pledge agreement (Bankkontoverpfändung), IP pledge agreement (IP Verpfändung), receivables assignment agreement (Sicherungszession), Control Agreement and Security By Control Agreement, in each case, to be executed and delivered on the Initial Convertible Loan Disbursement Date, in each case, in form and substance reasonably acceptable to the Agent.

“Swiss Federal Withholding Tax” means any tax levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechungssteuer vom 13 Oktober 1965, SR 642.21), as amended from time to time.

“Swiss Guidelines” means, collectively, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) and the circular letter No. 15 of 7 February 2007 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss Federal Withholding Tax and Swiss Stamp Taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017), circular letter No. 46 of 24 July 2019 (1-046-DVS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 betreffend steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom 24. Juli 2019) and circular letter No. 47 of 25 July 2019 (1-047-DVS-2019) in relation to bonds (Kreisschreiben Nr. 47 betreffend Obligationen vom 25. Juli 2019), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Swiss Non-Bank Rules” means the Swiss 10 Non-Bank Rule and the Swiss 20 Non-Bank Rule.

“Target” means any Person or a business unit, product line, division or asset group of any such Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means (a) the Borrower and its Subsidiaries and (b) any Affiliate of any Loan Party with which any Loan Party files or is required to file consolidated, combined or unitary tax returns.

“Tax Returns” has the meaning set forth in Section 3.10.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, deductions, charges or withholdings imposed by any Governmental Authority, together with any interest, additions to tax, penalties or other Liabilities with respect thereto.

“Third Party Payor” means any Governmental Payor, Blue Cross and/or Blue Shield, private insurers, managed care plans, and any other Person that presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all payment or reimbursement programs sponsored or maintained by any Third Party Payor.

“Title IV Plan” means an Employee Benefit Plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has or would reasonably be expected to have any obligation or Liabilities (including under Section 4069 of ERISA).

“Trademarks” means, collectively, all of the following: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all registrations and recordings thereof, and all applications in connection therewith including, without limitation, those listed on any schedule to any Trademark security agreement entered into pursuant to this Agreement; (b) all renewals thereof; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing including damages and payments for past, present and future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; (e) all rights corresponding to any of the foregoing throughout the world; and (f) all goodwill associated with and symbolized by any of the foregoing.

“Trade Secrets” means all right, title and interest arising under any Applicable Law in or relating to trade secrets.

“Trading Day” has the meaning given to such term in the Convertible Notes.

“Transactions” means (a) the funding of the Initial Convertible Loan Disbursement, (b) the providing of the Subsequent Convertible Loan Commitments, (c) the payment of fees, commissions, costs and expenses in connection with each of the foregoing and (d) the funding of the Subsequent Convertible Loans (if any).

“Treasury Yield” means a yield determined by Lender by reference to the most recent Federal Reserve Statistical Release H.15 (519) (or any successor or substitute publication of the Federal Reserve Board) that has become publicly available at least two (2) Business Days prior to the date of any prepayment hereunder that is subject to an Interest Make Whole Amount, and shall be the most recent weekly average yield to maturity (expressed as a rate per annum) under the caption “Treasury Constant Maturities” for the year corresponding to the remaining average life of the Loans, as determined by Agent, through the ninetieth (90th) day preceding the third anniversary of the Closing Date had the Loans not been prepaid, plus 50 basis points. If no such “Treasury Constant Maturities” shall exactly correspond to such remaining average life of the Loans being prepaid, as determined by Agent, yields for the two most closely corresponding published “Treasury Constant Maturities” shall be used to interpolate a single yield on a straight-line basis (rounding, in the case of relevant periods, to the nearest month). The Treasury Yield shall be computed to the fifth decimal place and then rounded to the fourth decimal point.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all Applicable Laws applicable to such programs.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“U.S. Collateral Documents” means the U.S. Pledge and Security Agreement, each Control Agreement and all other security agreements, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Loan Party, any of their respective Subsidiaries or any other Person in each case pledging or granting a lien on Collateral located in the United States, any State thereof or the District of Columbia or securing the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby.

“U.S. Loan Party” means ADC Therapeutics America, Inc., a Delaware corporation, and any other Loan Party from time to time party to the Facility Documents that is organized under the laws of any State of the United States or the District of Columbia.

“U.S. Pledge and Security Agreement” means the Pledge and Security Agreement to be entered into by and among the Borrower, the other Loan Parties and Agent on the Initial Convertible Loan Disbursement Date in form and substance reasonably satisfactory to the Agent.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended from time to time.

Section 1.2        Interpretation. The division of this Agreement and the other Facility Documents into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions. The words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement (or other applicable Facility Document). The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “documents” and “agreements” include any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The use in any of the Facility Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. References to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement (or other applicable Facility Document). Unless specifically stated otherwise, any reference to any of the Facility Documents means such document as the same shall be amended, restated, supplemented or otherwise modified and from time to time in effect in accordance with the terms hereof or thereof, as applicable. The references to “assets” and “properties” in the Facility Documents are meant to be mean the same and are used throughout the Facility Documents interchangeably, and such words shall be deemed to refer to any and all tangible and intangible assets and properties, including cash, securities, Stock, accounts and contract rights. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described. The payment, prepayment, redemption or repayment of any principal, interest, charges, fees, amounts and/or other Obligations under this Agreement or the other Facility Documents shall be made in cash in Dollars unless expressly stated otherwise herein or therein. Any reference to “payment in full,” “payment in full in cash,” “paid in full,” “paid in full in cash,” “repaid in full,” “repaid in full in cash,” “prepaid in full,” “prepaid in full in cash,” “redeemed in full,” “redeemed in full in cash” or any other term or word of similar effect used in this Agreement or any other Facility Document with respect to the Loans or the Obligations shall mean all Obligations (including any Make Whole Amount and Exit Charge but excluding (y) contingent claims for indemnification to the extent no claim giving rise thereto has been asserted and (z) those Obligations under any Facility Document that are not due or payable at the time when all other Obligations are paid in full in cash) have been repaid in full in cash (or, as applicable, (a) partially paid in cash and partially satisfied through the issuance of Conversion Shares or (b) satisfied in their entirety through the issuance of Conversion Shares, in each case, in accordance with the terms and provisions of the Convertible Notes, this Agreement and the other Facility Documents, but, for the avoidance of doubt, solely to the extent that, after giving effect to any such payment in cash and any such satisfaction through the issuance of Conversion Shares, the full amount of all such Obligations has been fully and completely satisfied) and have been fully performed; provided that reference otherwise to “payment,” “paid,” “repaid,” “prepaid,” “redeem,” “purchase,” “defease,” “prepayment” or “redemption” or any term or word of similar effect used in this Agreement or any other Facility Document with respect to the Loans or the Obligations shall mean in cash and not by conversion into Conversion Shares.

Section 1.3         Business Day Adjustment. Except as otherwise expressly stated herein or in any other Facility Document (and except on the Maturity Date or any date of acceleration of any of the Obligations, in which case, such payment or performance shall be due and payable or performed on or prior to such day regardless of whether such day is a Business Day), if the day by which any payment or other performance is due to be made is not a Business Day, that payment or performance shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment or other performance shall be made by the Business Day immediately preceding the day by which such payment or other performance is due to be made; provided that interest will continue to accrue for each additional day in connection therewith.

Section 1.4          Loan Records.

(a)          The Agent, acting solely for this purpose as a non-fiduciary agent (solely for tax purposes) shall establish and maintain at its office a record of ownership (the “Register”) in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loan and the unfunded Subsequent Convertible Loan Commitments, and any assignment of any such interest or interests, and accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (ii) the amount of the Loan and the unfunded Subsequent Convertible Loan Commitments and each funding of any participation therein, (iii) the amount of any principal, interest, charge, fee or other amount due and payable or paid, and (iv) any other payment received by the Lenders from the Borrower and its application to the Loan and the unfunded Subsequent Convertible Loan Commitments. Reasonably promptly after making each such registration, the Agent shall provide written notice thereof to the Borrower. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.

(b)        The Loans made by each Lender are evidenced by this Agreement. Additionally, the Borrower shall execute and deliver to each Lender (and/or, if applicable and if so requested by any assignee Lender pursuant to the assignment provisions of Section 9.4) on the Initial Convertible Loan Disbursement Date with respect to the Initial Convertible Loan Disbursement (or, if such assignment is made after the Initial Convertible Loan Disbursement Date, promptly (and, in any event, within three (3) Business Days thereof) after such Lender’s request) a Convertible Note, payable to such Lender in an amount equal to the unpaid principal amount of applicable Loans held by such Lender (which, at the request of such Lender, may provide separate Convertible Notes for separate or different parts of the Loans held by such Lender). Each conversion of a Loan into Conversion Shares shall be set forth in the Convertible Note related to such Loan, each of which shall be in the form of Exhibit A; provided that, (i) for purposes of each of the Convertible Notes in respect of each of the Initial Convertible Loans, the initial Conversion Price shall be equal to 130% of the IPO Price, and (ii) for purposes of each of the Convertible Notes in respect of the Subsequent Convertible Loans, the initial Conversion Price shall be equal to the lesser of (i) 115% of the Conversion Price in effect under the Convertible Notes in respect of the Initial Convertible Loans as of the Subsequent Convertible Loan Disbursement Date, and (ii) 120% of the arithmetic average of the Volume Weighted Average Price (as defined in, and determined in accordance with, the Convertible Notes) of the Common Shares on each of the fifteen (15) consecutive Trading Days immediately prior to the Subsequent Convertible Loan Disbursement Date; and provided, further, however, that in no event shall the initial Conversion Price of the Convertible Notes in respect of the Subsequent Convertible Loans be less than 62% of the Conversion Price in effect under the Convertible Notes in respect of the Initial Convertible Loans as of the Subsequent Convertible Loan Disbursement Date ((the “Floor Price” and the limitation imposed by this proviso, the “Floor Price Limitation”). Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Convertible Notes evidencing the Loans) are registered obligations, the right, title and interest of the Lenders and their successors and assignees in and to the Loans (and the Convertible Notes evidencing the Loans). This Section 1.4 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(c)          The Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior written notice.

Section 1.5        Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with IFRS. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by any Loan Party or any of its Subsidiaries (including, with respect to IFRS, any change in IFRS that would require leases that would be classified as operating leases under IFRS on the Closing Date to be reclassified as Capital Leases) shall be given effect for purposes of measuring compliance with any provision of this Agreement or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Borrower and the Required Lenders agree to modify such provisions to reflect such changes in IFRS, and unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in IFRS. Notwithstanding any other provision contained herein or in any other Facility Document, all terms of an accounting or financial nature used herein and in the other Facility Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Facility Documents shall be made, without giving effect to any election under IFRS to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary at “fair value”, as defined therein. A breach of a financial covenant contained in Section 7.16 shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements evidencing such breach are delivered to Agent or any Lender.

Section 1.6          Officers. Any document, agreement or instrument delivered under the Facility Documents that is signed by an Authorized Officer or another officer or director of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Loan Party, and such Authorized Officer or other officer or director shall be conclusively presumed to have acted on behalf of such Loan Party in such person’s capacity as an officer or director of such Loan Party and not in any individual capacity.

ARTICLE 2
AGREEMENT FOR THE LOAN

Section 2.1          Disbursements.

(a)         Initial Convertible Loan Disbursement. The Borrower shall deliver to the Agent a fully executed Disbursement Request by 12:00 p.m. two (2) Business Days prior to the Initial Convertible Loan Disbursement Date; provided that the Initial Convertible Loan Disbursement Date shall be Qualifying IPO Date (or such later date as may be agreed upon by the Agent). Promptly upon receipt by the Agent of such Disbursement Request, the Agent shall notify each Lender with an Initial Convertible Loan Commitment of the proposed borrowing. On the terms and subject to the conditions set forth herein, each Lender severally but not jointly agrees to lend to the Borrower, and the Borrower hereby irrevocably requests that each such Lender lend, on the Initial Convertible Loan Disbursement Date the principal amount of the senior secured convertible term loans set forth opposite such Lender’s name in Annex A under the heading “Initial Convertible Loan Amount” by making such amounts available to the Agent not later than 12:00 p.m. (New York City time) on the Initial Convertible Loan Disbursement Date, by wire transfer of same day funds in Dollars, to an account designated by the Agent from time to time (the “Initial Convertible Loan Disbursement”). Upon receipt of all requested funds, the Agent shall make the proceeds of the Initial Convertible Loan Disbursement available to the Borrower by promptly wiring such amounts to an account or accounts designated in writing by the Borrower in the Disbursement Request. The Agent, unless it has received written notice from the Borrower by not later than 5:00 p.m. (New York City time) on the Initial Convertible Loan Disbursement Date that the Initial Convertible Loan was not fully funded, shall deem the Initial Convertible Loan fully funded and make the appropriate recordations in the Register. Amounts borrowed under this Section 2.1(a) are referred to as the “Initial Convertible Loans.”

(b)         Subsequent Convertible Loans. No later than the first Business Day following the date on which the Borrower receives the Final BLA Approval (but in no event prior to the time at which the Final BLA Approval is Publicly Disclosed as required by Section 6.17(b)), the Borrower shall deliver to the Agent a fully executed Disbursement Request, together with reasonable evidence thereof to each of the Lenders (and thereafter promptly respond to any request for additional supporting documentation and/or other evidence from any of the Lenders). Promptly after receipt by the Agent of such Disbursement Request, the Agent shall notify each Lender with a Subsequent Convertible Loan Disbursement Commitment of the proposed borrowing. On a date determined by the Lenders in their discretion and notified to the Borrower in writing falling not less than two (2) or more than fifteen (15) Business Days after the date on which such Disbursement Request is delivered (the “Subsequent Convertible Loan Disbursement Date”), and on the terms and subject to the conditions set forth herein, each Lender holding a Subsequent Convertible Loan Commitment severally but not jointly agrees to lend to the Borrower, and the Borrower hereby irrevocably requests that each such Lender lend, on the Subsequent Convertible Loan Disbursement Date, the principal amount set forth opposite such Lender’s name in Annex A under the heading “Subsequent Convertible Loan Commitment” by making such amounts available to the Agent not later than 12:00 p.m. (New York City time) on the Subsequent Convertible Loan Disbursement Date, by wire transfer of same day funds in Dollars, to an account designated by the Agent from time to time (the “Subsequent Convertible Loan Disbursement”). Upon receipt of all requested funds, the Agent shall make the proceeds of the Subsequent Convertible Loan Disbursement available to the Borrower by promptly wiring such amounts to an account or accounts designated in writing by the Borrower in the Disbursement Request. Amounts borrowed under this Section 2.1(b) are referred to as the “Subsequent Convertible Loans.” Upon the funding of the Subsequent Convertible Loans by any Lender, the Subsequent Convertible Loan Commitment amount of each Lender shall automatically and immediately terminate without any action or notice by any Person. If the Borrower has not received the Final BLA Approval on or prior to December 31, 2021, the Subsequent Convertible Loan Commitments shall immediately and automatically terminate on such date without any action or notice by any Person.

(c)          No Re-Borrowing. Amounts borrowed hereunder that are paid, repaid, redeemed and/or prepaid may not be re-borrowed under any circumstance.

Section 2.2          Payments; Voluntary and Mandatory Conversions; Make Whole Amount.

(a)          Subject to a conversion in accordance with the Convertible Notes, the Borrower shall pay in cash to Agent, for the ratable benefit of each of the Lenders, the outstanding principal amount of the Loans and all other Obligations on the earlier (such earlier date, the “Facility Termination Date”) of (i) the Maturity Date and (ii) the date the principal amount of the Obligations is declared to be or automatically becomes due and payable following an Event of Default. Unless earlier paid in full, the outstanding principal balance of the Loans shall be paid in full on the Maturity Date.

(b)         Outstanding principal amounts on the Loans shall not be permitted to be voluntarily prepaid, repaid, redeemed or paid by any Loan Party prior to Maturity Date (other than pursuant to a Forced Conversion (as defined, and subject to the terms and conditions, set forth in the Notes)). Notwithstanding the foregoing, if any principal on Loans is prepaid, repaid, redeemed or paid at any time, for any reason (such as an acceleration of the Loans following the occurrence of an Event of Default, an exercise of any Secured Party’s rights or remedies available under the Facility Documents, or pursuant to a Forced Conversion, a Major Transaction Conversion or any other conversion under the Convertible Notes), then in addition to the principal amount of the Loans so prepaid, repaid, redeemed or paid, the Borrower shall contemporaneously pay (i) any accrued and unpaid interest owed on such principal, and (ii) in the case of a prepayment, repayment, redemption or payment following the occurrence of an Event of Default or an exercise of any Secured Party’s rights or remedies available under the Facility Documents, or in connection with a Major Transaction Redemption, the Make Whole Amount applicable to the principal amount of Loans so prepaid, repaid, redeemed or paid, which Make Whole Amount shall be deemed an Obligation and shall be fully earned as of the Closing Date. The Make Whole Amount shall be paid by the Borrower to the Lenders based on their Pro Rata Share of the principal amount of the Loans prepaid, repaid, redeemed or paid on the date of such prepayment, repayment, redemption or payment and shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by the Loan Parties for such amounts. The Parties acknowledge and agree that, in light of the impracticality and extreme difficulty of ascertaining actual damages, the Make Whole Amount is intended to be a reasonable calculation of the actual damages that would be suffered by the Secured Parties as a result of any such conversion. The Parties further acknowledge and agree that Agent and the Lenders would not have entered into this Agreement, and the Lenders would not have provided the Subsequent Convertible Loan Commitments, without the Loan Parties agreeing to pay the Make Whole Amount in the aforementioned instance. The Parties hereto further acknowledge and agree that the Make Whole Amount is not intended to act as a penalty or to punish the Borrowers or any other Loan Party for any such prepayment, repayment, redemption or payment.

(c)         Any Forced Conversion, Major Transaction Conversion or other conversion of principal under a Convertible Note by any Lender shall be applied against, and reduce, the principal amount of such Lender’s Loans on the same basis as the repayment of such principal amount and shall otherwise for all purposes hereof be deemed a repayment of such principal amount. Immediately upon any such reduction in the principal of any Lender’s Convertible Note, the Borrower shall provide written notice to such Lender of such reduction and of the reduced principal amount of such Convertible Note. For the avoidance of doubt, after all of the Obligations under or on account of this Facility Agreement and other amounts at any time owed under, or on account of, this Facility Agreement have been paid in full or converted into Common Shares in accordance with the terms of the Convertible Notes, the obligations of the Loan Parties under this Agreement and the other Facility Documents (other than those obligations which by their terms expressly survive such termination) shall automatically terminate and be of no further force or effect.

Section 2.3        Payment Details. All payments, prepayments, redemptions and repayments of the Obligations by the Borrower or any other Loan Party hereunder and under any of the other Facility Documents shall be made without setoff or counterclaim. Payments, prepayments, redemptions and repayments of any amounts and other Obligations due to Agent, the Lenders or the other Secured Parties under this Agreement or the other Facility Documents shall be made in Dollars in immediately available funds prior to 11:00 a.m. (New York City time) on the date that any such payment is due, using the wire information or address for Agent or such applicable Lender that is set forth on Schedule 2.3 or at such other bank or place as Agent or such applicable Lenders shall from time to time designate in writing at least three (3) Business Days prior to the date such payment is due (or for any other Secured Party at such bank or place as such Secured Party shall from time to time designate in writing). Any payment received by Agent, any Lender or any other Secured Party after 11:00 a.m. (New York City time) may, in Agent’s or such applicable Lender’s or Secured Party’s discretion, be deemed to have been made on the following Business Day. The Borrower shall pay all and any fees, costs and expenses (administrative or otherwise) imposed by banks, clearing houses or any other financial institutions in connection with making any payments under any of the Facility Documents.

Section 2.4          Taxes.

(a)          If a deduction of Swiss Federal Withholding Tax or any other Swiss Tax (other than any Tax described in the definition of Excluded Taxes or Other Connection Taxes) becomes or is at any time required to be made by the Borrower or Agent in respect of any interest (inclusive of the Exit Charge) payable under the Agreement, then:

(i)         the applicable interest rate in relation to the applicable payment shall be (A) the interest rate (inclusive of the Exit Charge) that would have applied to that payment (as provided for in Section 2.6 and Section 2.8(b)) in the absence of this clause (i), divided by (B) one (1) minus the rate at which the relevant deduction of Tax is required to be made (where the rate at which the relevant deduction of Tax is required to be made is for this purpose expressed as a fraction of (1) rather than as a percentage and is calculated so as to take account of all required deductions of Swiss Federal Withholding Tax inclusive of any such deductions required based on the adjusted rate);

(ii)        the Borrower shall (A) make the relevant payment at the adjusted rate in accordance with clause (i) above and (B) make the deduction of Swiss Federal Withholding Tax on the interest so recalculated; and

(iii)        all references to a rate of interest under this Agreement shall be construed accordingly.

The intention of the Parties is that each Lender shall receive the amount it would have received under the terms of the Facility Documents had no withholding or deduction been required.

A payment to a Lender shall not be increased under this Section 2.4(a) (or under Section 2.2) by reason of Swiss Withholding Tax if the Swiss Non-Bank Rules are violated by reason of such Lender’s non-compliance with its obligations under Section 9.4 or due to the Lender’s (if such Lender is not a Permitted Non-Qualifying Bank Lender) failure to remain a Qualifying Bank.

(b)          In addition, the Loan Parties shall pay all Other Taxes to the applicable Governmental Authority in accordance with Applicable Law. Within thirty (30) days after the date of any payment of Other Taxes by any Loan Party, the Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(c)          The Borrower shall reimburse and indemnify, within ten (10) days after receipt of demand therefor, each Lender or Agent for all Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 2.4(c)) paid or payable by such Lender or Agent, and any Liabilities arising therefrom or relating thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Lender or Agent setting forth the amounts to be paid thereunder and delivered to the Borrower shall be absolute, conclusive and binding, absent manifest error.

(d)         Each Lender shall comply with a timely request from the Borrower to provide certification of such Lender’s nationality, residence, identity or connection with the relevant jurisdiction, or to make any declaration of non-residence or any other claim or filing for exemption to which it is entitled if and to the extent that the Lender is legally eligible to comply with such request without undue hardship, the Lender can do so in a commercially reasonably manner, and due and timely compliance with such request is required by statute, regulation or administrative practice of the relevant jurisdiction in order to reduce or eliminate any withholding or deduction as to which such interest rate adjustment would otherwise have been applicable; provided, however, that this Section 2.4(d) shall not be construed as obligating any Lender to request any certification, declaration, claim or filing to be made directly by any of the third party investors in such Lender or to provide any information concerning the identity of such investors.

(e)          If a payment to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower, at the times prescribed by law or as reasonably requested by Borrower, such documentation as is required in order for the Borrower to comply with its obligations under FATCA, to determine that such Lender has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.4(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)          If a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.4, such Lender shall promptly pay such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section 2.4 with respect to the Taxes refunded) to the Borrower, net of all out-of-pocket expense (including any Taxes imposed thereon) of such Lender incurred in obtaining such refund or making such payment, provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender if such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.4(f), in no event shall a Lender be required to pay any amount to the Borrower pursuant to this Section 2.4(f), the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted or otherwise imposed and the indemnification payments with respect to such Tax had never been paid. Nothing in this Section 2.4(f) shall require any Lender to disclose any information it deems confidential (including its tax returns) to any Person, including the Borrower.

Section 2.5          Costs, Expenses and Losses. If, as a result of any failure by the Borrower or any other Loan Party to pay any sums or Obligations due under this Agreement or any other Facility Document on the due date therefor (after the expiration of any applicable grace periods, but without giving effect to any grace period after the occurrence of an Event of Default of the type set forth in Section 8.1(d)), any Secured Party shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to make or maintain any Disbursement or Loan or provide the Subsequent Convertible Loan Commitments, the Borrower shall pay to such Secured Party upon request by such Secured Party, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by the Borrower of a certificate from such Secured Party setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation. For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense that may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund any Disbursement or Loan (or provide the Subsequent Convertible Loan Commitments) or any portion thereof.

Section 2.6          Interest. From and after the Initial Convertible Loan Disbursement Date, the outstanding principal amount of the Loans shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each month based on a year of 360 days). Interest shall be paid in cash quarterly in arrears commencing on July 1, 2020 and on the first Business Day of each October, January, April and July thereafter (each, an “Interest Payment Date”). Notwithstanding the foregoing or anything to the contrary contained herein, on the date any principal amount of the Loans is prepaid, repaid, redeemed, reduced or paid, or required to be prepaid, repaid, redeemed, reduced or paid (each such date being deemed an Interest Payment Date), for any reason hereunder (on the Maturity Date or otherwise), including a conversion under any of the Convertible Notes, all accrued but unpaid interest on such principal amount shall be payable in cash.

Section 2.7          Default Interest.

(a)         Without limiting the remedies available to the Secured Parties under the Facility Documents or otherwise, to the maximum extent permitted by Applicable Law, if the Borrower or any other Loan Party fails to make a required payment of principal or interest on any Loan or make a required payment of any other Obligation when due, the Borrower shall pay, in respect of such principal, interest and other Obligations, interest thereon at the rate per annum equal to the Interest Rate then in effect for the Loans, plus five percent (5%) for so long as such payment remains outstanding. Such interest shall be payable in cash on demand.

(b)          At the election of the Required Lenders while any Event of Default (other than an Event of Default described under clause (a) above) exists (or automatically while any Event of Default under Section 8.1(a) or 8.1(d) exists), the Borrower shall pay interest (after, as well as before, entry of judgment thereon to the extent permitted by Applicable Law) on the Obligations, if any, from and after the date of occurrence of such Event of Default, at a rate per annum equal to the Interest Rate then in effect for the Loans, plus two percent (2.0%). Such interest shall be payable in cash on demand.

Section 2.8          Fees and Charges.

(a)          Agent Fees. The Borrower shall pay the fees of Agent separately agreed pursuant to the Agent Fee Letter.

(b)        Exit Charge. Notwithstanding anything to the contrary in the Facility Documents, at the time any of the Loans are paid, repaid, redeemed, reduced or prepaid (whether before, at the time of or after the Maturity Date or any acceleration, bankruptcy or otherwise and whether in cash or in the form of Conversion Shares in connection with a Forced Conversion, Major Transaction Conversion or any other conversion under any of the Convertible Notes), the Borrower shall pay to each Lender its Pro Rata Share of a non-refundable exit fee (the “Exit Charge”) equal to 2.00% of the amount of Loans so paid, repaid, redeemed, reduced or prepaid. The Exit Charge is an Obligation, is fully earned on the Initial Convertible Loan Disbursement Date and shall be due and payable in cash upon each such payment, repayment, redemption or prepayment of the applicable Loans. The Parties acknowledge and agree that the Lenders have foregone receiving additional compensation, yield enhancement and pricing on the Initial Convertible Loan Disbursement Date in return for the Parties’ agreeing to the Exit Charge. The Parties further acknowledge and agree that the Agent and the Lenders would not have entered into this Agreement, and the Lenders would not have provided the Loans without the Loan Parties’ agreeing to pay the Exit Charge in the aforementioned instances. The Parties also acknowledge and agree that the Exit Charge set forth in this Section 2.8(b) is not intended to act as a penalty or to punish the Borrower or any other Loan Party for any such payment, repayment, redemption, prepayment or termination.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

In order to induce the Lenders to make the Loans pursuant to this Agreement and to induce Agent and the Lenders to enter into this Agreement, the Loan Parties, jointly and severally, represent and warrant on (i) the Closing Date, (ii) the Initial Convertible Loan Disbursement Date and (iii) the Subsequent Convertible Loan Disbursement Date (provided that, in connection with the making of the following representations on the applicable Disbursement Date, the Borrower shall be permitted to update the Schedules in this Article 3, as applicable, from the forms previously provided to the Lenders and Agent to the extent such updates (including, for the avoidance of doubt, the events, circumstances, developments and other matters referenced in such updates) are not materially adverse to the interests of the Secured Parties), in each case, that:

Section 3.1          No Default. No Default or Event of Default has occurred or will result from the transactions contemplated by the Facility Documents.

Section 3.2         Solvency. On the Initial Convertible Loan Disbursement Date (both immediately before and after giving effect to the Transactions) and on each other Disbursement Date (both before and after giving effect to such Disbursement and the use of proceeds thereof), each Loan Party (a) is Solvent and (b) has not taken action, and to the best of its knowledge no action has been taken by a third party, for the winding up, dissolution or liquidation or similar executory or judicial proceeding in respect of, any Loan Party or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for any Loan Party or any or all of its assets or revenues.

Section 3.3         Enforceability. This Agreement and each other Facility Document constitutes, a legal, valid and binding obligation of such Loan Party hereto and thereto, enforceable against each Loan Party that is party thereto in accordance with its terms, except as the enforcement hereof or thereof may be limited by insolvency, bankruptcy, reorganization, moratorium or other similar Applicable Laws affecting creditors rights generally or by general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.4          Existence, Qualification and Power. Each Loan Party is validly existing as a corporation, société anonyme, limited liability company or limited partnership, as applicable, and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable. Each Loan Party (a) has full power and authority to (i) own its properties, conduct its business, own its assets and operate its facilities and (ii) to enter into, execute, deliver and perform its obligations under, the Facility Documents, including the issuance of the Securities and the reservation for issuance of the Conversion Shares and consummate the transactions contemplated under the Facility Documents, and (b) (other than in respect of the English Loan Party) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except, in each case of this clause (b), where the failure to be so qualified, licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.5         Litigation. No Proceeding is pending before or, to the knowledge of the Loan Parties, threatened by, any Governmental Authority (a) to which any Loan Party is a party, (b) that purports to affect or pertain to the Facility Documents, the Transactions or the other transactions contemplated hereby or thereby or (c) that has as the subject thereof any assets owned by any Loan Party or any of its Subsidiaries, in each case of clause (a) through clause (c), that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Facility Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. None of the Loan Parties or any of the directors (or equivalent persons) or officers of any Loan Party or any of its Subsidiaries has been the subject of any investigation by the SEC or any other Governmental Authority regarding securities-law matter of otherwise involved (as a plaintiff, defendant, witness or otherwise) in securities-related litigation or other securities-related Proceedings during the past five (5) years.

Section 3.6         Corporate Authorization; Conflicts. This Agreement and the other Facility Documents have been duly authorized, executed and delivered by each Loan Party and, to the extent applicable, the holders of the Borrower’s Stock. The execution, delivery and performance of the Facility Documents by each Loan Party that is a party thereto and the consummation of the transactions contemplated herein and therein do not and will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or (other than pursuant to the Facility Documents) result in the creation or imposition of any Lien upon any assets of any such Loan Party pursuant to, any agreement, document or instrument to which such Loan Party is a party or by which any Loan Party is bound or to which any of the assets or property of any Loan Party is subject, except, with respect to this clause (a), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) result in any violation of, or conflict with, the provisions of the Organizational Documents, (c) result in the violation of any Applicable Law except, with respect to this clause (c), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (d) result in a violation of any judgment, order, rule, regulation or decree of any Governmental Authority, except, with respect to this clause (d), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.7          Governmental Authorizations.

(a)         (i) Each Loan Party holds, and is operating in compliance in all material respects with, all franchises, grants, Authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Required Authorizations”) required for the conduct of its business, (ii) all Required Authorizations are valid and in full force and effect, except, with respect to this clause (ii), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (iii) no authorization of, or registration, notice or filing with, any Governmental Authority is required for (A) the execution, delivery and performance of any of the Facility Documents, and (B) the consummation by any Loan Party of the Transactions or the other transactions contemplated hereby or thereby, except for (1) such as have already been obtained or made prior to the applicable Disbursement Date that are, to the extent applicable, in full force and effect, (2) those required in connection with the exercise of remedies in respect of the Collateral, (3) other filings the failure of which to obtain or make, individually or in the aggregate, has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (4) pursuant to applicable federal and state securities laws, rules and regulations that are expressly contemplated by Section 6.8 and the Registration Rights Agreement, and (5) filings expressly contemplated by the Collateral Documents.

(b)        With respect to the English Loan Party, under the laws of its relevant jurisdiction it is not necessary that the Facility Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Facility Documents or the transactions contemplated by the Facility Documents except registration of particulars of the English Debenture at Companies House in England and Wales under section 859A of the Companies Act 2006.

Section 3.8          Ownership of Real Estate and Personal Property. The Real Estate listed in Schedule 3.8 constitutes all of the Real Estate owned or leased by each Loan Party and each of its Subsidiaries. Each Loan Party has good and marketable title to all of its material assets and property (including all assets constituting Collateral) free and clear of all Liens, except Permitted Liens. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the property held under lease by each Loan Party is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of such Loan Party.

Section 3.9         Intellectual Property. To the knowledge of each Loan Party, (a) each Loan Party and its Subsidiaries owns, licenses or otherwise has the right to use all Intellectual Property that is necessary and material for the operation of its businesses as currently conducted, (b) the conduct and operations of the businesses of each Loan Party and its Subsidiaries do not infringe any Intellectual Property owned by any other Person in any material respect, and (c) except as set forth on Schedule 3.9, no other Person has contested any right, title or interest of any Loan Party or any of its Subsidiaries in, or relating to, any material Intellectual Property owned by such Loan Party or Subsidiary. Except as set forth on Schedule 3.9, (x) there are no material pending (or, to the knowledge of any Loan Party, threatened in writing) Proceedings against any Loan Party or any of its Subsidiaries alleging that such Loan Party or any of its Subsidiaries is infringing, misappropriating or violating, or otherwise using without authorization, any Intellectual Property of any Person, no Loan Party has received any written notice regarding, any such pending or threatened action, suit, other proceeding or claim, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority and (z) no settlement agreement or similar agreement has been entered into by any Loan Party or any of its Subsidiaries (that would limit, cancel or challenge the validity of any Loan Party’s or any of its Subsidiaries’ rights in any Intellectual Property owned by such Loan Party or Subsidiary) with respect to, any such infringement.

Section 3.10      Taxes. All income (including Swiss federal, cantonal and communal), franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliates have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any material Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with IFRS. Except as set forth on Schedule 3.10, no material Tax Return is under audit or examination by any Governmental Authority, and no Tax Affiliate has received written notice from any Governmental Authority of any audit or examination or any assertion of any claim for material Taxes. To the extent material, proper and accurate amounts have been deducted or withheld by each Tax Affiliate from its employees for all periods in full and complete compliance with the provisions of Applicable Law, and such deductions or withholdings have been timely paid to the applicable Governmental Authorities.

Section 3.11        [Reserved].

Section 3.12      Compliance with Laws. Each Loan Party is in compliance in all material respects with all Applicable Laws (including Swiss Non-Bank Rules) and material Authorizations, except where necessity of compliance therewith is being contested in good faith by appropriate proceedings; provided that this Section 3.12 shall not apply to compliance with Health Care Laws, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, Environmental Laws, Applicable Laws concerning employment, or Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, which compliance is addressed in other provisions of this Agreement. For purposes of the foregoing representation, with respect to compliance with Swiss Non-Bank Rules, the Borrower shall assume that the aggregate number of Lenders that are Swiss Permitted Non-Qualifying Banks is five (5).

Section 3.13     SEC Documents. As of their respective dates, or to the extent corrected by a subsequent restatement filed prior to the date that this representation is made, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act (as applicable) and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents, at the time they were filed with the SEC (or, as applicable, in the case of any report disclosing financial information in respect, or as of the end, of any completed fiscal period, furnished to the SEC), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.14        Financial Statements; Financial Condition.

(a)        The audited financial statements of the Borrower and its Subsidiaries as of December 31, 2019 fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods presented then ended and have been prepared in accordance with IFRS, consistently applied. There are no material off-balance sheet arrangements or any relationships with unconsolidated entities or other Persons that would reasonably be expected to have a material current or, to any of the Loan Parties’ or any of their Subsidiaries’ knowledge, material future effect on any Loan Party’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.

(b)       As of their respective dates, the consolidated financial statements of the Borrower and its Subsidiaries included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC (including Regulation S-X) with respect thereto. Such financial statements have been prepared in accordance with IFRS (subject, in the case of unaudited interim financial statements, to normal year-end adjustments and lack of footnote disclosures), and fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in shareholders equity for the periods specified. There are no material off-balance sheet arrangements or any relationships with unconsolidated entities or other Persons that (a) would be reasonably expected to have a material current or, to any of the Loan Parties’ or any of their Subsidiaries’ knowledge, material future effect on any Loan Party’s or any of its Subsidiaries’ financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses or (b) are required to be disclosed by the Borrower in the SEC Documents that have not been so disclosed in the SEC Documents. The accounting firm that expressed its opinion with respect to the consolidated financial statements of the Borrower and its Subsidiaries was, as of the date of such financial statements, independent with respect to the Borrower within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC. Other than (i) the liabilities assumed or created pursuant to this Agreement and the other Facility Documents, (ii) liabilities accrued for in the latest balance sheet included in the SEC Documents (the date of such balance sheet, the “Latest Balance Sheet Date”) and (iii) liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date, the Borrower and its Subsidiaries do not have any other liabilities (whether fixed or unfixed, known or unknown, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured, and regardless of when any Proceeding with respect thereto is instituted) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Since the Latest Balance Sheet Date, (i) there has been no Material Adverse Effect or any event or circumstance that has not been disclosed in the SEC Documents that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (ii) no Loan Party or any of its Subsidiaries has sold any material assets, or entered into any material transactions, outside of the ordinary course of business that has not been disclosed in the SEC Documents, other than the Genmab Disposition, and (iii) the Borrower has not declared, paid or made any dividends or other distributions to holders of its Stock.

Section 3.15       Accounting Controls. Each Loan Party and each of its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset and liability accountability, (c) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.16      ERISA. Except as set forth on Schedule 3.16, no Loan Party or any of their respective Subsidiaries maintains, contributes to, has an obligation to contribute to or has any present intention to contribute to, any Title IV Plan or Multiemployer Plan; nor has any Loan Party or any of their Subsidiaries taken any steps towards adopting or amending any Title IV Plan or contributing to or incurring liability under a Multiemployer Plan. Except for those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) each Employee Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other similar Applicable Laws so qualifies, (b) each Employee Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other similar Applicable Laws, (c) there are no existing or pending (or to the knowledge of any Loan Party or any Subsidiary of a Loan Party, threatened) proceedings (other than routine claims for benefits in the normal course) or investigation involving any Employee Benefit Plan to which any Loan Party or any Subsidiary of a Loan Party incurs or otherwise has or would reasonably be expected to have an obligation or any Liability and (d) no ERISA Event has occurred or is reasonably expected to occur. No ERISA Event has occurred in connection with which material obligations or material Liabilities of a Loan Party or a Subsidiary of a Loan Party remain outstanding.

Section 3.17        Subsidiaries. (a) All of the Subsidiaries of the Borrower and all joint ventures and other partnerships in which any Loan Party or any of their Subsidiaries own Stock are identified on Schedule 3.17, and (b) Schedule 3.17 correctly sets forth the ownership interest of each of the Borrower’s Subsidiaries in each of the Subsidiaries identified therein. All outstanding Stock of each Subsidiary of the Borrower is owned beneficially and of record by a Loan Party or a Subsidiary of a Loan Party, free and clear of all Liens other than (i) those in favor of Agent, for the benefit of the Secured Parties and (ii) Permitted Liens. Also set forth on Schedule 3.17 is a true and complete organizational chart of the Borrower and all of its Subsidiaries.

Section 3.18       Shares of Stock. All of the issued and outstanding shares of capital stock of the Borrower and its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable (to the extent applicable thereto), have been issued in compliance with all federal and state and foreign securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived. The Borrower has reserved for issuance a number of shares of each class or series of Stock sufficient to cover all shares of Stock initially issuable upon conversion (whether a Forced Conversion, Major Transaction Conversion or any other conversion) of, or otherwise pursuant to, the Convertible Notes (the “Conversion Shares”) (computed without regard to any limitations on the number of shares that may be issued on conversion). Upon the issuance in accordance with the terms of the Facility Documents (including the Convertible Notes), the holders of the Convertible Notes will be entitled to the rights set forth in the Convertible Notes. The Conversion Shares have been duly authorized and, when issued will be validly issued, fully paid and non-assessable (to the extent applicable thereto) and free from all Liens with respect to the issue thereof, with the holders thereof being entitled to all rights accorded to a holder of Stock of the Borrower and issuable upon conversion of, or otherwise pursuant to, any such shares of Stock, and will not be issued in violation of, or subject to, any preemptive or similar rights of any Person that have not been waived or excluded such that they do not apply. Except as set forth in Schedule 3.18, there are no (a) Stock options or other Stock incentive plans, employee Stock purchase plans or other plans, programs or arrangements of the Borrower or any of its Subsidiaries under which Stock options, Stock or other Stock-based or Stock-linked awards are issued or issuable to officers, directors, employees, consultants or other Persons, (b) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, any Stock of the Borrower or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Borrower or any of its Subsidiaries is or may become bound to issue additional Stock of the Borrower or any of its Subsidiaries, or options, warrants or scrip for rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of Stock of the Borrower or any of its Subsidiaries, (c) agreements or arrangements under which the Borrower or any of its Subsidiaries is obligated to register the sale of any of their Stock or other securities under the Securities Act (other than the Registration Rights Agreement), (d) outstanding Stock or other securities or instruments of the Borrower or any of its Subsidiaries that contain any redemption (mandatory or otherwise) or similar provisions, or contracts, commitments, understandings or arrangements by which the Borrower or any of its Subsidiaries is or may become bound to redeem a security of the Borrower or any of its Subsidiaries, (e) Stock or other securities or instruments containing anti-dilution or similar provisions that may be triggered by the issuance of securities of the Borrower or any of its Subsidiaries, (f) stock appreciation rights or “phantom stock” plans or agreements or any similar plans or agreements to which Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is otherwise subject or bound, (g) shareholders’ agreements, voting agreements with respect to priority or similar rights of first refusal or preemptive rights or similar agreements to which Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is otherwise subject or bound, or (h) any restrictions upon the voting or transfer of any Stock of the Borrower or any of its Subsidiaries (other than restrictions on transfer imposed by Applicable Laws). The Borrower has received all required consents of its equity holders, warrant holders and other security holders to waive any applicable anti-dilution provision or other adjustment of any other class or series of Stock of the Borrower and of any outstanding warrants or convertible securities if any, that would otherwise be triggered by reason of the issuance of the Convertible Notes or the Conversion Shares. The issuance and delivery of the Convertible Notes does not and, assuming full conversion of the Convertible Notes will not: (A) require approval from any Governmental Authority (except for any approval required under the HSR Act); (B) obligate the Borrower to offer to issue, or issue, Common Shares or other securities to any Person (other than the Secured Parties); and (C) will not result in a right of any holder of the Borrower’s securities to adjust the exercise, conversion, exchange or reset price under, and will not result in any other adjustments (automatic or otherwise) under, any securities of the Borrower. Each Loan Party has furnished to Agent and each Lender true, correct and complete copies of each Loan Party’s Organizational Documents and any amendments, restatements, supplements or modifications thereto, and all other documents, agreements and instruments containing the terms of all Stock and other securities of each Loan Party, including Stock convertible into, or exercisable or exchangeable for, Common Shares or other Stock of any Loan Party or any of its Subsidiaries, and the material rights of the holders thereof in respect thereto.

Section 3.19       Material Agreements. Schedule 3.19 sets forth in true, correct and complete detail all Material Agreements. No Loan Party or any of its Subsidiaries is in breach or default under any Material Agreement, except where such breach or default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and, to the knowledge of the Loan Parties, no other party to a Material Agreement is in default or breach thereunder, except where such breach or default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.20      Use of Proceeds; Margin Stock. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 6.19. No Loan Party and no Subsidiary of any Loan Party is engaged principally or as one of its important activities in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Except as set forth on Schedule 3.20, no Loan Party and no Subsidiary of any Loan Party owns any Margin Stock.

Section 3.21        Environmental Matters. Except as set forth in Schedule 3.21 and except where any failures to comply would not reasonably be expected to result, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party and each Subsidiary of each Loan Party (a) are and have been in compliance with all applicable Environmental Laws, including obtaining and maintaining all Authorizations and permits required by any applicable Environmental Law, (b) is not party to, and no Real Estate currently (or to the knowledge of any Loan Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any contractual obligation or any pending or, to the knowledge of any Loan Party, threatened, Proceeding, audit, Lien, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) has not caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (d) does not currently (and, to the knowledge of each Loan Party, did not at any time previously) own, lease, sublease, operate or otherwise occupy no Real Estate that is contaminated by any Hazardous Materials and (e) is not, and has not been, engaged in, and has not knowingly permitted any current or former tenant to engage in, and has not failed to prevent any current or former tenant from engaging in, operations in violation of any Environmental Law and knows of no facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or other Environmental Laws.

Section 3.22      Investment Company Act. No Loan Party is or is required to be registered as an “investment company” as such term is defined in the Investment Company Act or is otherwise subject to regulation under the Investment Company Act.

Section 3.23      Labor Relations. Except as set forth on Schedule 3.23, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Loan Party or any Subsidiary of any Loan Party, (b) to the knowledge of the Loan Parties, no petition for certification or election of any such representative is existing or pending with respect to any employee of any Loan Party or any Subsidiary of any Loan Party and (c) to the knowledge of the Loan Parties, no such representative has sought certification or recognition with respect to any employee of any Loan Party or any Subsidiary of any Loan Party. There are no strikes, picketing, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Loan Party or any Subsidiary of any Loan Party, except for those that would not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

Section 3.24       Jurisdictions of Organization; Chief Executive Office. Schedule 3.24 lists each Loan Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Loan Party’s chief executive office or sole place of business (if applicable for the relevant jurisdiction), and such Schedule 3.24 also lists all jurisdictions of organization and legal names of such Loan Party for the five years preceding the Closing Date.

Section 3.25      Deposit and Other Accounts. Schedule 3.25 lists all banks and other financial institutions securities intermediary or commodity intermediary at which any Loan Party maintains deposit, securities, commodities or similar accounts, and such Schedule 3.25 correctly identifies the name and address with respect to each depository or intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 3.26        Disclosure. None of the statements contained in any Facility Document or exhibit, report, statement or certificate furnished by or on behalf of any Loan Party or any of their Subsidiaries in connection with any Facility Document and the Transactions (including the offering and disclosure materials, if any, delivered by or on behalf of any Loan Party to any Lender prior to the Closing Date, but excluding any forward-looking information), when taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

Section 3.27        Certain Regulations. Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or the U.S. State Department, or (b) the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom (“Sanctions”). No Loan Party and no Subsidiary of a Loan Party (a) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) maintained by OFAC, or by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, (c) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, and Syria) (a “Sanctioned Country”), or (d) is owned 50% or more or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that, in the case of each of the foregoing clauses (a) through (d), the entry into, or performance under, this Agreement or any other Facility Document would be prohibited by law. Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable laws related to terrorism or money laundering including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), and any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations (together, “Anti-Money Laundering Laws”). No Proceeding by or before any court or Governmental Authority with respect to compliance by any Loan party or Subsidiary with any such Anti-Money Laundering Laws is pending or, to the knowledge of each Loan Party and each Subsidiary of each Loan Party, threatened. Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (together, “Anti-Corruption Laws”). None of any Loan Party or any Subsidiary of a Loan Party, any director, officer, nor to the knowledge of any Loan Party or any Subsidiary thereof, any agent, employee or other Person acting on behalf of the Loan Party or any Subsidiary of a Loan Party, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws. Each Loan Party and each of its respective Subsidiaries maintains and implements policies and procedures reasonably designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 3.28        Securities Law and Principal Market Matters.

(a)        Other than as set forth on Schedule 3.28, neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, any director, officer or employee, of the Borrower or any of its Subsidiaries, has received or otherwise obtained any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Borrower or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that the Borrower or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Borrower or any of its Subsidiaries, whether or not employed by the Borrower or any of its Subsidiaries, has reported evidence of a material violation of securities laws or breach of fiduciary duty or similar violation by the Borrower or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Borrower’s or any of its Subsidiaries’ board of directors (or equivalent governing body) or any committee thereof or to any director (or equivalent person) or officer of the Borrower or any of its Subsidiaries. There have been no investigations (whether internal or by any Governmental Authority) regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, the principal financial officer or the principal accounting officer (in each case, or officer holding such equivalent position) of the Borrower or any of its Subsidiaries, the Borrower’s or any of its Subsidiaries’ board of directors (or equivalent governing body) or any committee thereof. There have been no investigations (whether internal or by any Governmental Authority) regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, the principal financial officer or the principal accounting officer (in each case, or officer holding such equivalent position) of the Borrower or any of its Subsidiaries, the Borrower’s or any of its Subsidiaries’ board of directors (or equivalent governing body) or any committee thereof.

(b)          The Borrower is not, and never has been, a “shell company” (as defined in Rule 12b-2 under the Exchange Act).

(c)         The Borrower is a “foreign private issuer” as defined in Rule 405 under the Securities Act and a “foreign issuer” as defined in Rule 902 of Regulation S under the Securities Act.

(d)         Assuming the accuracy of the representations and warranties of each Lender set forth in this Agreement, the offer, sale and issuance by the Loan Parties of the Securities are exempt from registration under the Securities Act (pursuant to Section 4(a)(2) thereof) and applicable state securities laws and do not require registration or qualification under any other Applicable Securities Laws.

(e)         Neither the Borrower nor any Person acting on its behalf has taken or will take any action that would be reasonably expected to cause the offer or sale of the Securities to the Lenders to be required to be registered under the Securities Act.

(f)        Neither the Borrower nor any Person acting on its behalf has offered or sold or will offer or sell the Securities by any form of “general solicitation” or “general advertising” (within the meaning of Regulation D under the Securities Act) or any manner involving a “public offering” (within the meaning of Section 4(a)(2) of the Securities Act) or engage in any “directed selling efforts” (within the meaning of Regulation S).

Section 3.29      Application of Takeover Provisions; Rights Agreement. The Borrower and the Borrower’s board of directors (or equivalent governing body) have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Borrower’s Organizational Documents or the laws of the Swiss Confederation (of, if adopted by the Borrower after the Initial Convertible Loan Disbursement Date), any Shareholders Rights Plan) that is or could become applicable to any of the Secured Parties as a result of the transactions contemplated by the Facility Documents and the Borrower’s fulfilling its obligations with respect thereto, including the Borrower’s issuance of the Securities and any Secured Party’s ownership of the Securities. As of the Closing Date, the Borrower has not, and as of the Initial Convertible Loan Disbursement Date the Borrower will not have, adopted a Shareholders Rights Plan.

Section 3.30        [Reserved].

Section 3.31      Status as Senior Indebtedness. All Obligations constitute senior secured Indebtedness entitled to the benefits of the subordination and/or intercreditor provisions contained in the applicable subordination and/or intercreditor agreements governing any subordinated Indebtedness.

Section 3.32        Healthcare Matters.

(a)          None of the Loan Parties is in violation in any material respect of any material Health Care Laws, and no circumstance exists or has occurred that would reasonably be expected, individually or in the aggregate, to result in a material violation a Loan Party of any material Health Care Law.

(b)          [Reserved].

(c)       Schedule 3.32(c) sets forth a complete and correct list of all Registrations held by each Loan Party and its Subsidiaries. Such listed Registrations are all material Registrations that are required for the Loan Parties and their Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted. Each Loan Party and its Subsidiaries has, and it and its Products are in material compliance with, all Registrations required to conduct its respective businesses as now or currently proposed to be conducted. To the knowledge of each Loan Party and its Subsidiaries, neither the FDA nor other Governmental Authority is considering limiting, suspending or revoking such Registrations or changing the marketing classification or labeling or other significant parameter affecting the Products of the Loan Parties or any of their respective Subsidiaries. To the knowledge of each Loan Party and its Subsidiaries, there is no false or misleading information or significant omission in any product application or other submission to the FDA or other Governmental Authority administering Health Care Laws that has not been corrected in a subsequent application or other submission to such Governmental Authority. The Loan Parties and their respective Subsidiaries have complied in all material respects with their obligations under each Registration, and no event has occurred or condition or state of facts exists that would constitute a breach or default under, or would cause revocation or termination of, any such Registration. To the knowledge of each Loan Party and its Subsidiaries, no event has occurred or condition or state of facts exists that could present potential material product liability related, in whole or in part, to Regulatory Matters. To the knowledge of each Loan Party and its Subsidiaries, any third party that is a manufacturer or contractor for the Loan Parties or any of their respective Subsidiaries is in compliance in all material respects with all Registrations required by the FDA or comparable Governmental Authority and all Health Care Laws insofar as they reasonably pertain to the Products of the Loan Parties and their respective Subsidiaries.

(d)         All Products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of the Loan Parties or their respective Subsidiaries that are subject to Health Care Laws have been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in material compliance with the Health Care Laws and any other Applicable Law, including clinical and non-clinical evaluation, product approval or clearance, premarketing notification, Good Manufacturing Practices, labeling, advertising and promotion, record-keeping, establishment registration and device listing, reporting of recalls and adverse event reporting.

(e)         Each Loan Party and its Subsidiaries have made all material notifications, submissions, and reports that are a responsibility of the Loan Parties required by the FDA, any other Governmental Authority or any Health Care Law, and all such notifications, submissions and reports were true, complete, and correct in all material respects as of the date of submission to FDA or any other Governmental Authority. There has not been any material violation of any Health Care Laws by any Loan Party or its Subsidiaries in its product development efforts, submissions, record keeping and reports to the FDA or any other Governmental Authority that would reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action. To the knowledge of each Loan Party and each of its Subsidiaries, there are no civil or criminal proceedings relating to any Loan Party or any of its Subsidiaries or any officer, director or employee of any Loan Party or Subsidiary of any Loan Party that involve a matter within or related to the FDA’s or any other Governmental Authority’s jurisdiction or any off-label promotion or allegations of material non-compliance with Health Care Laws. No Loan Party or any Affiliate thereof has received any written adverse notice from the FDA or any other Governmental Authority (i) alleging material non-compliance of any Product with Health Care Laws, including with respect to any off-label promotion or (ii) as to the approval or approvability of any Product.

(f)        Except as set forth on Schedule 3.32(f), no Loan Party or its Subsidiaries is undergoing any non-routine inspection related to Regulatory Matters or any other Governmental Authority investigation.

(g)        No Loan Party or any Subsidiary of any Loan Party nor, to the knowledge of any Loan Party, any of its officers, directors, employees, equityholders, Affiliates, agents or contractors (i) have been excluded or debarred from any federal healthcare program (including Medicare or Medicaid) or any other federal program or (ii) have received notice from the FDA or any other Governmental Authority with respect to debarment or disqualification of any Person. No Loan Party or any Subsidiary of any Loan Party nor, to the knowledge of any Loan Party, any of its officers, directors, employees, equityholders, Affiliates, agents or contractors have been convicted of any crime or engaged in any conduct for which (y) debarment is mandated or permitted by 21 U.S.C. § 335a or (z) such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law. To the knowledge of each Loan Party and its Subsidiaries, no officer, employee, director equityholder, Affiliate or agent of any Loan Party or its Subsidiaries has ever (A) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority or in any documents or records prepared or maintained to comply with the FDCA; (B) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; (C) committed an act, made a statement or failed to make a statement that would reasonably be expected, individually or in the aggregate, to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991); or (D) been investigated by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, United States Department of Justice, or other comparable Governmental Authority for data or healthcare program fraud.

(h)          [Reserved].

(i)        With respect to any Product, (i) the Loan Parties and their Subsidiaries maintain, and such Product will be the subject of, all material Regulatory Required Permits in connection with the design, testing, manufacture, processing, assembly, packaging, labeling, marketing, distribution, commercialization, import, export or sale of such Product, and (ii) such Product will be designed, tested, manufactured, processed, assembled, packaged, labeled, marketed, distributed, commercialized, imported, exported or sold, as the case may be, in compliance in all material respects with all Health Care Laws and Registrations.

(j)          No Loan Party has received any written notice that any Governmental Authority, including the FDA, the Office of the Inspector General of the United States Department of Health and Human Services and the United States Department of Justice, has commenced or threatened in writing to initiate any investigation or action against a Loan Party or any action to enjoin a Loan Party, or, in each case, any of its officers, directors, employees or agents, from conducting their businesses at any facility owned or used by them or for any material civil penalty, injunction, seizure or criminal action.

(k)         No Loan Party has received from the FDA a Warning Letter, Form FDA-483, “Untitled Letter,” other correspondence or notice setting forth allegedly material objectionable observations or alleged material violations of laws or regulations enforced by the FDA, or any comparable correspondence from any state or local authority responsible for regulating drug products and establishments, or any comparable correspondence from any foreign counterpart of the FDA, or any comparable correspondence from any foreign counterpart of any state or local authority with regard to any Product or the manufacture, processing, packing, or holding thereof.

(l)         No Product is (i) adulterated or misbranded within the meaning of the FDCA or (ii) an article prohibited from introduction into interstate commerce under the provisions of Sections 404, 505 or 512 of the FDCA. Each Product is (i) manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed, and each service is conducted, in accordance in all material respects with all applicable Authorizations and Applicable Laws; and (ii) manufactured in all material respects in accordance with Good Manufacturing Practices.

(m)        The descriptions of, protocols for, and data and other results of, the studies, tests and preclinical and clinical trials conducted by or on behalf of any of the Loan Parties that have been furnished or made available to the Lenders are accurate and complete. The studies, tests and preclinical and clinical trials conducted by or on behalf of any of the Loan Parties have at all times been, and are being, conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards and in compliance with applicable Health Care Laws. None of the Loan Parties is aware of any studies, tests or preclinical or clinical trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of any of the Loan Parties. None of the Loan Parties has received any written notices or correspondence from the FDA or any other Governmental Authority requiring the termination, suspension or material adverse modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of any of the Loan Parties, except as set forth on Schedule 3.31 or received after the Closing Date and, in any case, would reasonably be expected to have a Material Adverse Effect.

Section 3.33       Swiss Non-Bank Rules. The Borrower represents and warrants that it is in compliance with the Swiss Non-Bank Rules; provided that the Borrower shall not be in breach of this representation if its number of creditors in respect of either the Swiss 10 Non-Bank Rule or the Swiss 20 Non-Bank Rule is exceeded solely by reason of a failure by one or more Lenders to comply with their obligations under Section 9.4, having given an incorrect information (or having lost) as to its status as Qualifying Bank or as one (1) creditor only for the purposes of the Swiss Non-Bank Rules. For the purpose of its compliance with the Swiss 20 Non-Bank Rule under this Section 3.33, the number of Lenders under this Agreement which are not Qualifying Banks shall be deemed to be five (irrespective of whether or not there are, at any time, any such Lenders.

Section 3.34        Governing Law and Enforcement. The choice of governing law of the Facility Documents will be recognized and enforced in the Relevant Jurisdiction of each Loan Party, and any judgment obtained in relation to a Facility Document in the jurisdiction of the governing law of that Facility Document will be recognized and enforced in the Relevant Jurisdiction of each Loan Party.

Section 3.35      Centre of Main Interest. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “EU Regulation”), the English Loan Party’s centre of main interest (as that term is used in Article 3(1) of the EU Regulation) is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(10) of the EU Regulation) in any other jurisdiction. To the knowledge of each of the Loan Parties, it is not necessary under the laws of such Loan Party’s respective jurisdiction of organization or incorporation (i) in order to enable the Agent or any Lender to enforce their respective rights under any Facility Document; or (ii) by reason of the execution of any Facility Document or the performance by it of its obligations under any Facility Document, that the Agent or any Lender be licensed, qualified or otherwise entitled to carry on business in its respective jurisdiction of organization or incorporation. None of the Agent or any Lender is or will be deemed to be resident, domiciled or carrying on business in its respective jurisdiction of organization or incorporation solely by reason of the execution, performance and/or enforcement of any Facility Document.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE LENDERS

Each Lender represents and warrants that:

Section 4.1         Acquisition for Own Account. Such Lender is acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under, or exempted from, the registration requirements of the Securities Act; provided, however, that by making the representations herein (including the representations in Section 4.7), such Lender does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to assign, transfer or otherwise dispose of any of the Securities at any time pursuant to an effective registration statement under, or an exemption from the registration requirements of, the Securities Act.

Section 4.2          Accredited Investor. Such Lender is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in business and financial matters so as to be capable of evaluating the merits and risks of its investment in the Securities.

Section 4.3        No General Solicitation. Such Lender did not learn of the investment in the Securities as a result of any general solicitation or general advertising.

Section 4.4       Exemptions. Such Lender understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Borrower is relying in part upon the truth and accuracy of, and such Lender’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Lender set forth herein in order to determine the availability of such exemptions.

Section 4.5         Diligence. Such Lender and its advisors, if any, have been afforded the opportunity to ask questions of the Loan Parties. None of any such inquiries, any other due diligence investigations conducted by any Lender or its advisors or its representatives, if any, and the making by such Lender or representations and warranties pursuant to this Article 4 shall modify, amend or otherwise affect such Lender’s right to rely on the representations, warranties, covenants and agreements of the Loan Parties contained in Article 3 and elsewhere in this Agreement and the other Facility Documents.

Section 4.6         No Recommendation or Endorsement. Such Lender understands that no United States federal or state agency or any other government or Governmental Authority has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

Section 4.7         Restricted Securities. Such Lender understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Borrower in a transaction not involving a public offering and that none of the Securities may be resold except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

ARTICLE 5
CONDITIONS

Section 5.1        Conditions to Effectiveness. This Agreement shall become effective on the Closing Date subject to the satisfaction (or waiver by the Required Lenders) of the following conditions:

(a)         Agent and the Lenders shall have received executed counterparts of this Agreement and each other Facility Document set forth on the closing checklist attached hereto as Exhibit D and indicated therein as being required to be delivered on or prior to the Closing Date;

(b)         Agent and the Lenders shall have received at least three (3) Business Days prior to the Closing Date a duly executed W-9 (or other applicable tax form) of the Borrower and all documentation and other information required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that has been reasonably requested by Agent or any Lender at least ten (10) days in advance of the Closing Date; and

(c)         the Agent and the Lenders shall have received (w) an opinion of Davis Polk & Wardwell LLP, counsel to the Loan Parties organized under the laws of the United States, any state thereof or the District of Columbia, (x) an opinion of Morris, Nichols, Arsht & Tunnell LLP, counsel to the Loan Parties organized under the laws of Delaware, (y) an opinion of Homburger AG, Swiss counsel to the Loan Parties, and (z) an opinion of Katten Muchin Rosenman UK LLP, U.K. counsel to the Agent, in each case, in form and substance reasonably satisfactory to the Lenders; and

(d)          Agent and Lenders shall have received:

(i)       a copy of a resolution of the board of directors of the English Loan Party (A) approving the terms of, and the transactions contemplated by the Facility Documents to which it is a party and resolving that it shall execute, deliver and perform the Facility Documents to which it is a party, (B) authorising a specified person or persons to execute the Facility Documents to which it is a party on its behalf, (C) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and to be signed and/or despatched by it under or in connection with the Facility Documents to which it is a party;

(ii)         a copy of a resolution of the sole member of the English Loan Party approving the terms of, and the transactions contemplated by the Facility Documents to which it is a party; and

(iii)        a certificate signed by a director of the English Loan Party appending (A) a specimen of the signature of each person authorised by the resolution referred to in clause (i) above who will execute the Facility Documents and related documents (B) a copy of a resolution of the board of directors and sole member, respectively referred to in clauses (i) and (ii) above, (C) a copy of its constitutional documents comprising its certificate of incorporation, articles of association and (if any) certificate of change of name and (D) certifying as to no breach of any borrowing/guaranteeing applicable limit, certifying that each copy document is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

Section 5.2          Conditions to Initial Convertible Loan Disbursement. The obligation of the Lenders to make the Initial Convertible Loan Disbursement shall be subject to the satisfaction (or waiver by the Required Lenders) of each of the following conditions:

(a)          Agent and the Lenders shall have received executed counterparts of each Facility Document set forth on the closing checklist attached hereto as Exhibit D and indicated therein as being required to be delivered on or prior to the Initial Convertible Loan Disbursement Date;

(b)         the Qualifying IPO shall have been consummated or shall be consummated substantially contemporaneously with the funding of the Initial Convertible Loans;

(c)          the Agent shall have received a Disbursement Request executed by an Authorized Officer of the Borrower;

(d)         all actions necessary to establish that Agent (for the benefit of the Secured Parties) will have perfected first priority Liens in the Collateral (subject to Permitted Liens and the Agreed Security Principles) under the Facility Documents shall have been or shall be taken substantially contemporaneously with the funding of the Initial Convertible Loans (other than any perfection requirements expressly contemplated under any Collateral Document to be, or permitted to be, taken following the date that such Collateral Document is entered into);

(e)         each Lender shall have received original Convertible Notes in the amount of its respective Pro Rata Share of the aggregate amount of the Initial Convertible Loans;

(f)          the payment by the Borrowers of the fees required to be paid pursuant to Section 2.8 to the Agent and the Lenders on or prior to the Closing Date and all other fees required to be paid on such Disbursement Date pursuant to this Agreement and the other Facility Documents and all reasonable and documented out-of-pocket costs and expenses required to be paid on such Disbursement Date (including pursuant to Section 9.2) pursuant to this Agreement and the other Facility Documents, in the case of reasonable and documented out-of-pocket costs and expenses, to the extent invoiced prior to the Closing Date;

(g)         the Agent and the Lenders shall have received (w) an opinion of Davis Polk & Wardwell LLP, counsel to the Loan Parties organized under the laws of the United States, any state thereof or the District of Columbia, (x) an opinion of Morris, Nichols, Arsht & Tunnell LLP, counsel to the Loan Parties organized under the laws of Delaware, (y) an opinion of Homburger AG, Swiss counsel to the Loan Parties, and (z) an opinion of Katten Muchin Rosenman UK LLP, U.K. counsel to the Agent, in each case, in form and substance reasonably satisfactory to the Lenders; and

(h)        no Loan Party or any of its Subsidiaries shall have any Indebtedness, other than Indebtedness permitted under Section 7.5, and all other Indebtedness of the Loan Parties and their Subsidiaries shall have been or shall be substantially contemporaneously with the funding of the Loan on the Initial Convertible Loan Disbursement, paid off, and any Liens relating thereto and any other Liens that are not Permitted Liens shall have been or shall substantially contemporaneously with the funding of the Loan on the Closing Date be terminated and, in each case, the Agent shall have received evidence thereof reasonably satisfactory to the Required Lenders.

Section 5.3       Conditions to Subsequent Convertible Loan Disbursement. The obligation of the Lenders to make the Subsequent Convertible Loan Disbursement shall be subject to the satisfaction (or waiver by the Required Lenders) of each of the following conditions:

(a)        the Initial Convertible Loan Disbursement Date shall have occurred, and all or a portion of the Initial Convertible Loan shall, after giving effect to the Subsequent Convertible Loan Disbursement, remain outstanding except to the extent not outstanding solely due to voluntary conversions at the election of the Lenders of the Convertible Notes prior to the occurrence of any Major Transaction;

(b)         the Borrower shall have submitted to each Lender providing a portion of a Subsequent Convertible Loan a written notice from an Authorized Officer of the Borrower in substantially the form of Exhibit I substantially contemporaneously with the receipt of the notice described in clause (d) below at least two (2) Business Days in advance of the proposed date of the funding of such amounts by such Lenders (or such shorter period agreed to by all such Lenders in their sole discretion);

(c)        each Lender shall have received original Convertible Notes in the amount of its respective Pro Rata Share of the aggregate amount of the Subsequent Convertible Loans;

(d)         the Final BLA Approval shall have been obtained, and the Agent shall have received evidence thereof reasonably satisfactory to the Required Lenders;

(e)         the Conversion Price of the Convertible Notes to be issued to the Lenders in connection with the making of the Subsequent Convertible Loans would, without giving effect to the Floor Price Limitation, be equal to or greater than the Floor Price; and

(f)          if requested by the Required Lenders, the Agent and the Lenders shall have received (w) an opinion of Davis Polk & Wardwell LLP, counsel to the Loan Parties organized under the laws of the United States, any state thereof or the District of Columbia, (x) an opinion of Morris, Nichols, Arsht & Tunnell LLP, counsel to the Loan Parties organized under the laws of Delaware, (y) an opinion of Homburger AG, Swiss counsel to the Loan Parties, and (z) an opinion of Katten Muchin Rosenman UK LLP, U.K. counsel to the Agent, in each case, in form and substance reasonably satisfactory to the Lenders.

Section 5.4      Conditions to All Disbursements. The obligation of the Lenders to make any Disbursement (including the Initial Convertible Loan Disbursement) shall be subject to the satisfaction (or waiver by the Required Lenders) of each of the following conditions:

(a)        no Default or Event of Default shall have occurred, would result from such Disbursement or the use of the proceeds therefrom or would otherwise exist upon the making of such Disbursement;

(b)         immediately prior to and after giving effect to such Disbursement and the use of proceeds thereof, each representation and warranty by any Loan Party or any of its Subsidiaries contained herein or in any other Facility Document is true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);

(c)         the payment by the Borrowers of the fees required to be paid pursuant to Section 2.8 to the Agent and the Lenders on such Disbursement Date and all other fees required to be paid on such Disbursement Date pursuant to this Agreement and the other Facility Documents and all reasonable and documented out-of-pocket costs and expenses required to be paid on such Disbursement Date (including pursuant to Section 9.2) pursuant to this Agreement and the other Facility Documents, in the case of reasonable and documented out-of-pocket costs and expenses, to the extent invoiced prior to the Disbursement Date (which amounts, at the sole option of the Lenders, may be offset against the proceeds of such Disbursement);

(d)        there shall not exist any proceeding, order, injunction or decree of any Governmental Authority or in any court of competent jurisdiction restraining or prohibiting (or seeking to restrain or prohibit) the funding of such Disbursement hereunder;

(e)          the Agent and the Lenders shall have received a Solvency Certificate duly executed by an Authorized Officer of the Borrower; and

(f)          each Lender shall have received a certificate from an Authorized Officer certifying that the conditions set forth in Section 5.4(a) and (b) are satisfied.

ARTICLE 6
AFFIRMATIVE COVENANTS

Section 6.1          Preservation of Existence, Etc. The Loan Parties shall and shall cause their Subsidiaries to preserve and maintain in full force and effect (a) their organizational existence and good standing (to the extent such concept is applicable) under the Applicable Laws of its jurisdiction of incorporation, organization or formation, as applicable, and (b) all qualifications to do business in each other jurisdiction not covered by clause (a) above in which the failure to be so qualified would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.2        Compliance with Laws. The Loan Parties shall, and shall cause their Subsidiaries to, (a) comply in all material respects with all material Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that this Section 6.2 shall not apply to compliance with Health Care Laws, which compliance is addressed elsewhere in this Agreement, and (b) maintain in effect and enforce policies and procedures designed to ensure material compliance by the applicable Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 6.3         Authorizations. The Loan Parties shall, and shall cause their Subsidiaries to, obtain, comply with and do all that is necessary to keep in full force and effect all licenses, certificates, approvals, registrations, clearances, Authorizations required to conduct their businesses, except where the failure to make and keep Authorizations in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.4         Maintenance of Property. Each Loan Party shall, except as otherwise permitted by this Agreement, maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its assets and property that are material to its businesses in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and shall make all necessary repairs thereto and renewals and replacements thereof in the ordinary course of business, except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.5        Insurance. The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to their material assets, properties and businesses, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated. Subject to the Agreed Security Principles and any relevant Collateral Document, each such policy of insurance shall, within forty-five (45) days of the Initial Convertible Loan Disbursement Date(or such longer period as the Required Lenders may agree) (a) in the case of each liability policy, name Agent (on behalf, and for the benefit, of, the Secured Parties) as an additional insured thereunder as its interests may appear (to the extent available in the relevant jurisdiction where such insurance is maintained) and (b) in the case of each casualty insurance policy contain a lender’s loss payable clause or endorsement that names Agent, (on behalf, and for the benefit, of the Secured Parties), as the lender’s loss payee thereunder (to the extent available in the relevant jurisdiction where such insurance is maintained) and, to the extent available, provide the insurer will give at least thirty (30) days’ prior written notice to Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice of any cancellation or termination of such policy as a result of the failure to pay any premiums therefor). A true and complete listing in all material respects of such insurance, including issuers, coverages and deductibles, shall be provided to Agent and the applicable Lender(s) promptly following Agent’s or any Lender’s reasonable request.

Section 6.6         Payment of Taxes. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed all material Tax liabilities, assessments and governmental charges or levies upon it or its property, unless the same are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with IFRS.

Section 6.7        Notices; Information. The Loan Parties shall promptly (and, in any event, within three (3) Business Days) notify Agent upon becoming aware of the occurrence of (i) any Default or Event of Default and (ii) any event of occurrence that constitutes a Material Adverse Effect. In addition, promptly after request therefor, the Borrower shall provide the Agent and the Lenders such other financial and other information as any Lender or the Agent may from time to time reasonably request; provided that, after the Qualifying IPO Date, Borrower shall not be required to provide any Lender with any information requested by such Lender pursuant to this sentence to the extent such information constitutes Inside Information unless such Lender enters into a customary “wall cross” agreement with respect to such information.

Section 6.8          Qualifying IPO; SEC Documents; Financial Statements.

(a)         Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with IFRS (provided that unaudited interim financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments).

(b)         Prior to the consummation of the Qualifying IPO and except directly in connection with therewith, the Borrower shall not effect any public offering of any securities (underwritten or otherwise), register or qualify any securities under any Applicable Securities Laws or cause any securities to be listed or quoted on any securities exchange or trading market in any jurisdiction. For the avoidance of doubt and without limiting the foregoing, the Borrower shall not consummate any initial public offering of its Common Shares that does not constitute the Qualifying IPO. From and after the Qualifying IPO Date, the Borrower shall comply in all respects with its filing requirements under Section 13 or 15(d) of the Exchange Act, as applicable (provided that, from and after the Initial Convertible Loan Disbursement Date, the Borrower shall in any event file with the SEC unaudited consolidated financial statements for each of the first three fiscal quarters of each fiscal year), and shall, contemporaneously with the filing of its interim unaudited and annual audited consolidated financial statements, deliver to each Lender a Compliance Certificate. From the Qualifying IPO Date, the Borrower shall timely (without giving effect to any extensions pursuant to Rule 12b-25 under the Exchange Act, except when a Registration Statement (as defined in the Registration Rights Agreement) is effective and available to cover the resale all of the Registrable Securities (as defined in the Registration Rights Agreement) or there no longer any Registrable Securities, and provided that the Borrower shall in any event use commercially reasonable efforts to avoid reliance on Rule 12b-25 under the Exchange Act) file (or, as applicable in the case of any report disclosing financial information in respect, or as of the end, of any completed fiscal period, furnish to the SEC) all SEC Documents required to be filed with (or so furnished to) the SEC pursuant to the Exchange Act and otherwise timely Publicly Disclose all financial and other information required to be Publicly Disclosed under Applicable Securities Laws, and the Borrower shall not terminate the registration of the Common Shares under the Exchange Act or otherwise terminate its status as an issuer required to file reports under the Exchange Act, even if the Applicable Securities Laws would otherwise permit any such termination. None of such SEC Documents, when filed (or, as applicable in the case of any report disclosing financial information in respect, or as of the end, of any completed fiscal period, furnished) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All financial statements including in any such SEC Documents, reports, statements, documents and information shall fairly present the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods presented and shall have been prepared on a going concern basis in accordance with IFRS, consistently applied (subject, in the case of unaudited interim financial statements, to normal year-end adjustments that are not material individually or in the aggregate and lack of footnote disclosures). Any audit or report of the Borrower’s independent certified public accountants on any financial statements included in any such SEC Document shall, (i) contain an unqualified opinion stating that such consolidated financial statements present fairly in all material respects the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods presented and have been prepared in conformity with IFRS applied on a basis consistent with prior years, and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status (other than solely with respect to the Maturity Date). No financial statements included in any SEC Document shall include any statement in the footnotes thereto that indicates there is substantial doubt about the Borrower’s ability to continue as a going concern (or any statement to similar effect (other than solely with respect to the Maturity Date)). Within 90 days after the end of each fiscal year of the Borrower, the Loan Parties and their Subsidiaries shall deliver to Agent and the Lenders an updated Perfection Certificate.

Section 6.9         Inspections. Upon reasonable prior notice and at reasonable times, each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased or controlled property, during normal business hours and upon reasonable advance notice: (a) provide access to such property to Agent and its representatives, as frequently as Agent reasonably determines to be appropriate; and (b) permit Agent to conduct field examinations, appraise, inspect, and make extracts and copies from all of such Loan Party’s and its Subsidiaries’ books and records, in each instance, as reasonably requested by Agent and at the Loan Parties’ sole expense; provided the Loan Parties shall only be obligated to reimburse Agent for the expenses of, and the Agent shall only be permitted to conduct, one such appraisal, evaluation and inspection per calendar year unless an Event of Default has occurred and is continuing, in which case, the Loan Parties shall reimburse Agent for the expenses of, and the Agent may conduct any number of, such appraisals, evaluations and inspections permitted by Agent or its representatives. Any Lender may accompany Agent or its representatives in connection with any inspection. Notwithstanding anything to the contrary in this Section 6.9, no Loan Party or any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law or any binding agreement or obligation or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product (it being understood and agreed that no such restriction shall be entered into in contemplation of and for the purpose of availing itself of such exception, and the Borrower shall notify Agent at or prior to the time of such inspection if any of the foregoing circumstances is applicable and use commercially reasonable efforts to overcome such circumstances).

Section 6.10       Disclosure. Each Loan Party shall ensure that all written information, exhibits and reports furnished to any Secured Party, when taken as a whole, do not and will not (or does not, as applicable) contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any material defect or error that may be discovered therein or in any Facility Document or in the execution, acknowledgement or recordation thereof.

Section 6.11        Cash Management Systems.

(a)       Each Loan Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than, (i) so long as such accounts are not collateral under agreements, instruments or documents evidencing or governing any other Indebtedness and that are specifically and exclusively for (A) payroll, so long as such payroll account is a zero balance account, (B) any withholding tax and fiduciary accounts, (C) any Excluded Securities Accounts and (D) capital increase accounts and lease security accounts in Switzerland or (ii) Segregated Governmental Accounts (such accounts in clauses (i) and (ii), the “Excluded Accounts”)) as of and after the Initial Convertible Loan Disbursement Date; provided, however, that the Loan Parties shall have until the date that is thirty (30) days following the Initial Convertible Loan Disbursement Date or the closing date of such Permitted Acquisition, as applicable (or such later date as may be agreed to by the Required Lenders in their sole discretion) to comply with the provisions of this Section 6.11 with regard to such accounts (other than Excluded Accounts) of the Loan Parties existing on the Initial Convertible Loan Disbursement Date or acquired in connection with such Permitted Acquisition, as applicable.

(b)         In addition, in order to segregate and to facilitate perfection of Agent’s security interest and Lien (for the benefit of the Secured Parties) in funds received from Governmental Payors making payments under Medicare or Medicaid, if any, the Loan Parties agree that the Loan Parties shall, no later than thirty (30) days following the date of commencement of receipt of such payments or (i) segregate collections made from Governmental Payors making payments under Medicare or Medicaid from collections made from all other account debtors and customers of the applicable Loan Parties, including by (A) notifying all payors (other than Governmental Payors making payments under Medicare or Medicaid) then instructed to make payments to such Loan Parties’ deposit accounts to make payments to a deposit account subject to a Control Agreement, and (B) notifying all Governmental Payors making payments under Medicare or Medicaid to make payments to a Segregated Governmental Account, and (ii) enter into, and cause each applicable depository to enter into, a “sweep” agreement (a “Sweep Agreement”) with respect to each Segregated Governmental Account pursuant to which such depository will agree to sweep amounts deposited therein on daily basis to a deposit account of the Loan Parties subject to a Control Agreement in favor of Agent (for the benefit of the Secured Parties) as and when funds clear and become available in accordance with such depository’s customary procedures, each with such financial institution and each in form and substance reasonably acceptable to the Required Lenders. Any change by any Loan Party in the sweep instructions set forth in such Sweep Agreement will cause an immediate Event of Default. To the extent any Person, whether a Governmental Payor or otherwise, remits payments to an incorrect deposit account or otherwise makes payments not in accordance with the provisions of this Section 6.11 or an applicable Loan Party’s payment direction, such Loan Party shall contact such Person and use its commercially reasonable efforts to redirect payment from such Person in accordance with the terms hereof and with applicable Health Care Laws. Each of Agent and each Lender agrees and confirms that the Loan Parties will have sole dominion and “control” (within the meaning of Section 9-104 of the UCC and the common law) over each Segregated Governmental Account and all funds therein, and each of Agent and each Lender disclaims any right of any nature whatsoever to control or otherwise direct or make any claim against the funds held in any Segregated Governmental Account from time to time.

Section 6.12        Further Assurances.

(a)          Subject to the Agreed Security Principles, promptly upon (but, in any event, within fifteen (15) Business Days (or such later date as agreed by the Required Lenders in their sole discretion) after) the reasonable request of Agent acting at the direction of the Required Lenders, the Loan Parties shall (and, subject to the limitations set forth herein and in the other Facility Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Agent acting at the direction of the Required Lenders may reasonably require from time to time in order (i) to perfect and maintain the validity, effectiveness and priority of any of the Facility Documents and the Liens on the Collateral intended to be created pursuant to the Collateral Documents, and (ii) to better assure, grant, preserve and protect to the Secured Parties the rights granted to the Secured Parties under any Facility Document.

(b)         Subject to the Agreed Security Principles, the Loan Parties shall cause each Subsidiary of a Loan Party, promptly (and in any event within twenty (20) Business Days (or such later date as agreed by the Required Lenders in their sole discretion) after the formation (including pursuant to a Division/Series Transaction) or acquisition thereof, to (i) guarantee the Obligations by executing a joinder or supplement to the Guaranty Agreement, in form and substance reasonably satisfactory to the Agent, (ii) to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Facility Documents, all of such Subsidiary’s assets and property that constitutes Collateral under the applicable Collateral Documents to secure such guaranty (including by way of supplement or joinder to (A) in the case such Subsidiary is organized under the laws of the United States, any state thereof or the District of Columbia, each applicable U.S. Collateral Document, (B) in the case such Subsidiary is organized in Switzerland, each Swiss Collateral Document and (C) in the case such Subsidiary is organized in England and Wales, the English Debenture, in each case, in form and substance reasonably satisfactory to the Agent), (iii) deliver, or cause to be delivered, to Agent, appropriate resolutions, secretary certificates, certified Organizational Documents and, if requested by the Required Lenders, legal opinions (which opinions shall be in form and substance reasonably acceptable to the Required Lenders and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date and the Initial Convertible Loan Disbursement Date) and (iv) take such other actions required under clause (c) below and under the applicable Collateral Documents to which such Subsidiary becomes a party.

(c)          Subject to the Agreed Security Principles, each Loan Party shall pledge, and shall cause each of its Subsidiaries to pledge, all of the Stock of each of its Subsidiaries and all of the Stock such Loan Party owns in each Permitted Joint Venture, to secure the Obligations, promptly after (and in any event within twenty (20) Business Days (or such later date as may be agreed to by the Required Lenders in their sole discretion) after) the date of (A) formation (including pursuant to a Division/Series Transaction) or acquisition of such Subsidiary or Permitted Joint Venture or (B) the issuance of any shares of Stock of such Subsidiary or Permitted Joint Venture. In connection with each pledge of Stock, on or prior to the date of any such pledge of Stock, the Loan Parties shall deliver, or cause to be delivered, to Agent, irrevocable Stock powers, as applicable, duly executed in blank, in each case, in form and substance reasonably satisfactory to the Required Lenders.

Section 6.13      Environmental Matters. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws or as is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.14        [Reserved].

Section 6.15       Centre of Main Interest. The English Loan Party shall ensure that it does not (a) change the location of its centre of main interest (as that term is used in Article 3(1) of the EU Regulation) for the purposes of the Regulation.

Section 6.16      Listing of Stock. The Borrower shall take all actions necessary to cause the Common Shares to remain listed on the Principal Market or another Eligible Market after the Qualifying IPO Date. After the Qualifying IPO Date, the Borrower shall not, and shall cause each of the Subsidiaries not to, take any action that would be reasonably expected to result in the delisting or suspension or termination of trading of the Common Shares on the Principal Market unless the Common Shares are then or will concurrently be listed on another Eligible Market (whereupon such other Eligible Market shall be deemed the Principal Market for purposes of this Agreement and the other Facility Documents). At all times after the Qualifying IPO Date, (a) the Common Shares shall be eligible for clearing through The Depository Trust Corporation (“DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system; (b) the Company shall be eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Common Shares; and (c) the transfer agent for the Common Shares shall be a participant in, and the Common Shares shall be eligible for transfer pursuant to, DTC’s Fast Automated Securities Transfer Program (or successor thereto). The Loan Parties shall pay all fees, costs and expenses in connection with satisfying its obligations under this Section 6.16.

Section 6.17        Disclosure; No Inside Information.

(a)         At or prior to the effectiveness of the registration statement filed by the Borrower in connection with a Qualifying IPO, the Borrower shall Publicly Disclose the terms of this Agreement and any other material transactions occurring in connection therewith and shall file with the SEC unredacted copies of this Agreement, the form of Convertible Note, the form of Registration Rights Agreement and, to the extent required by Item 601 of Regulation S-K, the other Facility Documents.

(b)         No later than the 8 a.m., New York City time, on the first Business Day following each of the Initial Convertible Loan Disbursement Date, the occurrence of the Final BLA Approval and the Subsequent Convertible Loan Disbursement Date, the Borrower shall Publicly Disclose the occurrence of the Initial Convertible Loan Disbursement, the Final BLA Approval and the occurrence of the Subsequent Convertible Loan Disbursement (as applicable), and, in the case of the Initial Convertible Loan Disbursement, shall file with the SEC an unredacted copy of the final form of the Convertible Note (including the exhibits and schedules thereto).

(c)        Upon the effectiveness of the registration statement filed by the Borrower in connection with a Qualifying IPO, the Borrower shall have disclosed all Inside Information provided or made available to any Secured Party or any of its Affiliates, attorneys, agents or representatives by any Loan Party or any of its employees, officers, directors (or equivalent persons), attorneys, agents or representatives on or prior to the Initial Convertible Loan Disbursement Date. From and after the effectiveness of the registration statement filed by the Borrower in connection with the Qualifying IPO, each Loan Party shall not, and shall cause each of its employees, officers, directors (or equivalent persons), attorneys, agents and representatives to not, provide any Secured Party or any of its Affiliates, attorneys, agents or representatives with any Inside Information without the express prior written consent of such Secured Party.

(d)         Notwithstanding anything to the contrary herein, in the event that any Loan Party believes that a notice or communication to any Secured Party or any of its Affiliates, attorneys, agents or representatives contains Inside Information relating to any Loan Party, its securities, any of its Affiliates or any other Person, the Borrower shall (X) so indicate to such Secured Party prior to delivery of such notice or communication, and such indication shall provide the Secured Party the means to refuse in writing to receive such notice or communication (and in the absence of any such indication, the Secured Parties, the other holders of the Securities and their respective Affiliates, agents and representatives shall be allowed to presume that all matters relating to such notice or communication do not constitute Inside Information), and (Y) provide such notice or communication to counsel to such Secured Party (which shall be Katten Muchin Rosenman LLP (Attn: Mark D. Wood) or such other counsel as shall have been designated in writing by such Secured Party). In the event that, in compliance with the foregoing, the Borrower indicates to a Secured Party that a notice or other communication contains Inside Information and such Secured Party then refuses to accept such notice or other communication, the Borrower shall be excused from any obligation hereunder to provide such notice or other communication to such Secured Party (subject to the Borrower’s obligation to provide such notice or communication to counsel for such Secured Party). In the event that the Borrower either (i) fails to indicate that a notice or communication to a Secured Party contains Inside Information or otherwise provides any Secured Party with Inside Information without such Secured Party’s prior written consent or (ii) provides such notice or communication to the Secured Parties notwithstanding the Secured Parties’ refusal in writing to receive such notice or communication, the Secured Parties shall have the right to make a public disclosure in the form of a press release, public advertisement or otherwise, of the applicable Inside Information without the prior approval by any Loan Party, its Subsidiaries or Affiliates, or any of its or their respective officers, directors (or equivalent persons), employees, attorneys, representatives or agents, and no Secured Party shall have any liability to any Loan Party, any of its Subsidiaries or Affiliates or any of its or their respective officers, directors (or equivalent persons), employees, stockholders, attorneys, representatives or agents for any such disclosure; provided, however, that prior to making any such disclosure, the applicable Secured Party shall provide written notice to the Borrower of its intent to do so and shall not make such disclosure if the Borrower makes public disclosure (in the form of a widely disseminated press release, a public filing with the SEC or other manner compliant with Regulation FD) of the applicable Inside Information within one (1) Business Day after the delivery of such notice to the Borrower; provided, further, however, that the applicable Secured Party shall not be entitled to make such disclosure in the event that (X) within one (1) Business Day after the delivery of such notice to the Borrower, the Borrower disputes in good faith that the applicable information constitutes Inside Information and communicates that in writing to the applicable Secured Party, (Y) the Borrower (at its sole expense) within three (3) Business Days following the delivery of such notice to the Borrower submits the matter to Davis Polk & Wardwell LLP or another nationally recognized law firm with expertise in securities laws selected by the Borrower for a determination as to whether such information constitutes Inside Information, and (Z) within three (3) Business Days following the delivery of such notice to the Borrower, such law firm advises the Borrower and such Secured Party in writing that the applicable information does not constitute Inside Information.

(e)        Notwithstanding the foregoing, to the extent the Borrower reasonably and in good faith determines that it is necessary to disclose material non-public information to a Secured Party for purposes relating to any of the Facility Documents (a “Necessary Disclosure”), the Borrower shall inform counsel to such Secured Party (which shall be Katten Muchin Rosenman LLP (Attn: Mark D. Wood) or such other counsel as shall have been designated in writing by such Secured Party) of such determination without disclosing the applicable material non-public information, and the Borrower and such counsel on behalf of the applicable Secured Party shall endeavor to agree upon a process for making such Necessary Disclosure to the applicable Secured Party or its representatives that is mutually acceptable to such Secured Party and the Borrower (an “Agreed Disclosure Process”). Thereafter, the Borrower shall be permitted to make such Necessary Disclosure to such Secured Party (only) in accordance with the Agreed Disclosure Process.

(f)        Each of the parties hereto acknowledges and agrees that (i) the Agent shall not provide any Inside Information to any Lender without complying with the process set forth in the first sentence of Section 7.15(e), as if the Agent were the Borrower for purposes thereof, (ii) no Lender or any Affiliate of any Lender shall be deemed to be in possession of any Inside Information because such Inside Information was provided to the Agent or any attorney or agent of any Lender, and the Borrower agrees not to (and the Borrower agrees to cause its Affiliates not to) assert any contrary position.

(g)        Each Loan Party hereby acknowledges and agrees that no Secured Party (nor any of such Secured Party’s Affiliates, attorneys, agents or representatives) shall have any duty of trust or confidence (including any obligation under any confidentiality or non-disclosure agreement entered into by such Secured Party) with respect to, or any obligation not to trade in any securities while aware of, any material nonpublic information (i) provided by, or on behalf of, any Loan Party, any of its Affiliates or any of its officers, directors (or equivalent persons), employees, attorneys, agents or representatives in violation of any of the representations, covenants, provisions or agreements set forth in this Section 6.17 or (ii) otherwise possessed (or continued to be possessed) by any Secured Party (or any Affiliate, agent or representative thereof) as a result of any breach or violation of any representation, covenant, provision or agreement set forth in this Section 6.17.

Section 6.18        [Reserved].

Section 6.19        Use of Proceeds. The proceeds of the Loans will be used solely to (a) fund ongoing or planned clinical trials and preclinical studies, (b) fund the commercialization efforts for any current or future product candidates, (c) provide funds for the Borrower’s working capital and general corporate purposes, (d) refinance certain Indebtedness of the Loan Parties and (e) pay a portion of the charges, costs and expenses related to the foregoing and entering into this Agreement and obtaining the Loans contemplated hereby. Without limitation of the foregoing, the Borrower will ensure that no proceeds of the Loans will be used in a manner that would constitute a “use of proceeds in Switzerland” as interpreted by the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung) for purposes of the Swiss Federal Withholding Tax, unless a written confirmation or countersigned tax ruling application from the Swiss Federal Tax Administration has been obtained confirming such use does not result in the Loans qualifying as a Swiss financing for Swiss Federal Withholding Tax purposes to which the non-bank rules as per the respective Swiss Guidelines apply and any such use shall then be permitted.

Section 6.20       Swiss Non-Bank Rules. The Borrower shall ensure that it is at all times in compliance with the Swiss Non-Bank Rules; provided that the Borrower shall not be in breach of this covenant if its number of creditors in respect of either the Swiss 10 Non-Bank Rule or the Swiss 20 Non-Bank Rule is exceeded solely by reason of a failure by one or more Lenders to comply with their obligations under Section 9.4, having given an incorrect information (or having lost) as to its status as Qualifying Bank or as one (1) creditor only for the purposes of the Swiss Non-Bank Rules. For the purpose of its compliance with the Swiss 20 Non-Bank Rule under this Section 6.20, the number of Lenders under this Agreement which are not Qualifying Banks shall be deemed to be five (irrespective of whether or not there are, at any time, any such Lenders.

Section 6.21        Healthcare Matters.

(a)         Without limiting the generality of the foregoing, each Loan Party and its Subsidiaries shall comply in all material respects with applicable Health Care Laws and their implementation by any applicable Governmental Authority and all lawful requests of any Governmental Authority applicable to its Products. All Products developed, manufactured, tested, distributed, promoted or marketed by or on behalf of any Loan Party or any of its Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority shall be developed, tested, manufactured, distributed, promoted and marketed in compliance in all material respects with Health Care Laws and any other Applicable Laws, including Applicable Laws governing or relating to product approval or premarket notification, Good Manufacturing Practices, promoting, labeling, advertising, record-keeping, and adverse event reporting, and have been and are being tested, investigated, distributed, labeled, promoted, marketed, and sold in compliance in all material respects with Health Care Laws and all other Applicable Laws.

(b)        The Borrower will, and will cause each Loan Party to, obtain all Regulatory Required Permits necessary for compliance in all material respects with Health Care Laws with respect to the design, testing, manufacturing, developing, processing, assembly, packaging, labeling, distribution, commercialization, import, export, selling or marketing of Products and will, and will cause each Loan Party to, maintain and comply in all respects with all such Regulatory Required Permits, the noncompliance with which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.22        Shares of Stock. The Borrower undertakes to reserve for issuance the Conversion Shares (computed without regard to any limitations on the number of shares that may be issued on conversion). Following any event which leads to a dilution of the Conversion Price, the Borrower shall reserve for issuance additional Conversion Shares in order to re-establish the reservation of the Conversion Shares. To the extent necessary, the Borrower undertakes to initiate the increase of its conditional capital by calling, or putting an item on the agenda for, a general meeting of the shareholders of the Borrower.

ARTICLE 7
NEGATIVE COVENANTS

Section 7.1         Merger, Consolidation, Etc. No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) consummate a Division/Series Transaction or (b) directly or indirectly, merge with, consolidate with or into, dissolve or liquidate into or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) with respect to all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (i) a Subsidiary that is not a Loan Party may merge into any Loan Party or any Subsidiary of a Loan Party, (ii) a Subsidiary that is a Loan Party may merge into any other Loan Party, (iii) any Subsidiary of the Borrower (other than, for the avoidance of doubt, the Borrower) may liquidate or dissolve if, to the extent such Subsidiary is a Guarantor, any such assets or business held by such subject Subsidiary shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution and (iv) Permitted Acquisitions and Dispositions permitted under Section 7.4 (provided that, to the extent any such transaction involves (x) a Loan Party, the Loan Party is the surviving Person, or (y) subject to the immediately succeeding sentence, Borrower, Borrower is the surviving Person). No Loan Party shall, nor shall permit any of its Subsidiaries to, establish or form any Subsidiary, unless such Subsidiary complies with Section 6.12. Notwithstanding the foregoing, nothing in this Section 7.1 shall prevent the consummation of a Major Transaction (as defined in the Convertible Notes), subject to compliance with the provisions relating thereto in the Convertible Notes.

Section 7.2          Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, (a) enter into any management contract or similar arrangement whereby all or a substantial part of the business of the Loan Parties and Subsidiaries, taken as a whole, is managed by another Person, or (b) make any Restricted Payments; provided that (i) so long as no Default or Event of Default has occurred and is continuing, the Borrower may repurchase its Stock from current or former officers, employees or directors of the Borrower and its Subsidiaries (or their permitted transferees or estates) upon their death, disability or termination of employment to the extent approved by the Board of Directors of the Borrower in good faith, (ii) each Loan Party may make Restricted Payments to pay reasonable and customary salary compensation, bonus and other benefits payable to officers, employees, consultants and other service providers of the Borrower (or its parent entities) to the extent such salaries, compensation, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Subsidiaries, (iii) so long as no Default or Event of Default has occurred and is continuing, any Loan Party may refinance any Qualifying Sub Debt with other Qualifying Sub Debt or make Permitted Subordinated Debt Payments (as defined in Exhibit J hereto) in accordance with the Agreed Subordination Terms, (iv) the Borrower may make Restricted Payments in respect of the Common Shares or Options issued or purchased and transferred to, or repurchased from, employees or directors of, or consultants, or advisors to, the Borrower or any of its Subsidiaries pursuant to or in connection with a plan, agreement or arrangement approved by the Board of Directors of the Borrower in good faith, including the 2013 and 2016 stock purchase plans of the Borrower, (v) the Borrower may make Restricted Payments consisting of cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Common Shares, or in connection with dividends, share splits, reverse share splits (or any combination thereof) and mergers, consolidations, amalgamations or other business combinations, and acquisitions and other Investments permitted hereunder, (vi) the Borrower may honor any conversion request by a holder of convertible Indebtedness permitted under Section 7.5 and make any cash payments in lieu of fractional shares in connection with any conversion, and (vii) any Subsidiary may make any Restricted Payment to the Borrower. Notwithstanding anything herein to the contrary, nothing in this Section 7.2 shall impose any restriction on the ability of the Loan Parties to make any changes to officers or directors of Borrower or any of its Subsidiaries, including any restriction on the ability of the Borrower or any of its Subsidiaries to enter into employment contracts or to engage directors or advisors.

Section 7.3         Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any of its assets or property, except:

(a)          Liens existing on the Closing Date and set forth on Schedule 7.3(a);

(b)          Liens in favor of the Secured Parties under the Facility Documents;

(c)        carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business that secure obligations that are not delinquent or remain payable without penalty for more than sixty (60) days or that are being contested in good faith and by appropriate Proceedings and for which adequate reserves in accordance with IFRS are being maintained;

(d)         Liens for Taxes, assessments or governmental charges or levies, in each case imposed by law or arising in the ordinary course of business for amounts that are not past due or payable for more than sixty (60) days or that are being contested in good faith by appropriate Proceedings, and for which adequate reserves in accordance with IFRS are being maintained;

(e)        (i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default and (ii) pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect to such judgments and Proceedings described in the foregoing clause (i);

(f)          Liens in favor of financial institutions arising in connection with the Borrower’s or its Subsidiaries’ deposit and/or cash accounts maintained in the ordinary course held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(g)         Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases (other than Capital Leases), governmental contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other funded Indebtedness) or to secure liability to insurance carriers;

(h)      easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, do not secure indebtedness for borrowed money and do not materially interfere with the conduct of the business of any Loan Party or its Subsidiaries;

(i)         (i) any interest or title of a lessor or sublessor under any lease permitted by this Agreement or (ii) licenses and sublicenses (other than with respect to Intellectual Property, which is addressed in clause (s) below) granted by a Loan Party or any Subsidiary of a Loan Party and leases and subleases (by a Loan Party or any Subsidiary of a Loan Party as lessor or sublessor) to third parties and entered into in the ordinary course of business;

(j)          Liens of a collection bank arising under Section 4-210 of the UCC (or equivalent in foreign jurisdictions) on items in the course of collection;

(k)         Liens on any assets or property acquired or held by any Loan Party or any Subsidiary of any Loan Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such assets or property and permitted under Section 7.5(c); provided that (i) such Lien attaches solely to the assets or property so acquired in such transaction and the proceeds thereof within one hundred eighty (180) days of such acquisition and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such assets or property;

(l)          Liens securing Capital Lease Obligations permitted under Section 7.5(c), to the extent such Lien attaches solely to the property financed in such transaction and the proceeds thereof;

(m)        Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;

(n)        Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business;

(o)         Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p)          Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 7.5(l);

(q)        Liens solely on cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement for a Permitted Acquisition in the ordinary course of business;

(r)          Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Subsidiaries;

(s)          Permitted In-Licensing Agreements and Permitted Out-Licensing Agreements; and

(t)          Liens existing on property or assets at the time of the acquisition thereof or existing on the property of any Person at the time such Person becomes a Subsidiary pursuant to a Permitted Acquisition, in each case after the Closing Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof).

Section 7.4          Dispositions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, dispose of (whether in one or a series of transactions) any assets or property (including the Stock of any Subsidiary of any Loan Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), or, directly or indirectly, issue, sell or otherwise transfer, any Stock of any Subsidiary of the Borrower, except for:

(a)         Dispositions of (i) inventory, goods or services or (ii) worn‑out, obsolete, damaged or surplus equipment or other assets, in each case of clause (i) and (ii), in the ordinary course of business;

(b)        (i) Dispositions of Cash Equivalents in the ordinary course of business and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(c)          Permitted Royalty Financings;

(d)          Permitted Investments, to the extent any such Investment constitutes a Disposition;

(e)       (i) the issuance of Stock (other than Disqualified Stock) by the Borrower, (ii) the issuance of Stock of any Loan Party (other than the Borrower) to the Borrower or any other Loan Party, (iii) the issuance of Stock of any Subsidiary of a Loan Party that is not a Loan Party to the Borrower or any other Loan Party and (iv) the sale of the Stock of any Subsidiary of the Borrower to the Borrower or any Loan Party;

(f)          the transfer of any assets or property (i) by a Loan Party to another Loan Party or, (ii) for no more than fair market value, by a Subsidiary that is not a Loan Party to (A) a Loan Party or (B) any other Subsidiary that is not a Loan Party;

(g)        disposing, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, terminate or be put into the public domain, any obsolete or immaterial Intellectual Property if a Loan Party determines in its reasonable business judgment that such Disposition is desirable in the conduct of its business;

(h)          Permitted Out-Licensing Agreements, Permitted In-Licensing Agreements and Permitted Joint Ventures;

(i)          the issuance by the Borrower or any Subsidiary of Stock to qualified directors where required by or to satisfy any Applicable Law, including any Applicable Law with respect to ownership of such Stock;

(j)           transactions expressly permitted by Section 7.1 or 7.3;

(k)         Dispositions of past due accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof and in any event, not involving any securitization or factoring thereof;

(l)          (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property, (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) and (iv) any lease or sublease of real property in the ordinary course of business;

(m)       Dispositions by way of any involuntary loss, damage or destruction of property, foreclosure, casualty or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property; and

(n)         Dispositions of non-core assets the fair market value of which, in the aggregate with all other Dispositions during the term of this Agreement, does not exceed $1,000,000 and other Dispositions consented to in writing by the Required Lenders; and

(o)          the Genmab Disposition.

Section 7.5         Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, permit to exist or be liable with respect to any Indebtedness, other than:

(a)          Indebtedness existing as of the Closing Date and set forth on Schedule 7.5(a) attached hereto;

(b)          the Obligations;

(c)        Indebtedness not to exceed $1,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or Indebtedness secured by Liens permitted by Sections 7.3(k) and (l);

(d)        Indebtedness in respect of netting services, overdraft protections and other similar and customary services in connection with deposit accounts incurred in the ordinary course of business;

(e)          Indebtedness to employees in respect of benefit plans and employment and severance arrangements;

(f)          Indebtedness with respect to performance bonds, surety and appeal bonds and similar instruments incurred in the ordinary course of business;

(g)         Indebtedness arising under guaranties made in the ordinary course of business of obligations of any Loan Party that are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the Obligations to the same extent;

(h)          Indebtedness owed by any Loan Party to another Loan Party;

(i)          obligations of any Loan Party under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency value entered into in the ordinary course of business; provided that any such agreement or arrangement is entered into for bona fide hedging purposes and not for speculative purposes and the notional obligations of the Loan Parties of all such agreements or arrangements do not exceed $1,000,000 in the aggregate at any time;

(j)         Indebtedness arising with respect to customary indemnification obligations and purchase price adjustments in favor of (i) sellers in connection with Acquisitions or similar Investments permitted hereunder and (ii) purchasers in connection with Dispositions permitted hereunder;

(k)          endorsements for collection or deposit in the ordinary course of business;

(l)          Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(m)         Qualifying Sub Debt;

(n)         Swap Contracts entered into for bona fide hedging purposes and not for speculative purposes with counterparties reasonably acceptable to the Required Lenders;

(o)          the Borrower’s Series B, C, D and E preferred shares outstanding on the date hereof; and

(p)          Permitted Royalty Financings.

Section 7.6          Investments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, to make any Investment except for:

(a)          Investments in cash and Cash Equivalents;

(b)          Investments consisting of extensions of credit or capital contributions by any Loan Party to or in any other Loan Party;

(c)          loans and advances to employees, officers and directors of the Loan Parties and their Subsidiaries in the ordinary course of business to (i) finance travel and relocation expenses and other ordinary business purposes not to exceed $1,000,000 in the aggregate at any time outstanding, (ii) in connection with such employee’s, officer’s or director’s purchase of Stock of the Borrower (or any parent entity of the Borrower) (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) relating to indemnification of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity, and any reimbursement of any such officer, director or employee of expenses relating to the claims giving rise to such indemnification; provided, in each case, that such loans and advances do not violate Applicable Laws;

(d)          Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e)          Investments existing on the Closing Date and set forth on Schedule 7.6(e);

(f)          Investments comprising guarantees of Indebtedness permitted by Section 7.5;

(g)          Investments constituting the establishment or creation of Subsidiaries of the Borrower, so long as the Loan Parties comply, and cause such Subsidiaries to comply, with the applicable provisions of Section 6.12;

(h)          Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.4;

(i)         asset purchases (including purchases of inventory, Intellectual Property, equipment, supplies and materials), in each case in the ordinary course of business;

(j)          Permitted Acquisitions;

(k)          Investments in the nature of deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(l)         advances of payroll payments to employees, directors, consultants, independent contractors or other service providers or other advances of salaries or compensation to employees, directors, partners, members, consultants, independent contractors or other service providers, in each case in the ordinary course of business;

(m)        Investments held by any Person acquired by the Borrower or any of its Subsidiaries pursuant to a Permitted Acquisition after the Closing Date or of any Person merged, consolidated or amalgamated into the Borrower or any of its Subsidiaries in accordance with Section 7.1 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation;

(n)         Common Shares or Options purchased and transferred to, or repurchased from, employees or directors of, or consultants, or advisors to, the Borrower or any of its Subsidiaries pursuant to or in connection with a plan, agreement or arrangement approved by the Board of Directors of the Borrower in good faith, including the 2013 and 2016 stock purchase plans of the Borrower;

(o)          Investments in Permitted Joint Ventures;

(p)          Investments in the Chinese Partnership; and

(q)          Investments pursuant to Permitted In-Licensing Agreements.

Section 7.7          Affiliate Transactions. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, (a) enter into any transaction with any Affiliate of a Loan Party (other than, in each case, transactions between or among Loan Parties) or any officer, employee, partner, manager or director (or similar official or governing person) of any of the foregoing, (b) pay any management, consulting or similar fees to any of the foregoing, (c) pay or reimburse any of the foregoing for any costs, expenses and similar items, (d) make any indemnification payments to any such Person, or (e) enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or engage in any transaction with any holder of Stock of any Affiliate of any Loan Party or any equity holder of such Affiliate, whereby its income or profits are, or might be, shared with another Person other than a wholly owned Subsidiary, except in each case of the foregoing clauses (a) through (e) (i) as expressly permitted by this Agreement, (ii) in the ordinary course of business and pursuant to the reasonable requirements of the business of such Loan Party or such Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or such Subsidiary and; provided, further, that in no event shall a Loan Party or any Subsidiary of a Loan Party perform or provide any management, consulting, administrative or similar services to any Affiliate or customer other than in the ordinary course of business, (iii) payment of directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings, (iv) customary and reasonable compensation arrangements for directors, officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business, (v) transactions with respect to Common Shares or Options issued or purchased and transferred to, or repurchased from, employees or directors of, or consultants, or advisors to, the Borrower or any of its Subsidiaries pursuant to or in connection with a plan, agreement or arrangement approved by the Board of Directors of the Borrower in good faith, including the 2013 and 2016 stock purchase plans of the Borrower and (vi) to the extent constituting transactions with Affiliates, transactions expressly permitted under Sections 7.2, 7.3, 7.4, 7.5 or 7.6.

Section 7.8          Conduct of Business. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, engage in any line of business substantially different from those lines of business carried on by it on the Closing Date other than any line of business incidental to, reasonably complementary or ancillary to or a reasonable extension or development thereof.

Section 7.9        Amendments to Organizational Documents and Material Agreements. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, amend, restate, supplement, change, replace or otherwise modify (or waive or consent to any diversions from, or actions or inactions affecting) any of its Organizational Documents, the Organizational Documents of any Permitted Joint Venture in which it owns Stock or the Chinese Partnership Agreement, in each case, in a manner that would reasonably be expected to be materially adverse to the rights or remedies of any of the Secured Parties or their ability to enforce the same. No Loan Party shall, and no Loan Party shall permit any Subsidiary to, directly or indirectly, amend, restate, supplement, change, extend, refinance, replace or otherwise modify any document, agreement or instrument governing or evidencing any Indebtedness with a principal amount in excess of $10,000,000 or any Material Agreement, in each case in a manner that would reasonably be expected to be materially adverse to the rights or remedies of any of the Secured Parties or their ability to enforce the same. The forgoing provisions of this Section 7.9 shall not apply to any such modifications that are implemented in connection with the Qualifying IPO (provided that such modifications have been disclosed in writing to the Secured Parties and their U.S. and Swiss counsel prior to the date hereof). The Borrower shall not adopt any Shareholders Rights Plan that is or could become applicable to any of the Secured Parties as a result of the transactions contemplated by the Facility Documents and the Borrower’s fulfilling its obligations with respect thereto, including the Borrower’s issuance of the Securities and any Secured Party’s ownership of the Securities.

Section 7.10        Accounting and Organizational Changes. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required by IFRS or permitted within the definition of IFRS, (b) change the fiscal year or method for determining the fiscal quarters of any Loan Party or of any Subsidiary of any Loan Party; provided that the Loan Parties may, and may cause their Subsidiaries to, upon at least thirty (30) days’ written notice to the Required Lenders, change their fiscal year end date to another fiscal year end date, in which case the Loan Parties and the Agent will, and are hereby authorized by the Lenders to (but without limitation of the provisions of Section 1.5), make any adjustments to this Agreement that are necessary in order to reflect such change, (c) change its name as it appears in official filings in its jurisdiction of organization or formation, (d) change its jurisdiction of organization or formation, (e) change its entity identity, (f) change its organizational identification number (if any) or (g) change the address of its chief executive office or principal place of business, in the case of clauses (c), (d), (e), (f) and (g), without at least five (5) days’ prior written notice to Agent and the Lenders (or such shorter period as may be agreed by the Required Lenders in their sole discretion).

Section 7.11        Payments of Qualifying Sub Debt. No Loan Party shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem or defease earlier than scheduled or prepay any principal of, premium, if any, interest or other amount payable in respect of any Qualifying Sub Debt except to the extent so purchased, redeemed, defeased or prepaid with the proceeds of Qualifying Sub Debt.

Section 7.12        Burdensome Agreements and Negative Pledges . No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or Subsidiary to pay dividends or make any other distribution on any of such Loan Party’s or Subsidiary’s Stock or to pay fees, including management fees, or make other payments and distributions to any Loan Party or any of its Subsidiaries, except for those in the Facility Documents or those imposed by Law. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets, whether now owned or hereafter acquired, in favor of Agent or any other Secured Party or prohibit or otherwise restrict the Disposition of any assets of any Loan Party or any of its Subsidiaries, except, in each case, (a) those set forth in the Facility Documents, (b) those imposed by Law, (c) in connection with any document or instrument governing Liens permitted pursuant Sections 7.3(k) and (l); provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Liens, and (d) restrictions contained in the documents governing any Permitted Royalty Financing, Permitted Joint Ventures, Chinese Partnership, Permitted In-Licensing Agreements and Permitted Out-Licensing Agreement, in each case to the extent such restrictions are not prohibited by the definitions of such terms and are not otherwise prohibited under this Agreement.

Section 7.13      OFAC; Patriot Act; Anti-Corruption Laws. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, fail to comply in any material respect with the laws, regulations and executive orders referred to in Section 3.27. No Loan Party or Subsidiary of a Loan Party, nor to the knowledge of any Loan Party or any of its Subsidiaries, any director, officer, agent, employee or other Person acting on behalf of any Loan Party or any such Subsidiary, will request or use the proceeds of any Loan, directly or indirectly, (a) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (c) in any manner that would result in the material violation of any Sanctions applicable to any party hereto. Furthermore, the Loan Parties will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a material violation by any Person participating in the transaction of any Sanctions.

Section 7.14        Hazardous Materials. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate or form the basis of Liability under any Environmental Law, other than such violations or liabilities that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 7.15        Investment Company Act. No Loan Party shall be or become an “investment company” as such term is defined in the Investment Company Act, or to otherwise be registered under or required to be registered under or subject to the restrictions imposed by the Investment Company Act.

Section 7.16      Minimum Cash Balance. From and after the Initial Convertible Loan Disbursement Date, the Borrower shall not permit the aggregate outstanding amount of cash and Cash Equivalents on deposit in, or credited to, deposit and securities accounts of the Borrower and its Subsidiaries in respect of which (but subject to the time periods required pursuant to Section 6.11) the Agent has a perfected, first-priority security interest as of the end of any fiscal quarter of the Borrower to be less than $50,000,000.

ARTICLE 8
EVENTS OF DEFAULT

Section 8.1          Events of Default. Any of the following events, conditions or other occurrences shall constitute an “Event of Default”:

(a)          The Borrower or any other Loan Party shall have failed (i) to pay when and as required to be paid herein or in any other Facility Document, any amount of principal of any Loan, including upon maturity of the Loans, or (ii) to pay within five (5) Business Days after the same shall become due, interest on any Loan, or any charge, fee or any other amount or Obligation payable hereunder or pursuant to any other Facility Document.

(b)         Any Loan Party shall have failed to comply with or observe (i) Section 6.1, 6.5, 6.6, 6.7(i), 6.8, 6.11, 6.15, 6.17 or 6.19, or Article 7, or (ii) any covenant contained in any Facility Document (other than the covenants described in Section 8.1(a) or 8.1(b)(i) above), and such failure, with respect to this Section 8.1(b)(ii) only, shall not have been cured within thirty (30) days after the earlier to occur of (A) the date upon which any officer of any Loan Party or any of its Subsidiaries becomes aware of such failure and (B) the date upon which written notice thereof is given to any Loan Party or any of its Subsidiaries by any Secured Party.

(c)       Any representation or warranty made or deemed made by any Loan Party in any Facility Document shall have been incorrect, false or misleading in any material respect (except to the extent that such representation or warranty is qualified by reference to materiality or Material Adverse Effect, to which extent it shall have been incorrect, false or misleading in any respect) as of the date it was made or deemed made.

(d)         (i) Any Loan Party or any of its Subsidiaries shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) any Loan Party or any of its Subsidiaries shall declare a moratorium on the payment of its debts; (iii) the commencement by any Loan Party or any of its Subsidiaries of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any Applicable Law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official of all or substantially all of its assets; (iv) the commencement against any Loan Party or any of its Subsidiaries of a proceeding in any court of competent jurisdiction under any bankruptcy or other Applicable Law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement or adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official, and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of sixty (60) days; (v) the making by any Loan Party or any of its Subsidiaries of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (vi) any other event shall have occurred that, under any Applicable Law, would have an effect analogous to any of those events listed above in this subsection.

(e)        (i) One or more judgments, orders, decrees, arbitration awards or settlements shall be entered or rendered against any Loan Party or any Subsidiary of a Loan Party for the payment of money in an aggregate amount exceeding $15,000,000 that is not covered by insurance payable by a solvent and independent insurance company that has been notified of such judgment, order, decree, arbitration aware or settlement and has not denied coverage therefor), and either, (A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, decree, arbitration award or settlement or (B) such judgment, order, decree, arbitration award or settlement shall not have been satisfied, vacated or discharged within sixty (60) days after the entry or providing thereof or there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof within sixty (60) days after the entry or providing thereof, or (ii) one or more non-monetary judgments, orders, decrees, arbitration awards or settlements shall be entered or rendered against any Loan Party or any Subsidiary of a Loan Party that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and, with respect to this clause (ii), there shall be any period of thirty (30) days during which such a stay of enforcement of such judgment, order, decree, arbitration award or settlement, by pending appeal or otherwise, shall not be in effect.

(f)         Any authorization of a Governmental Authority necessary for the execution, delivery or performance of any Facility Document or for the validity or enforceability of any of the Obligations under any Facility Document is not given, is withdrawn or ceases to remain in full force or effect.

(g)          Any Loan Party or any Subsidiary of any Loan Party (i) shall fail to make any payment in respect of any Indebtedness (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $7,500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the documents relating thereto on the date of such failure; or (ii) shall fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness of more than $7,500,000, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded.

(h)         (A) Any material provision of any Facility Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party or any Subsidiary of any Loan Party that is a party thereto; (B) any Loan Party or any Subsidiary of any Loan Party shall state in writing that it will not honor, or shall bring an action to limit, any of its obligations or liabilities under any Facility Document (including obligations to issue Conversion Shares upon conversion of the Convertible Notes); (C) any Facility Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in a material portion of the Collateral (to the extent that such perfection or priority is required hereby) purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest (other than with respect to Permitted Liens and in accordance with the Agreed Security Principles); or (D) a material portion of the Obligations shall cease to be secured by all of the Collateral.

(i)          (i) The occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) the imposition of a Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan.

(j)           The occurrence of any Conversion Failure (as defined in the Convertible Notes) or any announcement of refusal by the Borrower to honor its obligation to issue Common Shares upon conversion of the Convertible Notes.

(k)         The institution by any Governmental Authority of criminal proceedings against any Loan Party that has or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(l)         (i) The FDA, DEA or any other Governmental Authority initiates enforcement action against any Loan Party, any of its Subsidiaries or any representative of a Loan Party or its Subsidiaries, or any suppliers that causes such Loan Party or Subsidiary to recall, withdraw, remove or discontinue marketing any of its Products that has or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) the FDA or any other Governmental Authority issues a warning letter alleging non-compliance with Healthcare Laws to any Loan Party or any of its Subsidiaries with respect to any Regulatory Matter that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iii) any Loan Party or any of its Subsidiaries conducts a mandated or voluntary recall or withdrawal, or the FDA or similar Governmental Authority institutes any action or proceeding to order the recall or withdrawal or to enjoin a Loan Party, such Loan Party’s Subsidiaries or any representative of a Loan Party or its Subsidiaries from testing, manufacturing, processing, assembly, packaging, labeling, marketing, importing, exporting, selling or distributing any Product or Product category, in each case (x) that would reasonably be expected to result in aggregate liability and expense to the Loan Parties and their Subsidiaries of more than $15,000,000 unless such liability (A) is covered by insurance payable by a solvent and independent insurance company that has been notified of such liability and expense and has not denied coverage therefor or (B) the Loan Parties are otherwise able to satisfy such amount in a timely manner without any material impairment of the ability of any Loan Party to meet its payment obligations hereunder or (y) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iv) any Loan Party or any of its Subsidiaries enters into a settlement agreement with the FDA or any other Governmental Authority (x) that results in aggregate liability as to any single or related series of transactions, incidents or conditions of more than $15,000,000 unless such liability (A) is covered by insurance payable by a solvent and independent insurance company that has been notified of such liability and expense and has not denied coverage therefor or (B) the Loan Parties are otherwise able to satisfy such amount in a timely manner without any material impairment of the ability of any Loan Party to meet its payment obligations hereunder or (y) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (v) the occurrence of adverse test results in connection with a Product, which adverse test results would reasonably be expected to have a Material Adverse Effect or (vi) the institution of any action or proceeding by the DEA, the FDA, or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Regulatory Required Permit held by a Loan Party, its Subsidiaries or any representative of a Loan Party or its Subsidiaries, that, in each case, has or would reasonably be expected, individually or in the aggregate, to have Material Adverse Effect.

Section 8.2          Remedies. Upon the occurrence and during the continuance of any Event of Default the Required Lenders may direct Agent to:

(a)         declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Facility Document to be immediately due and payable (provided, however, and notwithstanding anything to the contrary contained herein or in any of the other Facility Documents, that the amount immediately due and payable with respect to the principal of any of Loans (and the Convertible Notes evidencing such Loans) shall be equal to the greater of (i) the amount of such principal and (ii) an amount equal to the product of (A) the aggregate number of Base Conversion Shares and Number of Make-Whole Shares (each as defined in the Convertible Notes) into which such principal would be convertible under the Convertible Notes as of the date of such Event of Default if such Event of Default constituted a Major Transaction (without giving effect to any limitations or restrictions on conversion set forth in the Convertible Notes), multiplied by (B) the Volume Weighted Average Price (as defined in the Convertible Notes) for one Common Share of as of the date of such Event of Default), and for the avoidance of doubt, plus any interest, fees, costs, expenses and other Obligations owing or due by any Loan Party), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party (and any dispute as to the Volume Weighted Average Price shall be handled in accordance with the dispute resolution mechanism set forth in Section 2(c)(iii) of each of the Convertible Notes);

(b)         declare all or any portion of any one or more of the Commitments of each Lender to make Loans to be suspended or terminated, whereupon all or such portion of such Commitments shall forthwith be suspended or terminated; and/or

(c)         exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Facility Documents or Applicable Law;

provided, however, upon the occurrence of any event specified in Section 8.1(d) above, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent or any Lender.

ARTICLE 9
MISCELLANEOUS

Section 9.1          Notices. Any notices or other information (including an financial information) required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by email and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service), or when received by email in each case addressed to a party as follows (or such other address or email address provided by such party to such other parties pursuant to the below (or such later address or email address provided in accordance herewith):

If to the Borrower or any other Loan Party:

ADC Therapeutics SA
Biopôle
Route de la Corniche 3B
1066 Epalinges
Switzerland
E-mail:	Michael.Forer@adctherapeutics.com
Dominique.Graz@adctherapeutics.com
Attn:	Michael Forer
Dominique Graz

With a copy to (which shall not be deemed to constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
E-mail:	deanna.kirkpatrick@davispolk.com
jeong.lee@davispolk.com
derek.walters@davispolk.com
Attn:	Deanna L Kirkpatrick
Jeong M. Lee
Derek Walters

If to Agent:

Deerfield Partners, L.P.
780 Third Avenue, 37th Floor
New York, NY 10017
E-mail: dclark@deerfield.com
Attn: David J. Clark

With a copy to (which shall not be deemed to constitute notice):

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Email: mark.ramsey@katten.com
Attn: Mark P. Ramsey, Esq.

and

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Il 60661
Email: mark.wood@katten.com
Attn: Mark D. Wood, Esq.

If to any Lender, the information for notices included on Schedule 2.3 or pursuant to any assignment agreement assigning any Obligations to any new Lender.

Section 9.2         Cost and Expense Reimbursement. The Loan Parties agree to pay (x) on or prior to the Closing Date, (y) on each Disbursement Date and (z) otherwise after the Closing Date, within ten (10) Business Days after delivery of an invoice therefor, (a) all reasonable and documented out-of-pocket costs and expenses of the Secured Parties of negotiation, preparation, execution, delivery, filing and administration of the Facility Documents and any consents, amendments, waivers or other modifications thereto (whether or not any such consent, amendment, waiver or other modification is ultimately consummated), (b) all reasonable and documented out-of-pocket charges, fees, costs and expenses of legal counsel to the Secured Parties in connection with the negotiation, preparation, execution and administration of the Facility Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower or any other Loan Party related thereto, (c) all reasonable and documented out-of-pocket fees, costs and expenses of creating and perfecting Liens in favor of Agent (on behalf of the Secured Parties) pursuant to any Facility Document, including filing and recording fees, expenses and Taxes, search fees, title insurance premiums, and fees, costs, expenses and disbursements of counsel to each Secured Party and of counsel providing any opinions that any Secured Party may request in accordance with this Agreement in respect of any Facility Documents, Conversion Shares or the Liens created pursuant to the Facility Documents, (d) all reasonable and documented out-of-pocket costs and expenses incurred by any Secured Party in connection with the custody or preservation of any of the Collateral, (e) all reasonable and documented out-of-pocket costs and expenses, including fees, costs and expenses of legal counsel to the Secured Parties and fees, costs and expenses of accountants, advisors and consultants, incurred by the Secured Parties and the Secured Parties’ counsel relating to efforts to protect, evaluate, assess or dispose of any of the Collateral, (f) all reasonable and documented out-of-pocket costs and expenses, including fees, costs and expenses of legal counsel to the Secured Parties and all fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Secured Parties in enforcing any of the Facility Documents or any Obligations of, or in collecting any payments due from, any Loan Party hereunder or under the other Facility Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Facility Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any proceeding or event of the type set forth in Section 8.1(d), (g) the cost of purchasing insurance that the Loan Parties fail to obtain as required by the Facility Documents, and (h) all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented out-of-pocket costs and expenses of counsel) incurred by any Secured Party in connection with the enforcement of its rights or remedies under the Facility Documents after the occurrence or during the continuance of an Event of Default. Without limiting any of the foregoing provisions of this Section 9.2, any action taken by any Loan Party under or with respect to any Facility Document, even if required under any Facility Document or at the request of Agent or any other Secured Party, shall be at the sole expense of such Loan Party, and neither Agent nor any other Secured Party shall be required under any Facility Document to reimburse any Loan Party or any Subsidiary of any Loan Party therefor. The obligations and provisions contained in this Section 9.2 shall survive the termination of this Agreement and the repayment of the Obligations and the termination of the Subsequent Convertible Loan Commitments.

Section 9.3          Governing Law; Venue; Jurisdiction; Service of Process; WAIVER OF JURY TRIAL.

(a)        This Agreement and the other Facility Documents (unless otherwise expressly stated therein) shall be governed by and construed and enforced in accordance with the laws of the State of New York.

(b)         Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and, unless otherwise expressly stated therein, the other Facility Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, borough of Manhattan (and, in each case, the applicable state and federal appeals courts sitting in the City of New York or, if not available or applicable, the State of New York). Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or under the other Facility Documents or in connection herewith or with the other Facility Documents or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding; provided that nothing in this Agreement or in any other Facility Document shall limit the right of any Secured Party to commence any suit, action or proceeding in federal, state or other court of any other jurisdiction to the extent such Secured Party determines that such suit, action or proceeding is necessary or appropriate to exercise its rights or remedies under this Agreement or any of the other Facility Documents.

(c)          Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(d)         THE PARTIES HERETO, TO THE EXTENT PERMITTED BY APPLICABLE LAW, HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER FACILITY DOCUMENTS AND ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO AGENT, REPRESENTATIVE OR OTHER PERSON AFFILIATED WITH OR RELATED TO ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE FACILITY DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3. EACH OF THE PARTIES HERETO REPRESENT AND WARRANT THAT IT HAS HAD THE OPPORTUNITY TO REVIEW THE JURY WAIVER CONTAINED IN THIS SECTION 9.3 WITH LEGAL COUNSEL.

Section 9.4          Successors and Assigns.

(a)          This Agreement shall bind and inure to the respective successors and permitted assigns of the Parties, except that no Loan Party may assign or otherwise transfer all or any part of its rights or obligations (including the Obligations) under the Facility Documents, except to the extent permitted hereunder, without the prior written consent of all of the Lenders, and any prohibited assignment by any of the Loan Parties shall be absolutely void ab initio.

(b)       Any Lender may assign or transfer its rights or the Obligations owing to it (including any Initial Convertible Loan Commitments and Subsequent Convertible Loan Commitments) under the Facility Documents to any Person, (i) in the case of an assignment or transfer of an Initial Convertible Loan Commitment or a Subsequent Convertible Loan Commitment, with the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that the Borrower’s written consent shall not be required if (A) an Event of Default under Section 8.1(a), (b) (solely as a result of a failure to comply with any of the provisions of Section 7.16) or (d)) has occurred and is continuing or (B) such assignment is made to an investment fund managed by Deerfield Management Company, L.P. or any Affiliate or related fund of any of the Lenders as of the Closing Date Deerfield (other than any such Person that is not a Qualifying Bank or a Permitted Non-Qualifying Bank) and, (ii) in the case of an assignment or transfer of the Loans, without the consent of any Party; provided that (y) unless an Event of Default under Section 8.1(a), (b) (solely as a result of a failure to comply with any of the provisions of Section 7.16) or (d) has occurred and is continuing, the consent of the Borrower shall be required if the assignee or transferee (A) is a Disqualified Lender or (B) is not a Qualifying Bank or a Permitted Non-Qualifying Bank. Upon a Lender’s assignment of any of the Loans or Subsequent Convertible Loan Commitments held by it (in accordance with this Section 9.4(b)), the Agent shall record the identity of the transferee and other relevant information in the Register, and the transferee shall (to the extent of the interests transferred to such transferee) have all the rights and obligations of, and shall be deemed, a Lender with respect to such Loan or Subsequent Convertible Loan Commitment (as applicable) hereunder or under the other Facility Documents. For the avoidance of doubt, each assignment or transfer of the rights or Obligations of any Lender shall be subject only to the following conditions: (i) the parties to each assignment or transfer shall execute and deliver to Agent an Assignment and Assumption and, (ii) upon the reasonable request by Agent, the assignee or transferee shall provide all documentation and other information reasonably determined by Agent to be required by applicable regulatory authorities required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act. Notwithstanding anything to the contrary herein, no Lender may assign any of its rights or obligations hereunder with respect to any Loan unless an assignment of a corresponding portion of the Convertible Notes is made at the same time to the same transferee.

(c)        In addition to the other rights provided in this Section 9.4, each Secured Party may grant a security interest in, or otherwise assign as collateral, any of its rights under the Facility Documents, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to any holder of, or trustee for the benefit of the holders of, such Secured Party’s Indebtedness or equity securities.

(d)       Subject to Section 9.4(b) above, no Lender shall enter into any arrangement with another Person under which such Lender substantially transfers its exposure under this Agreement to that other person, unless under such arrangement throughout the life of such arrangement: (i) the relationship between the Lender and that other Person is that of a debtor and creditor (including in the bankruptcy or similar event of the Lender or a Loan Party); (ii) that other Person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; and (iii) that other Person will under no circumstances (other than permitted transfers and assignments pursuant to Section 9.4(b) above) (y) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement or (z) have otherwise any contractual relationship with, or rights against, the Borrower under or in relation to this Agreement.

Section 9.5          Entire Agreement; Amendments.

(a)          The Facility Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto.

(b)        Subject to the provisions of Section 9.5(c), no amendment, restatement, modification, supplement, change, termination or waiver of any provision of this Agreement or the other Facility Documents, and no consent to any departure by any Loan Party therefrom shall in any event be effective without the written concurrence of the Borrower and the Required Lenders (with a copy provided to Agent).

(c)        No amendment, restatement, supplement, modification, change, termination, waiver or consent of any provision of any Facility Document shall, unless in writing and signed by Agent, (i) amend, restate, supplemented, modify, change, terminate or waive (or consent to any diversion from) any provision of this Section 9.5 or of any other provision of this Agreement or any other Facility Document that, by its terms, expressly requires the approval or concurrence of Agent, (ii) reduce the amount or postpone the due date of or waives any fees, expenses and/or indemnities payable to Agent hereunder or under the other Facility Documents or (iii) or otherwise affect the rights, benefits, liabilities or duties of Agent under this Agreement or any other Facility Document. Notwithstanding anything to the contrary in Section 9.5(b), Agent and the Borrower may amend or modify this Agreement and any other Facility Document to (A) cure any ambiguity, omission, defect or inconsistency therein, and (B) grant a new Lien to Agent, for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

(d)        No consideration shall be offered or paid (in any form, whether cash, Stock, other property or otherwise) to any Lender to amend, restate, supplement, modify or change or consent to a waiver of (or a diversion from) any provision of any of the Facility Documents unless the same consideration also is offered to all of the Lenders under the Facility Documents.

Section 9.6        Severability. If any provision of this Agreement or any of the other Facility Documents shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 9.7          Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies, facsimile copies and other electronic methods of transmission thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 9.8        Termination; Survival. Notwithstanding anything to the contrary herein or in any other Facility Document, this Credit Agreement shall terminate on the earlier to occur of (a) the date on which the Initial Disbursement Commitments and the Subsequent Disbursement Commitments have terminated, no Lender is obligated to make any Loans hereunder and all Obligations have been paid in full and (b) June 24, 2020, if, as of such date, the Qualifying IPO has not been consummated. All representations and warranties made hereunder and in the other Facility Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection therewith or therewith shall survive the execution and delivery of this Agreement (and shall continue to be made in accordance with the terms hereof and thereof after) and the other Facility Documents and the making of the Loan (including any Subsequent Convertible Loan) hereunder or thereunder. Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of the making of any Loan, and shall continue in full force and effect (and shall continue to be made in accordance with the terms of the applicable Facility Documents) as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied, in each case, other than contingent obligations not due and owing.

Section 9.9         No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Facility Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Facility Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.10        Indemnity.

(a)        The Loan Parties shall, at all times, jointly and severally indemnify and hold harmless (the “Indemnity”) Agent, each Lender, each other Secured Party, each of their respective Affiliates and each of their and their respective Affiliates’ directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the reasonable and documented attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties or other expenses arising out of, or relating to, the Facility Documents, the extension of credit under the Facility Documents or the Loans or the other Obligations, the providing of the Subsequent Convertible Loan Commitments, the use or intended use of the Loan or the other Obligations and the issuance of the Securities (including any transactions or assets financed in whole or in part, directly or indirectly, therewith), any disclosure made pursuant to Section 6.17, or the status of a Lender or other holder of Securities as an investor in any Loan Party, that an Indemnified Person may incur or to which an Indemnified Person may become subject, but excluding Excluded Taxes (each, a “Loss”). The Indemnity shall not be available to any Indemnified Person to the extent that a court of competent jurisdiction issues a final and non-appealable judgment that such Loss resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or the material breach of the funding or confidentiality obligations of such Indemnified Person. The Indemnity is independent of, and in addition to, any other agreement of any Party under any other Facility Document to indemnify or any amount to the any of the Secured Parties, and any exclusion of any obligation to pay any amount under this Section 9.10(a) shall not affect the requirement to pay such amount under any other section or provision hereof or under any other agreement, instrument or document. For the avoidance of doubt, this Section 9.10 shall not apply with respect to Taxes other than any Taxes that represent losses, claims (including the reasonable and documented attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties or other expenses arising from any non-Tax claim.

(b)         An Indemnified Person shall have the right to retain its own legal counsel with the fees, costs and expenses of such legal counsel and of such Indemnified Person to be paid by the Loan Parties. The indemnification required by this Section 9.10 shall be made and paid by such Loan Parties as Losses are incurred within ten (10) Business Days of written demand by such Indemnified Person.

(c)         No settlement of (or any other agreement or arrangement related to) any Loss shall be entered into by any Loan Party or any of its Subsidiaries without the prior written consent of the applicable Indemnified Person.

(d)         No Loan Party shall, nor shall it permit any of its Subsidiaries to, assert, and each Loan Party on behalf of itself and its Subsidiaries, hereby waives, any claim, loss or amount against any Indemnified Person with respect to any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any of the other Facility Documents or any undertaking or transaction contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Facility Documents or the transactions contemplated hereby or thereby, except to the extent that a court of competent jurisdiction issues a final and non-appealable judgment that such damages resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person.

Section 9.11        No Usury. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the highest rate permitted by Applicable Law. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the highest lawful rate permitted by Applicable Law, the outstanding amount of the Loans made hereunder shall bear interest at the highest lawful rate permitted by Applicable Law until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the highest lawful rate permitted by Applicable Law, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Loan Parties.

Section 9.12       Specific Performance. The Loan Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the Facility Documents is not performed in accordance with its specific terms or is otherwise breached. In light of the foregoing, the Loan Parties hereby agree that the Secured Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of the Facility Documents and to enforce specifically the terms and provisions hereof and thereof without proof of damages or otherwise.

Section 9.13         Agent.

(a)         Each Lender hereby irrevocably appoints Deerfield Partners, L.P. (together with any successor Agent appointed by Deerfield Partners, L.P. or any successor Agent that was appointed by the Required Lenders), as Agent hereunder and under the other Facility Documents and authorizes Agent to (i) execute and deliver the Facility Documents to which it is a party and accept delivery thereof on its behalf from any Loan Party, (ii) take such other actions on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under the Facility Documents and (iii) exercise such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Facility Document, Agent shall not have any duty or responsibility except those expressly set forth herein; nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Facility Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Facility Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Secured Party further consents to and authorizes Agent’s execution and delivery of any additional intercreditor or subordination agreements from time to time as contemplated by the terms hereof on behalf of such Secured Party and agrees to be bound by the terms and provisions thereof, including any purchase option contained therein. The provisions of this Section 9.13 are solely for the benefit of Agent and the Lenders and none of the Borrowers or the other Loan Parties shall have any rights as a third party beneficiary of any of the provisions in this Section 9.13. In performing its functions and duties under this Agreement and the other Facility Documents, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Facility Documents, by or through its agents, subagents, servicers, trustees, investment managers or employees and any such Person shall benefit from this Section 9.13 to the extent provided by Agent. Agent shall have the same rights and powers under the Facility Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Loan Party, Affiliate of any Loan Party as if it were not Agent hereunder. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement or the other Facility Documents a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the other Facility Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the other Facility Documents except as expressly set forth herein or therein.

(b)          In relation to the Swiss Collateral Documents:

(i)        the Agent holds: (x) any Collateral created or evidenced or expressed to be created or evidenced under or pursuant to a Swiss Collateral Documents by way of a security assignment (Sicherungsabtretung) or transfer for security purposes (Sicherungsübereignung) or any other non-accessory (nicht akzessorische) Lien; (y) the benefit of this clause; and (z) any proceeds and other benefits of such Lien, as indirect representative (indirekter Stellvertreter) in its own name but for the account of all relevant present and future Secured Parties which have the benefit of such Lien in accordance with this Agreement and the respective Swiss Collateral Documents,

(ii)         each present and future Secured Party hereby authorizes the Agent to:

(A)       accept and execute as its direct representative (direkter Stellvertreter) any Swiss law pledge or any other Swiss law accessory (akzessorische) Lien created or evidenced or expressed to be created or evidenced under or pursuant to a Swiss Collateral Document for the benefit of such Secured Party and hold, administer and, if necessary, enforce any such Lien on behalf of each relevant Secured Party which has the benefit of such Lien;

(B)        to agree as its direct representative (direkter Stellvertreter) to amendments and alterations to any Swiss Collateral Document which creates or evidences or expressed to create or evidence a pledge or any other Swiss law accessory (akzessorische) Security;

(C)         to effect as its direct representative (direkter Stellvertreter) any release of a Lien created or evidenced or expressed to be created or evidenced under a Swiss Collateral Document in accordance with this Agreement; and

(D)         to exercise as its direct representative (direkter Stellvertreter) such other rights granted to the Agent hereunder or under the relevant Swiss Collateral Document.

(c)        Agent may execute any of its duties under this Agreement or any other Facility Document by or through agents, subagents, employees or attorneys in fact, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent, subagent or attorney in fact that it selects in the absence of gross negligence or willful misconduct or a material breach of this Agreement as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d)         Neither Agent nor any of its directors, officers, employees, attorneys, advisors, representatives or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Facility Document or the Transactions or the transactions contemplated hereby or thereby (except to the extent resulting from its own gross negligence or willful misconduct or a material breach of this Agreement in connection with its duties expressly set forth herein as determined by a final, non-appealable judgment of a court of competent jurisdiction), or (ii) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Facility Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Facility Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Facility Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Facility Document to perform its obligations (including the Obligations) hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Facility Document, or to inspect the properties, books or records of any Loan Party or any Loan Party’s Affiliates.

(e)          Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Facility Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Agent against any and all liabilities and expenses (including any fees and expenses of counsel to Agent) that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Facility Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.

(f)         Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default, unless Agent shall have received written notice from a Lender or any Loan Party referring to this Agreement and the other Facility Documents, describing such Event of Default or Default and stating that such notice is a “notice of default.” Agent shall take such action with respect to such Event of Default or Default as the Required Lenders may direct; provided that, unless and until Agent has received any such request, Agent shall not take any such action, or refrain from taking any such action, with respect to such Event of Default or Default.

(g)         Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by Agent to any Lender as to any matter, including whether Agent has disclosed material information in its possession. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties, and made its own decision to enter into this Agreement and the other Facility Documents and to extend credit to Borrower hereunder and under the other Facility Documents. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Facility Documents, and to make such investigations as it deems necessary or appropriate to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower or any other Loan Party that may come into the possession of Agent.

(h)         Other than with respect to the matters described in clause (i) below, which shall be governed by such clause, whether or not the transactions contemplated hereby are consummated, each Lender shall severally indemnify upon demand Agent and its directors, officers, partners, employees, attorneys, advisors, representatives and agents (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of the Loan Parties to do so), according to its applicable pro rata share, from and against any and all losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties or other expenses arising out of, or relating to, any of Agent’s duties, responsibilities or actions set forth in or that taken pursuant to the Facility Documents; provided that no Lender shall be liable for any payment to any such Person of any portion of the foregoing to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.13(g). Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Facility Document or any document contemplated by or referred to herein or therein, to the extent that Agent is not reimbursed for such fees, costs and expenses by or on behalf of the Loan Parties. The undertaking in this Section 9.13(g) shall survive repayment of the Loans and the other Obligations, the termination of the Subsequent Convertible Loan Commitments, any foreclosure under, or modification, release or discharge of, any or all of the Facility Documents, termination of this Agreement or the other Facility Documents and the resignation or replacement of Agent.

(i)         Agent may resign as Agent upon thirty (30) days’ notice to the Lenders, and the Required Lenders have the right, at their sole election, to remove the Person serving as Agent upon ten (10) days’ notice to Agent (or immediately upon any material breach of Agent of its obligations under the Facility Documents). If Agent resigns under this Agreement or the Required Lenders remove the Person serving as Agent, the Required Lenders shall appoint from among the Lenders a successor Agent for such successor Agent and the Lenders. If no successor Agent is appointed prior to the effective date of the resignation or removal of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent from among the Lenders. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring or removed Agent, and the term “Agent” shall mean such successor Agent, and the retiring or removed Agent’s appointment, powers and duties as Agent shall be immediately and automatically terminated at such time. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 9.13 shall inure to its benefit (in its capacity as Agent) as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Facility Documents. If no successor Agent has accepted appointment as Agent by the date that is thirty (30) days following a retiring Agent’s notice of resignation (or at the time of removal of a Person as Agent), the retiring Agent’s resignation or removal shall nevertheless thereupon become effective, and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.

(j)         Each Lender further agrees to indemnify Agent, its Affiliates and each of its and their employees, advisors, attorneys, representatives and agents (to the extent not reimbursed by any Loan Party), severally and ratably, from and against Liabilities (including Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent, its Affiliates or any of its or their employees, advisors, attorneys, representatives or agents in any matter relating to or arising out of, in connection with or as a result of any Facility Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent, its Affiliates or any of its or their employees, advisors, attorneys, representatives or agents under or with respect to any of the foregoing.

(k)        The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the written instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) Agent (whether by judicial action or otherwise) in accordance with Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Facility Documents, Agent will not execute nor deliver a release of any Lien on any Collateral. Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to, and in accordance with, Section 9.13(j) and this Section 9.13(k). Each Secured Party whose Obligations are credit bid under this Section 9.13(j) shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (y) the amount of Obligations of such Secured Party that were credit bid in such credit bid by (z) the aggregate amount of all Obligations that were credit bid in such credit bid.

Section 9.14       USA Patriot Act. Each Lender that is subject to the USA Patriot Act and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Agent to identify each Loan Party in accordance with the USA Patriot Act.

Section 9.15      Placement Agent. The Borrower and the other Loan Parties shall be solely responsible for the payment of any fees, costs, expenses and commissions of any placement agent, broker or financial adviser relating to or arising out of the transactions contemplated by the Facility Documents, including the offer, sale and issuance of the Securities (provided that the Borrower hereby represent and warrant that it has disclosed the details of any such arrangement to the Lenders prior to the Closing Date). The Borrower and the other Loan Parties shall pay, and hold each of the Secured Parties harmless against, any liability, loss or expense (including attorneys’ fees, costs and expenses) arising in connection with any claim for any such payment.

Section 9.16        Independent Nature of Secured Parties. The obligations of each Secured Party under the Facility Documents are several and not joint with the obligations of any other Secured Party, and no Secured Party shall be responsible in any way for the performance of the obligations of any other Secured Party under the Facility Documents. Each Secured Party shall be responsible only for its own representations, warranties, agreements and covenants under the Facility Documents. The decision of each Secured Party to acquire the Securities pursuant to the Facility Documents has been made by such Secured Party independently of any other Secured Party and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries that may have been made or given by any other Secured Party or by any agent, attorney, advisor, representative or employee of any other Secured Party, and no Secured Party or any of its agents, attorneys, advisors, representatives or employees shall have any liability to any other Secured Party (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained in the Facility Documents, and no action taken by any Secured Party pursuant hereto or thereto (including a Secured Party’s acquisition of Obligations, Convertible Notes or any other Securities at the same time as any other Secured Party), shall be deemed to constitute the Secured Parties as, and each of the Loan Parties acknowledges and agrees that the Secured Parties do not thereby constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Secured Parties are in any way acting in concert or as a group with respect to such Obligations or the transactions contemplated by any of the Facility Documents, and none of the Loan Parties shall assert any contrary position.

Section 9.17        No Fiduciary Relationship. Each of the Loan Parties acknowledges and agrees that (a) each Secured Party is acting at arm’s length from the Loan Parties with respect to this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby; (b) no Secured Party will, by virtue of this Agreement or any of the other Facility Documents or any transaction contemplated hereby or thereby, be (nor, to the Loan Parties’ knowledge, otherwise is) an Affiliate of, or have any agency, tenancy or joint venture relationship with, any Loan Party; (c) no Secured Party has acted, or is or will be acting, as a financial advisor to, or fiduciary (or in any similar capacity) of, or has any fiduciary or similar duty to, any Loan Party with respect to, or in connection with, this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby, and each of the Loan Parties agreed not to assert, and hereby waives, to the fullest extent permitted under Applicable Law, any claim that any Secured Party has any fiduciary duty to such Loan Party; (d) any advice given by a Secured Party or any of its representatives or agents in connection with this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby is merely incidental to such Secured Party’s performance of its obligations hereunder and thereunder (including, in the case of each of the Lenders, its acquisition of the Securities); and (e) the Loan Parties’ decision to enter into the Facility Documents has been based solely on the independent evaluation by the Loan Parties and their representatives.

Section 9.18        Joint and Several. The obligations of the Loan Parties hereunder and under the other Facility Documents are joint and several.

Section 9.19       No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Loan Parties and the Secured Parties and their successors and permitted assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Facility Documents. No Secured Party shall have any obligation to any Person not a party to this Agreement or the other Facility Documents.

Section 9.20       Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Loan Parties party hereto, each Lender party hereto and Agent and such executed counterparts have been delivered to Agent and the Lenders pursuant to the terms of this Agreement.

Section 9.21        Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Loan Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, from any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 9.22      Confidentiality. The Agent and each Lender shall hold all Information regarding the Borrower and its Subsidiaries, Affiliates and their businesses identified as such by the Borrower and obtained by the Agent or such Lender pursuant to the requirements of the Facility Documents in accordance with the Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, and among other possible disclosures, the Agent may disclose such information to the Lenders and the Agent and each Lender may make (i) disclosures of such information to Affiliates of the Agent or such Lender and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or the Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.22), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein, or any Subsequent Disbursement Commitment, or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.22 or other provisions at least as restrictive as this Section 9.22), (iii) disclosure to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Loan Parties received by it from the Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Facility Document, (v) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform the Borrower promptly thereof to the extent not prohibited by law), (vi) disclosures made upon the request or demand of any regulatory or quasi- regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates (including any self-regulatory authority, such as the Financial Industry Regulatory Authority or the National Association of Insurance Commissioners), (vii) disclosures in connection with any legal matter, court hearing or case or settlement proceedings involving any dispute of the Obligations, the Facility Documents or any transactions or matter related hereto or thereto, (viii) disclosures to any Loan Party, any Secured Party (or any prospective or potential Secured Party), any Eligible Assignee or any of their Affiliates, and (ix) disclosures permitted by Section 6.17(d); provided that in no event shall any Secured Party be obligated or required to return any materials furnished by any Loan Party or any of its Affiliates or any of their respective agents, representatives, legal counsel or advisors; provided, further, that in in no event shall any Information be disclosed to any Person constituting a Disqualified Lender that becomes a Lender in violation of Section 9.4.

For the purposes of this Section 9.22, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof relating to any Loan Party or its business (other than any such information (A) that is publicly available other than as a result of a breach of this Section 9.22, (B) that is or becomes available to any Secured Party or any of its Affiliates on a non-confidential basis from a source other than the Borrower, (C) that is provided or otherwise made available to any Secured Party (or any Secured Party’s Affiliates) in violation of Section 6.17(d) or is otherwise possessed (or continued to be possessed) by any Secured Party (or any Secured Party’s Affiliates) as a result of a violation of Section 6.17(d)); provided, that such information is clearly identified and marked at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.22 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything to the contrary herein, the Agent or Lender may, at its own expense, place promotional materials on the Internet or World Wide Web in the form of a “tombstone” or otherwise describing the name and logo of the Borrower and its Subsidiaries (or any of them), and the amount, type and closing date of the Transactions. In addition, any Secured Party may disclose the existence of this Agreement and the other Facility Documents and customarily disclosed information about this Agreement and the other Facility Documents to market data collectors, similar service providers to the lending industry, and service providers to the Secured Parties.

Section 9.23        Right of Setoff. Each Secured Party and each of its Affiliates is hereby authorized, without notice or demand (each of which is hereby waived by each Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by any Secured Party or any of its Affiliates to or for the credit or the account of the Borrower or any other Loan Party against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Facility Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender shall exercise any such right of setoff without the prior consent of the Required Lenders. Each Secured Party agrees promptly to notify Agent after any such setoff and application made by such Secured Party or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.23 are in addition to any other rights and remedies (including other rights of setoff) that any Secured Party or any of its Affiliates may have.

Section 9.24        Sharing of Payments, Etc. If any Lender, directly or through any of its Affiliates, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) (and other than pursuant to Section 9.4) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed in accordance with the provisions of the Facility Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been applied in accordance with this Agreement; provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by Applicable Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Loan Party in the amount of such participation.

Section 9.25       Certain Securities Matters. Each of the Loan Parties acknowledges and agrees that none of the Secured Parties or holders of the Securities has been asked to agree, nor has any Secured Party agreed, to desist from purchasing or selling, long and/or short, Stock or other securities of the Borrower, or “derivative” securities or Stock based on Stock or other securities issued by the Borrower or to hold the Securities for any specified term; and no Secured Party nor holder of Securities shall be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction. Each of the Loan Parties further acknowledges and agrees that (a) one or more Secured Parties or holders of Securities may engage in hedging and/or trading activities at various times during the period that the Securities are outstanding, (b) such hedging and/or trading activities, if any, can reduce the value of the Common Shares or other Stock held by the existing holders of Common Shares or other Stock of the Borrower, both at and after the time the hedging and/or trading activities are being conducted; (c) any such hedging and/or trading activities shall not constitute a breach of any Facility Document or affect any of the rights of any Secured Party or holder of Securities under any Facility Document; (d) the issuance of any Conversion Shares may result in dilution of the outstanding Common Shares, which dilution may be substantial under certain market conditions; and (e) the Obligations, including the Borrower’s obligation to issue the Conversion Shares upon conversion of the Convertible Notes, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim any Loan Party may have against any of the Secured Parties and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Borrower.

Section 9.26        Collateral Release.

(a)         At such time as the Secured Obligations have been paid in full (and all commitments of the Lenders to advance Loans hereunder have been terminated) and fully performed, the Collateral shall be automatically released from the Liens created hereby, and the Collateral Documents and all Guarantees and obligations (other than those expressly stated to survive such termination) of each Loan Party and each Secured Party under the Facility Documents shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Loan Parties. At the reasonable written request and sole expense of any Loan Party following any such termination, each Lender party hereto authorizes Agent to and Agent shall promptly deliver to the Loan Parties any Collateral held by Agent under the Facility Documents and execute and deliver to the Loan Parties such documents (including authorization to file UCC termination statements) as the Loan Parties shall reasonably request in writing to evidence such termination.

(b)          If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction expressly permitted hereunder, then the security interest in, and Liens created hereunder on, such Collateral shall be automatically released. The Lenders hereby authorize Agent to and Agent, at the reasonable written request and sole expense of Loan Parties, shall execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable to evince or effectuate the release of the Liens created under the Collateral Documents on such Collateral. A Loan Party shall automatically be released from its obligations hereunder in the event that all the Stock of such Loan Party shall be sold, transferred or otherwise disposed of in a transaction expressly permitted hereunder (in each case, other than to any Loan Parties). The Lenders hereby authorize Agent to and Agent, at the reasonable written request and sole expense of Loan Parties, shall execute and deliver to such Loan Parties all releases or other documents reasonably necessary or desirable to evince or effectuate the release of such Loan Party from its obligations created under the Facility Documents; provided that Borrower shall have delivered to Agent, with reasonable written notice prior to the date of the proposed release, a written request for release identifying the relevant Loan Party and the terms of the sale or other disposition in reasonable detail, including the price thereof and estimated expenses in connection therewith, together with a certification by Borrower stating that such transaction is in compliance with (and is permitted by) the Facility Agreement and the other Facility Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement, including the jury waiver contained herein, to be duly executed as of the first day written above.

BORROWER:

ADC THERAPEUTICS SA,
a Swiss société anonyme

By:	/s/ Christopher Martin
Name:	Christopher Martin
Title:	Chief Executive Officer

OTHER LOAN PARTIES:

ADC THERAPEUTICS (UK) LIMITED,
an English limited liability company

By:	/s/ Michael Forer
Name:	Michael Forer
Title:	Director

ADC THERAPEUTICS AMERICA, INC.,
a Delaware corporation

By:	/s/ Christopher Martin
Name:	Christopher Martin
Title:	Chief Executive Officer

[Signature Page to Facility Agreement]

DEERFIELD PARTNERS, L.P.,
as Agent and a Lender

By:	Deerfield Mgmt, L.P.,
its General Partner

	By:	J.E. Flynn Capital, LLC,
its General Partner

		By:	/s/ David J. Clark
		Name:	David J. Clark
		Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND IV, L.P.,
as a Lender

By:	Deerfield Mgmt IV, L.P.,
General Partner

	By:	J.E. Flynn Capital IV, LLC,
General Partner

		By:	/s/ David J. Clark
		Name:	David J. Clark
		Title:	Authorized Signatory

[Signature Page to Facility Agreement]

ANNEX A

INITIAL CONVERTIBLE LOAN COMMITMENT AND SUBSEQUENT CONVERTIBLE LOAN COMMITMENT

Lender	Initial Convertible Loan Commitment	% of Total Initial Convertible Loan Commitment	Subsequent Convertible Loan Commitment	% of Total Subsequent Convertible Loan Commitment
Deerfield Partners, L.P.	$32,500,000.00	50%	$25,000,000.00	50%
Deerfield Private Design Fund IV, L.P.	$32,500,000.00	50%	$25,000,000.00	50%
Total	$65,000,000.00	100%	$50,000,000.00	100%

ANNEX B

AGREED SECURITY PRINCIPLES

1.	General

(a)
The guarantees and security to be provided pursuant to the Facility Documents will be given in accordance with certain security principles set out in this Annex (the “Agreed Security Principles”). This Annex addresses the manner in which the security principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

(b)
The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and security from Loan Parties in the jurisdictions which it has been agreed Collateral will be granted (the “Security Jurisdictions”). In particular:

(i)
general legal and statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, “thin capitalization” rules, tax restrictions or costs, retention of title claims and similar principles may limit the ability of a Loan Party to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise. If any such limit applies, the guarantees and security provided will be limited to the maximum amount which the relevant Loan Party may provide having regard to applicable law (including any jurisprudence) and subject to fiduciary duties of management and directors (or other governing body) (a security interest will not be required if enforcing such security would expose the directors of the relevant company to a material risk of personal liability) that cannot be mitigated by appropriate guarantee/security limitations). For the avoidance of doubt, if the relevant Loan Party is located in Switzerland, appropriate limitation language will be agreed;

(ii)
certain works council requirements or external body’s consent may be required to enable a Loan Party to provide a guarantee or security. Such guarantee and/or security shall not be required unless such consent has been received provided that commercially reasonable efforts have been used by the relevant Loan Party to obtain the relevant consent;

(iii)
a key factor in determining whether or not a guarantee or security shall be taken is the applicable cost (including but not limited to adverse effects on interest deductibility and stamp duty, notarization and registration fees), which shall not be materially disproportionate to the benefit to the Secured Parties of obtaining such guarantee or security as determined by the Borrower and the Required Lenders;

(iv)
unless granted under a global security document governed by the law of the jurisdiction of incorporation of the Borrower or under New York law, all security (other than share security over its subsidiaries that are Guarantors) shall be governed by the law of, and secure assets located in, the jurisdiction of incorporation of such Loan Party or, to the extent applicable, any jurisdiction in which a Loan Party is incorporated (a “Covered Jurisdiction”);

(v)	no perfection action will be required in jurisdictions other than Covered Jurisdictions;

(vi)
the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is materially disproportionate to the level of such fee, taxes and duties;

(vii)
where there is material incremental cost involved in creating security over all assets owned by Loan Party in a particular category, the principle stated in paragraph (b)(iii) above shall apply and, subject to the Agreed Security Principles, only the material assets in that category shall be subject to security;

(viii)
it is acknowledged that in certain jurisdictions it may be either impossible or impractical to grant guarantees or create security over certain categories of assets, in which event such guarantees will not be taken and security will not be taken over such assets;

(ix)
other than as agreed between the Borrower and the Agent (each acting reasonably), any assets subject to a legal requirement, contracts, leases, licenses or third party arrangements which may prevent or condition those assets from being charged (or assets which, if charged or otherwise secured, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to the relevant Loan Party in respect of those assets or which require the relevant Loan Party to take any action materially adverse to the interests of the Loan Party or any member thereof) will be excluded from any relevant security document; provided that no such right shall have been agreed to for the purposes of avoiding the application of this clause (ix);

(x)
to the extent legally possible, all security shall be given in favor of the Agent as one set of security and not the Secured Parties individually unless required by local law (e.g., in the case of accessory security under Swiss law). “Parallel debt” provisions will be used where necessary and such provisions will be contained in the Agreement or the relevant intercreditor agreement, if applicable, and not the individual security documents unless required under local laws or such security documents are entered into after the date of the Agreement;

(xi)
to the extent possible under Applicable Law (but otherwise without limitation of the provisions of the Facility Documents), there should be no action required to be taken in relation to the guarantees or security when any Lender assigns or transfers any of its participation in the Loans to a new Lender;

(xii)
information, such as lists of assets, will be provided if and only to the extent, required by local law to perfect or register the relevant security interests or customary to be provided in the relevant market and, unless required by local law more frequently, will be provided annually or on the request of the Agent (acting reasonably) following the occurrence of an Event of Default which is continuing;

(xiii)	no title investigations will be required and no title insurance will be required;

(xiv)
no security will be required over the assets of Permitted Joint Ventures, and no Permitted Joint Venture will be required to provide a guarantee; provided that security will be required over the Stock of Permitted Joint Ventures owned by a Loan Party;

(xv)	no security will be required over hedging agreements; and

(xvi)	no security will be taken over any Excluded Assets or the Excluded Accounts.

(c)
Each security document and guarantee will contain a clause which records that if there is a conflict and/or inconsistency between such security document or guarantee and the Agreement then (to the extent that it does not affect the validity of the security interest or guarantee) the provisions of the Agreement shall control, and take priority over, the provisions of such security document or guarantee.

2.	Terms of Collateral Documents

The following principles will be reflected in the terms of any security taken as part of this transaction:

(a)
Security granted pursuant to the laws of Switzerland will not be enforceable until an Event of Default which has been accelerated in accordance with the terms of the Facility Documents (“Declared Default”) has occurred.

(b)
Prior to (i) the occurrence of a Declared Default, if a Loan Party grants security over its bank accounts located in Switzerland; or (ii) the occurrence of an Event of Default which is continuing, if a Loan Party grants security over its bank accounts located in England and Wales, it shall be free to deal with those accounts in the course of its business. If required by local law to perfect the Lien on such bank accounts located in Switzerland and England and Wales, the security notice of the security will be served on the account bank within 10 Business Days of the security being granted and the Loan Party shall use its commercially reasonable efforts to obtain an acknowledgement of that notice within 20 Business Days of service. If the Loan Party has used its commercially reasonable efforts but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement or acceptance shall cease on the expiry of that 20 Business Day period. Any security over bank accounts in Switzerland and England and Wales shall be subject to any prior security interests in favor of the account bank which are created either by law or in the standard terms and conditions of the account bank and that secure. The notice of security may request these are waived by the account bank but the Loan Party shall not be required to change its banking arrangements if these security interests are not waived or only partially waived. For the avoidance of doubt, no notice shall be required to be delivered in respect of bank accounts opened in England and Wales after the date the security was entered into unless an Event of Default has occurred and is continuing.

(c)
Notification of receivables security to debtors in Switzerland will only be given if a Declared Default has occurred other than in respect of any shareholder loan receivables, intra-group receivables, report provider and insurance receivables only, if such notification is required by applicable local law to create Collateral or customary in the relevant market.

(d)
If required by local law to perfect the security or to exclude the possibility that the debtor pays to the relevant Loan Party with discharging effect, notice of the security will be served on the receivables and insurance provider within 10 Business Days of the security being granted and the relevant Loan Party shall use its reasonable endeavors to obtain an acknowledgement of that notice within 20 Business Days of service. If the relevant Loan Party has used its reasonable endeavors but has not been able to obtain acknowledgement, its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period.

(e)
The provisions of the security documents should not contain any additional or extension of representations or undertakings set out in the Facility Agreement (such as, without limitation, in respect of title, insurance, information or the payment of costs) or provisions for default or penalty interest, tax gross-up or any indemnities unless these are representations or covenants required for the creation or perfection of the security or as otherwise agreed by the relevant Loan Party and the Agent acting reasonably.

(f)
In respect of the share pledges governed by the laws a Covered Jurisdiction, until, in respect of Swiss security, a Declared Default has occurred or, in respect of English security, an Event of Default has occurred and is continuing, the pledgors shall be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the pledgors should be permitted to pay dividends upstream on pledged shares to the extent not prohibited under the Agreement.

(g)
Only the Agent (or its designee) should be able to exercise any power of attorney granted to it under the security documents following the occurrence of an Event of Default (or Declared Default with respect to Swiss law) or material failure to comply with a further assurance or perfection obligation within any grace period applicable thereto, but only to the extent necessary to comply with such further assurance or perfection obligation.

(h)
Only the Agent (or its designee) shall be obligated, and shall have the right under the Agreement and the relevant security document, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, and such agent shall only exercise any remedies in accordance with the instructions of Required Lenders.

(i)
The security documents should not operate so as to prevent transactions which are not prohibited under the Facility Documents and should not require additional consents or authorizations other than consents or authorizations required under Applicable Law in order to protect or preserve the validity, enforceability or ranking of the Collateral created thereunder.

(j)	The Collateral Documents will not contain any provisions with respect to the incurrence of interest on any Obligations, all of which shall be covered by the Agreement.

3.	Guarantees/Security

(a)
Subject to the due execution of all relevant security documents, completion of relevant perfection formalities, payment of all registration fees and documentary taxes, any other rights arising by operation of law, obtaining any relevant legal opinions and subject to any qualifications which may be set out in the Agreement and any relevant legal opinions obtained and subject to and in accordance with the requirements of the Agreed Security Principles, the Agent shall:

(i)
receive the benefit of (i) an upstream, cross-stream and downstream guarantee from each Loan Party and (ii) security granted over the material assets of each Loan Party to secure all its liabilities under the Facility Documents; and

(ii)
(in the case of those security documents creating pledges or charges over shares in an Loan Party) obtain a first priority valid charge or analogous or equivalent security to the extent possible (subject to liens permitted under the Agreement to be prior to such liens) over all of the shares in issue at any time in that Loan Party which are owned by another Loan Party. Such security documents shall be governed by the laws of the jurisdiction in which such Person whose shares are being pledged is formed.

(b)
The guarantees and security to be granted by the Loan Parties shall be granted upon the relevant Loan Party acceding to the Agreement as a Loan Party and in accordance with the timeframes set out in the relevant Facility Documents or as otherwise agreed between the Borrower and the Agent (acting reasonably).

(c)
No Permitted Joint Venture shall be required to accede as Guarantor or to grant Collateral (provided that a Loan Party shall be obligated to pledge the Stock it owns in a Permitted Joint Venture). A Subsidiary shall not be required to accede as a Guarantor and grant Collateral if it is not within the legal capacity of that Subsidiary or if it would conflict with the fiduciary duties of their directors or contravene any applicable legal or regulatory prohibition or result in a risk of personal or criminal liability on the part of any officer or director (other than to the extent that replacement of such officer or director with another person would eliminate such risk).

(d)	Security will be given:

(i)	over the shares in a Loan Party by another Loan Party and over the shares in a Permitted Joint Venture by a Loan Party;

(ii)	by the Borrower over:

(A)
insurance receivables and tax receivables (the latter to the extent such receivables are assignable under Swiss tax law and the relevant representation in the assignment agreement can be given by the relevant Loan Party);

(B)	Intellectual Property; and

(C)	bank accounts.

in each case in accordance with, and subject to, the requirements of the Agreed Security Principles in the relevant jurisdiction of the Borrower.

4.	Release of Security

Unless required by local law, the circumstances in which the security shall be released should not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Agreement or any relevant intercreditor agreement, as applicable.

5.	Release and Reassignment

(a)
Any receivables assigned under any Swiss Collateral Document and not foreclosed pursuant to the terms of the applicable Swiss Collateral Document shall be released by the Agent from the respective assignment and reassigned by the Agent to the respective Assignor (as defined in the respective Swiss Collateral Document) at the sole cost, expense and risk of the Loan Parties, if and when (i) all Secured Obligations (as defined in the respective Swiss Collateral Document) have been paid in full or (ii) such release is otherwise expressly required under the Facility Agreement.

(b)
The Agent will not make, and shall not be deemed to have made, any representation or warranty, whether express or implied, with respect to the receivables that will be reassigned under this Section 5, except a representation that such receivables are free, and clear, on such date, of the Lien of the Agent securing the Obligations, which representation shall be made without recourse to the Agent or any Secured Party.

Exhibit J

Agreed Subordination Terms

1.
Definitions. Capitalized terms used in this Exhibit J without being defined in this Exhibit J have the respective meanings given to them in the Facility Agreement to which this Exhibit J is attached. As used in this Exhibit J, the following terms have the meanings given to them below:

“Enforcement Action” means (a) to take from or for the account of any Loan Party or any other Person (other than in connection with the sale, assignment, disposal or transfer of all or any portion of the Subordinated Debt to a Person (other than an Loan Party or any other Affiliate) in accordance with Section 6 below), by set-off or in any other manner, the whole or any part of any moneys that may then or thereafter be owing by any Loan Party with respect to the Subordinated Debt, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against any Loan Party or any other Person to (i) enforce payment of or to collect the whole or any part of the Subordinated Debt or (ii) commence judicial enforcement of any of the rights and remedies under the Subordinated Debt Documents or applicable law with respect to the Subordinated Debt, including, without limitation, the commencement of a Proceeding, (c) to accelerate the Subordinated Debt, (d) to exercise any put option or to cause any Loan Party to honor any redemption or mandatory prepayment obligation under any Subordinated Debt Document, (e) to notify account debtors or directly collect accounts receivable or other payment rights of any Loan Party, (f) to take any action under the provisions of any state or federal law, including, without limitation, the UCC, or under any contract or agreement, to, with respect to the Subordinated Debt, enforce, foreclose upon, take possession of or sell any property or assets of any Loan Party or any other Person, (g) to take or attempt to take a security interest or Lien (or obtain a judgment or other Lien) over any property or assets of any Loan Party or any of its Subsidiaries, (h) to convert or otherwise exchange any of the Subordinated Debt for any type of Disqualified Stock, or (i) to exercise in any other manner any rights or remedies with respect to the Subordinated Debt set forth in any Subordinated Debt Document or that otherwise might be available to any Subordinated Creditor at law, in equity, pursuant to judicial proceeding or otherwise; provided, however, that the term “Enforcement Action” shall not include (a) the taking of an action to seek or obtain specific performance or injunctive relief to compel any Person to comply with any information reporting obligations under the Subordinated Debt so long as such action does not contravene the provisions of any of the foregoing clauses of this paragraph or (b) (but without limitation of provisions of clause 4(b) below) the filing of a proof of claim or taking of any other action to preserve the claims of a Subordinated Creditor, to the extent not requiring payment of the Subordinated Debt prior to the Payment in Full of the Senior Debt.

“payment in full,” “paid in full” and words of similar import shall have the meanings ascribed to them in Section 1.2 of the Facility Agreement.

“Permitted Subordinated Debt Payments” means, so long as no Event of Default has occurred and is continuing, regularly scheduled payments of interest and royalty payments on the Subordinated Debt (at the times and in the amounts (and in the types (e.g., cash vs. paid in-kind)) in effect as of the date of the Subordination Agreement and without giving effect to any default interest, late payment interest or fees or other amounts that are triggered upon the occurrence of a certain event occurring (e.g., a default or event of default)) due and payable on a non-accelerated and non-default basis in accordance with the Subordinated Debt Documents as in effect on the date of the Subordination Agreement or as modified in accordance with the terms of the Subordination Agreement.

“Reorganization Subordinated Securities” means any (a) unsecured notes or other unsecured debt securities issued in substitution of all or any portion of the Subordinated Debt that are subordinated, including in right of payment, to the Senior Debt (or any notes or other securities issued in substitution of all or any portion of the Senior Debt) at least to the same extent that the Subordinated Debt is subordinated to the Senior Debt pursuant to the terms of the Subordination Agreement, and (b) Restructure Equity Securities; provided that such securities have, in each case under clauses (a) and (b) above, maturities and other terms no less advantageous to the Loan Parties and Senior Holders than the terms contained in the Subordinated Debt Documents and those that could be included in the Subordinated Debt Documents by an amendment or other modification that would not be prohibited by the terms of this Agreement.

“Restructure Equity Securities” means any Stock of any Person consented to by the Required Lenders under the Facility Documents (including consent by approving any plan of reorganization, composition, arrangement or similar plan providing for such issuance) which do not contain mandatory redemption cash payment obligations or require cash dividend payments or distributions until one year and one day after the Payment in Full of the Senior Debt (or any notes or other securities issued in substitution of all or any portion of Senior Debt).

“Senior Debt” means the Obligations, including, without limitation, all loans, interest, Make Whole Amount, Exit Charge, other charges, expenses, indemnities, reimbursement obligations and other obligations under the Facility Documents, in each instance, whether before or after the commencement of a Proceeding and without regard to whether or not an allowed claim, together with any amendments, restatements, increases, modifications, renewals or extensions of any thereof.

“Senior Holder” means any holder of Senior Debt and, in any event, Agent, including, without limitation, each Lender and each other Secured Party, together with each such Person’s successors and assigns.

“Subordinated Creditor” means each Subordinated Creditor that is signatory to a Subordination Agreement and any other holder of the Subordinated Note or any other Subordinated Debt from time to time, including, without limitation, any [“Holder”] (as defined in the Subordinated Note), together with each such Person’s successors and assigns.

“Subordinated Debt” means all of the obligations and liabilities of the Loan Parties to the Subordinated Creditors evidenced by the Subordinated Note and all other amounts and other obligations and liabilities now or hereafter owed by Obligors to the Subordinated Creditors pursuant to the Subordinated Debt Documents, together with any amendments, restatements, increases, modifications, renewals or extensions of any thereof in accordance with (and to the extent not prohibited by) the terms of the Subordination Agreement.

“Subordinated Debt Documents” means the Subordinated Note and all other documents, instruments and agreements evidencing, securing or pertaining to any portion of the Subordinated Debt, as amended, supplemented, restated, replaced, refinanced or otherwise modified from time to time to the extent not prohibited by the Subordination Agreement.

“Subordinated Note” means the promissory note or other document evidencing the Subordinated Debt.

“Subordination Agreement” means the agreement between the Agent, the Loan Parties and the Subordinated Creditors giving effect to the terms of this Exhibit J.

2.
Subordination. The payment of any and all of the Subordinated Debt shall be expressly subordinated in right of time and payment to the Payment in Full of the Senior Debt. Each Senior Holder, whether then outstanding or existing or thereafter arising or existing, shall be deemed to have acquired Senior Debt in reliance upon the subordination provisions.

3.
Restrictions on Payments. Until one year and one day after all of the Senior Debt is paid in full, no payment, delivery or distribution (whether made in cash, securities or other property or assets or by set-off or recoupment) of principal, interest, fees or any other amount due with respect to the Subordinated Debt or under any Subordinated Debt Document shall be made, paid, delivered or received, in each case, other than Permitted Subordinated Debt Payments. Amounts due under the Subordinated Debt Documents pursuant to the terms thereof may accrue even if not permitted to be paid pursuant to the terms hereof.

4.	Proceedings. In the event of a Proceeding:

(a)
All Senior Debt first shall be paid in full before any payment or distribution (whether made in cash, securities or other property) of or with respect to the Subordinated Debt shall be made (other than a distribution of Reorganization Subordinated Securities if Subordinated Creditors and Agent shall have entered into such supplements (or modifications) to the Subordination Agreement as Agent may request to reflect the continued subordination of the Reorganization Subordinated Securities to the Senior Debt to the same extent as provided herein).

(b)
Any payment or distribution that would otherwise, but for the terms hereof, be payable, distributed or deliverable in respect of the Subordinated Debt (other than a distribution of Reorganization Subordinated Securities if Subordinated Creditors and Agent shall have entered into such supplements (or modifications) to the Subordination Agreement as Agent may request to reflect the continued subordination of the Reorganization Subordinated Securities to the Senior Debt to the same extent as provided herein), shall be paid or delivered directly to Agent (to be held and/or applied by Agent to the repayment of any and all then outstanding Senior Debt in accordance with the terms of the Facility Agreement) until all Senior Debt is paid in full, and each Subordinated Creditor shall irrevocably authorize, empower and direct all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and deliveries, and each Subordinated Creditor shall also irrevocably authorize, empower and direct Agent and the other Senior Holders to demand, sue for, collect and receive every such payment or distribution.

(c)
Each Subordinated Creditor shall agree (i) not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt or any Liens and security interests securing the Senior Debt and (ii) execute and deliver to Agent and the other Senior Holders or their agents and representatives all such further documents, instruments and agreements confirming the authorization referred to in the foregoing clause (b).

(d)
Each Subordinated Creditor shall agree to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Debt requested by Agent or any other Senior Holder in connection with any such Proceeding and shall irrevocably authorize, empower and appoint Agent (or its designee) (for the benefit of the Senior Holders) as its agent and attorney-in-fact to (i) execute, verify, deliver and file such proofs of claim upon the failure of such Subordinated Creditor promptly to do so (and in any event prior to fifteen (15) days before the expiration of the time to file any such proof) and (ii) vote such claim in any such Proceeding upon the failure of such Subordinated Creditor to do so prior to five (5) days before the expiration of time to vote any such claim; provided that Agent shall have no obligation to execute, verify, deliver, and/or file any such proof of claim and/or vote any such claim. In the event that Agent votes any claim in accordance with the authority to be granted hereby, no Subordinated Creditor shall be entitled to change or withdraw such vote.

(e)
The Senior Debt shall continue to be treated as Senior Debt and the provisions of the Subordination Agreement shall continue to govern the relative rights and priorities of Senior Holders and Subordinated Creditors even if all or part of the Senior Debt or the Liens securing the Senior Debt are subordinated, set aside, avoided or disallowed in connection with any Proceeding.

(f)
The Subordination Agreement shall be applicable both before and after the filing of any petition by or against any Loan Party or any of its Subsidiaries under the Bankruptcy Code or any other Proceeding and all converted or succeeding cases in respect thereof, and all references herein to any Loan Party or any of its Subsidiaries shall be deemed to apply to the trustee for such Loan Party or Subsidiary and such Loan Party or Subsidiary as a debtor-in-possession. The relative rights of the Agent and the Senior Holders in respect of any Collateral or proceeds thereof shall continue after the filing of such petition on the same basis as prior to the date of such filing. The subordination agreement shall constitute a “subordination agreement” for the purposes of Section 510(a) of the Bankruptcy Code and shall be enforceable in any Proceeding in accordance with its terms.

(g)
If any Loan Party or Loan Parties shall become subject to a Proceeding and such Loan Party or Loan Parties as debtor(s)-in-possession (or a trustee appointed on behalf of such Loan Party or Loan Parties) shall move for either approval of financing (“DIP Financing”) to be provided by one or more of the Senior Holders (or to be provided by any other Person or group of Persons with the consent of the Required Lenders) under Section 364 of the Bankruptcy Code or the use of cash collateral with the consent of the Senior Holders under Section 363 of the Bankruptcy Code, each Subordinated Creditor shall agrees as follows: (i) adequate notice to such Subordinated Creditor for such DIP Financing or use of cash collateral shall be deemed to have been given to such Subordinated Creditor if such Subordinated Creditor receives notice in advance of the hearing to approve such DIP Financing or use of cash collateral on an interim basis and at least five days in advance of the hearing to approve such DIP Financing or use of cash collateral on a final basis, (ii) such DIP Financing (and any Senior Debt which arose prior to the Proceeding) may be secured by Liens on and security interests in all or a part of the assets or property of the Loan Parties which shall be superior in priority to the Liens on and security interests in the assets of the Loan Parties held by any other Person, and (iii) such Subordinated Creditor shall not contest or oppose in any manner any such DIP Financing, cash collateral use or adequate protection provided to the Agent and the Senior Holders, and such Subordinated Creditor shall be deemed to have waived any objections to such adequate protection, DIP Financing or cash collateral use.

(h)	In any Proceeding, no Subordinated Creditor may seek any interest in any of the Collateral or any other assets or property of any Loan Party or any of its Subsidiaries.

(i)
Each Subordinated Creditor shall agree that it will not object to or oppose a Disposition of any Collateral, assets or property of any Loan Party or any of its Subsidiaries securing the Senior Debt (or any portion thereof) free and clear of Liens, security interests or other claims under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code, if the Senior Holders have consented to such Disposition of such Collateral, assets or property of any Loan Party or any of its Subsidiaries. Each Subordinated Creditor shall waive any claim it may then or thereafter have arising out of the Agent’s and/or any of the Senior Holders’ election in any proceeding instituted under Chapter 11 of the Bankruptcy Code of the application of Section 1111(b)(2) of the Bankruptcy Code. Each Subordinated Creditor shall agree not to initiate or prosecute or join with any other Person to initiate or prosecute any claim, action or other proceeding (i) challenging the enforceability of the Agent’s and any Senior Holders’ claims as fully secured claims with respect to all or part of the Senior Debt or for allowance of any Senior Debt (including those consisting of post-petition interest, fees or expenses) or opposing any action by the Agent or any of the Senior Holders to enforce their rights or remedies arising under the Facility Documents in a manner that is not prohibited by the terms of the Subordination Agreement, (ii) challenging any Secured Party’s right to credit bid the Senior Debt, (iii) challenging the enforceability, validity, priority or perfected status of any Liens on or security interests in Collateral, assets or property securing the Senior Debt under the Facility Documents, (iv) seeking to lift the automatic stay to the extent that such action is opposed by the Agent or any of the Senior Holders or (iv) opposing a motion by the Agent or any of the Senior Holders to lift the automatic stay.

(j)
To the extent that the Agent and/or any Senior Holders receive payments on the Senior Debt or proceeds of Collateral for application to the Senior Debt which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Bankruptcy Law, common law, equitable cause or otherwise (and whether as a result of any demand, settlement, litigation or otherwise) (each an “Avoidance”), then to the extent of such payment or proceeds received, such Senior Debt, or part thereof, intended to be satisfied by such payment or proceeds shall be revived and continue in full force and effect as if such payments or proceeds had not been received by the Agent and the Senior Holders, and the Subordination Agreement, if theretofore terminated, shall be reinstated in full force and effect as of the date of such Avoidance, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien or security interest priorities and the relative rights and obligations of the Agent, the Senior Holders and the Subordinated Creditors provided for therein with respect to any event occurring on or after the date of such Avoidance. Each Subordinated Creditor shall agree that it shall not be entitled to benefit from any Avoidance, whether by preference or otherwise, it being understood and agreed that the benefit of such Avoidance otherwise allocable to such Subordinated Creditor shall instead be allocated and turned over for application in accordance with the priorities set forth in Subordination Agreement.

(k)
The Subordinated Creditors shall agree that they shall not (i) seek in any Proceeding to be treated as part of the same class of creditors as the Agent and the Senior Holders and (ii) oppose any pleading or motion by the Agent and/or the Senior Holders for the Agent and the Senior Holders and the Subordinated Creditor to be treated as separate classes of creditors. Notwithstanding the foregoing, if it is held that the Senior Debt and the Subordinated Debt constitute only one claim (rather than separate classes of senior and junior claims), then each Subordinated Creditor shall acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior claims against the Loan Parties and their Subsidiaries (and their assets and property), with the effect being that, to the extent that the aggregate value of the Collateral exceeds the amount of the Senior Debt, the Agent and the Senior Holders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, and fees, costs and charges incurred subsequent to the commencement of the applicable Proceeding before any distribution is made in respect of any of the claims held by the Subordinated Creditors. Each Subordinated Creditor shall acknowledge and agree to forthwith turn over to the Agent and the Senior Holders amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of the preceding sentence, even if such turnover has the effect of reducing the claim or recovery of any of the Subordinated Creditors.

(l)
Each Subordinated Creditor shall waive all rights provided to an unsecured creditor in any Proceeding or otherwise. In any Proceeding, the Agent and the Senior Holders may take any action, file any pleading, appear in such Proceeding and exercise rights and remedies, in each case, whether as a secured creditor, unsecured creditor or otherwise.

5.
Incorrect Payments; Payments Due on Same Day. If any payment or distribution (whether made in cash, securities or other property or assets) not permitted under the Subordination Agreement is received by any Subordinated Creditor, such payment shall not be commingled with any asset of such Subordinated Creditor, shall be held in trust by such Subordinated Creditor for the benefit of Senior Holders and shall be immediately paid over to Agent, or its designated agent or representative, for application (in accordance with the Facility Agreement) to the payment of the Senior Debt then remaining unpaid, until all of the Senior Debt is paid in full. In the event that (a) a payment of any portion of the Senior Debt is due on the same day as a payment with respect to any Subordinated Debt is due, (b) a Loan Party defaults in the payment of such Senior Debt and (c) payment or distribution is made in respect of such Subordinated Debt, then, if a written notice of such Senior Debt payment default is received by a Subordinated Creditor after the date on which the payment of such Senior Debt is due, the Subordinated Creditors shall not be entitled to retain any such payment or distribution and such payment or distribution shall be immediately paid over to the Agent (for the benefit of the Senior Holders) in accordance with the provisions of this Section 5 upon a Subordinated Creditor’s receipt of such written notice.

6.
Sale, Disposition, Transfer. No Subordinated Creditor shall sell, assign, Dispose of or otherwise transfer all or any portion of the Subordinated Debt (or any participation in any Subordinated Debt) to (a) any Loan Party or any of its Affiliates or Subsidiaries or (b) any other Person, unless, with respect to this clause (b) only, prior to (or concurrent with) the consummation of any such action, the transferor and transferee thereof shall execute and deliver to Agent a joinder to the Subordination Agreement in form and substance acceptable to Agent or a separate subordination agreement on substantially the same terms as the Subordination Agreement. Any prohibited sale, assignment, Disposition or transfer shall be absolutely void ab initio. Notwithstanding the failure to execute or deliver any such agreement, the subordination effected by the Subordination Agreement shall survive any sale, assignment, Disposition or other transfer of all or any portion of the Subordinated Debt, and the terms of the Subordination Agreement shall be binding upon the successors and assigns of each Subordinated Creditor.

7.	Legends. Until the Senior Debt is paid in full, each Subordinated Debt Document shall at all times contain in a conspicuous manner the following legend:

“This [Promissory Note] [other Subordinated Debt Document] and the indebtedness and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement dated as [●], 20[●] (as amended, restated, supplemented or otherwise modified from time to time, the “Subordination Agreement”) by and among ADC Therapeutics, SA, a Swiss société anonyme, ADC Therapeutics (UK) Limited, an English company, ADC Therapeutic America, Inc., a Delaware corporation, the other “Loan Parties” from time to time parties thereto, [●] and the other “Subordinated Creditors” from time to time parties thereto, and Deerfield Partners, L.P., as Agent, to the Senior Debt (as defined in the Subordination Agreement); and each holder of this [Promissory Note] [other Subordinated Debt Document] (and the indebtedness and obligations evidenced hereby), by its acceptance hereof, shall be bound by the terms and provisions of the Subordination Agreement. Notwithstanding anything to the contrary herein, in the event of any conflict between the terms and provisions of the Subordination Agreement, on the one hand, and this [Promissory Note] [other Subordinated Debt Document], on the other hand, the terms and provisions of the Subordination Agreement shall govern and control.”

8.	Modification of Subordinated Debt Documents; Restriction on Action by Subordinated Creditors; Agreement Not to Contest by Subordinated Creditors. The Subordinated Creditors shall agree as follows:

(a)
Until the Senior Debt is paid in full and notwithstanding anything contained in the Subordinated Debt Documents, the Facility Agreement, the other Facility Documents to the contrary, no Subordinated Creditor agree to any amendment, modification or supplement to any Subordinated Debt Document that increases the principal amount or shorten the maturity date of any Subordinated Debt or that is adverse in any manner to the interests of the Agent or any other Senior Holder unless expressly permitted under the Facility Agreement.

(b)	Until the Senior Debt is paid in full, no Subordinated Creditor shall, without the prior written consent of Agent and all other Senior Holders, take any Enforcement Action.

(c)
Until the Senior Debt is paid in full, (i) any Liens of Subordinated Creditors in the Collateral that may exist in breach of each Subordinated Creditor’s agreement pursuant to Section 9 below shall be, and shall thereby be, subordinated for all purposes and in all respects to the Liens of Agent (on behalf of the Senior Holders) in the Collateral, regardless of the time, manner or order of perfection of any such Liens, and (ii) any guarantee or other credit support by any Subsidiary of the Borrower that is not a “Loan Party” under the Facility Agreement or the other Facility Documents that may exist in breach of each Subordinated Creditor’s agreement pursuant to Section 9 below shall be, and shall thereby be, subordinated for all purposes and in all respects to the payments and distributions and other Obligations owed to (or for the benefit of) the Agent and the other Senior Holders, and such Person shall immediately and automatically become a Guarantor and a Loan Party, and such Person shall grant Liens in favor of the Agent (for the benefit of the Senior Holders) in all of its property and assets that constitute Collateral, under the Facility Documents and such Person shall execute and deliver all agreements, instruments and documents and take such other actions requested by any Senior Holder to effectuate the foregoing. In the event that any Subordinated Creditor obtains any Liens in the Collateral (or any guarantees or other credit support in respect of the Subordinated Debt from any Subsidiary of the Borrower that is not a Loan Party) in violation of Section 9 below, the Subordinated Creditors (A) shall (or shall cause their agent to) promptly execute and/or deliver to Agent such termination statements and releases as Agent shall request to effect the release and termination of any such Liens of such Subordinated Creditor in such Collateral (and any such guarantees, loan parties, obligors and/or other liable Persons) and (B) shall be deemed to have authorized Agent to file any and all termination statements and releases required or requested by Agent or any Senior Holder in respect of any such Liens (and any such guarantees, loan parties, obligors and/or other liable Persons). In furtherance of the foregoing, each Subordinated Creditor shall irrevocably appoint Agent its attorney-in-fact, with full authority in the place and stead of such Subordinated Creditor and in the name of such Subordinated Creditor or otherwise, to execute and deliver any document, instrument or agreement (and to take any action) which such Subordinated Creditor may be required or requested to execute, deliver or take pursuant to this clause (c).

(d)
None of the Subordinated Creditors will contest, or support any Person in contesting, directly or indirectly, in any proceeding (including a Proceeding) the validity, enforceability, perfection, characterization or priority of any Obligations or any Lien securing or purportedly securing an Obligation or will make any claim or argument of equitable subordination with respect to any of the Obligations or any of the Liens granted on the Collateral securing the Obligations.

9.
No Contest of Senior Debt, Guarantees or Liens; No Security or Guarantees, Etc. for Subordinated Debt. Each Subordinated Creditor shall agree that it will not, and will not encourage any other Person to, at any time, (a) contest the validity, perfection, priority or enforceability of the Senior Debt or guarantees related thereto or Liens in the Collateral granted to Agent pursuant to the Facility Agreement, the other Facility Documents or (b) prior to Payment in Full of the Senior Debt, accept or take any collateral security for the Subordinated Debt. Until the Senior Debt is paid in full, each Subordinated Creditor shall agree not to (and not to permit any other Person on its behalf to) take (and each Loan Party shall agree not to (and not to permit any of its controlled Affiliates to) provide) (i) any Liens in the Collateral or any other property or assets of any Loan Party, its Affiliates or any other Person in respect of the Subordinated Debt or otherwise, or (ii) any guarantee or the provision of any other credit support from any Subsidiary of the Borrower that is not a Loan Party under the Facility Agreement or the other Facility Documents or to have any such Person that is not a Loan Party under the Facility Documents incur credit support obligations thereunder to a greater extent than those under the Subordinated Debt Documents.

10.
Governing Law. Except to the extent mandatorily required by Applicable Law, each Subordination Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made ad performed in that state.

11.
Submission to Jurisdiction, Etc. Each Subordinated Credit shall expressly consent and agree to the exclusive jurisdiction of the Commercial Division, New York State Supreme Court and the Federal Courts, in each case, sitting in the City of New York, Borough of Manhattan (and in each case, the applicable state and federal appeals courts sitting in the city of New York, or, if not available or applicable, in the State of New York, and each Subordinated Credit shall waive any objection that it may have based upon lack of person jurisdiction, improper venue or forum non conveniens. Each Subordinated Creditor shall consent to the granting of such legal or equitable relief as is deemed appropriate by such courts. Each Subordinated Credit shall waive personal service of the summons, complaint and other process issued in any such action or suit and shall agree that service of such summons, complaint and other proceeds may be made by registered or certified mail addressed to such Subordinated Creditor at the notice address provided for in the Subordination Agreement.

12.
Waiver of Jury Trial. Each Subordinated Creditor shall waive all right to trial by jury in any action, suit or proceeding brought to resolve any dispute, whether sounding in contract, tort or otherwise, among Agent and/or any Senior Holder, any Subordinated Creditors and/or any Loan Party arising out of, connected with, related to, or incidental to the relationship established among them in connection with the Subordination Agreement and the transactions related thereto.

13.
Waiver of Consolidation. Each Subordinated Creditor shall acknowledge and agree that (a) the Loan Parties and their Subsidiaries are each separate and distinct entities and Persons; and (b) such Subordinated Creditor will not at any time insist upon, plead or seek advantage of any substantive consolidation, piercing the corporate veil or any other order or judgment that causes an effective combination of the property, assets, obligations and/or liabilities of the Loan Parties and any of their Subsidiaries in any case or proceeding under the Bankruptcy Code or other Proceeding.